UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Noble Energy, Inc.

(Name of Registrant as Specified in its Charter)

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UNIQUE. BY DESIGN.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

TUESDAY, APRIL 23, 2013
9:30 AM LOCAL TIME
THE WOODLANDS WATERWAY MARRIOT HOTEL & CONVENTION CENTER
1601 LAKE ROBBINS DRIVE, THE WOODLANDS, TEXAS 77380

noble energy

Dear Stockholder:

I hope you will join Noble Energy’s Board of Directors, executive management team, employees and alumni at our 2013 Annual Meeting of Stockholders. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

This year’s Proxy Statement has been redesigned to simplify and more effectively explain the matters to be addressed at our Annual Meeting. You will see several enhancements in how we present information to you about our Board nominees, corporate governance practices and executive compensation program. To begin with, we have included a summary starting on page iii that provides highlights of the detailed information contained elsewhere in the Proxy Statement. My fellow Board members and I feel that it is important to provide you with the information you are looking for about the Company in a way that is easy to access and understand.

We have enhanced the Compensation Discussion and Analysis that begins on page 34 to better show how our executives’ pay is linked to performance and more clearly explain our executive compensation program. You will also find detailed information about the qualifications of our director candidates, and why we believe they are the right people to represent you, starting on page 15.

Your vote is very important to us and our business. Prior to the meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting, so that your shares will be represented and voted at the meeting. Instructions on how to vote are found beginning on page 2.

I hope to see you at the meeting. Thank you for being a stockholder and for the trust you have shown in Noble Energy.

March     , 2013

Charles D. Davidson

Chairman of the Board and

Chief Executive Officer

i

Noble Energy, Inc. 2013 Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 23, 2013

The Annual Meeting of Stockholders of NOBLE ENERGY, INC. (the “Company”) will be held on Tuesday, April 23, 2013 at 9:30 a.m. local time at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, for the following purposes:

1.	To elect the ten nominees as members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders;

2.	to ratify the appointment of the independent auditor by the Company’s Audit Committee;

3.	to approve, in a nonbinding advisory vote, the compensation of the Company’s Named Executive Officers;

4.	to approve an amendment and restatement of the Company’s 1992 Stock Option and Restricted Stock Plan to increase the number of shares authorized for issuance under the plan from 31,000,000 to 35,800,000;

5.	to approve an amendment to the Company’s Certificate of Incorporation to establish Delaware as the exclusive forum for resolving derivative and certain other disputes;

6.	to approve an amendment to the Company’s By-Laws to (a) clarify that broker non-votes and abstentions count toward a quorum but are not considered a vote for or against a proposal, (b) allow the Board of Directors to fix separate record dates for determining stockholders entitled to notice of, and to vote at, meetings and (c) increase the age after which directors will not be eligible to be nominated for election from 70 to 75 years; and

7.	to transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has set March 6, 2013 as the record date for the meeting. This means that holders of record of shares of common stock of the Company as of the close of business on that date are entitled to receive this notice of the meeting and vote at the meeting and any adjournment or postponement of the meeting.

A complete list of the stockholders will be available for examination at the offices of the Company in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available to stockholders at the meeting.

March     , 2013

Houston, Texas

By Order of the Board of Directors

Arnold J. Johnson

Senior Vice President, General Counsel and Secretary

We urge each stockholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. See our Questions and Answers about the Meeting and Voting section for information about voting by telephone or Internet, how to revoke a proxy and how to vote shares in person.

Noble Energy, Inc. 2013 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not include all of the information that you should consider and you should read the entire Proxy Statement before voting. In this Proxy Statement, Noble Energy, Inc. may also be referred to as “we”, “us”, “Noble Energy” or the “Company”.

2013 Annual Meeting of Stockholders

• Date and Time:	Tuesday, April 23, 2013, 9:30 a.m. local time

• Place:	The Woodlands Waterway Marriott Hotel & Convention Center 1601 Lake Robbins Drive The Woodlands, Texas 77380

• Record Date:	March 6, 2013

Voting Matters and Board Recommendations

Our Board’s Recommendations
Election of Director Nominees (page 15)	FOR each Director Nominee
Ratification of Appointment of Independent Auditor (page 24)	FOR
Advisory Vote to Approve Executive Compensation (page 26)	FOR
Approval of Amendment and Restatement of 1992 Stock Option and Restricted Stock Plan (page 27)	FOR
Approval of Amendment to Certificate of Incorporation (page 32)	FOR
Approval of Amendment to By-Laws (page 33)	FOR

2012 Business Highlights

We delivered significant growth in 2012. Expansion of our horizontal Niobrara and Marcellus Shale developments resulted in a 24% increase in Wattenberg (DJ Basin, Colorado) production and a fourfold increase in Marcellus Shale (Pennsylvania and West Virginia) production. We realized further production increase from major new developments at Aseng (offshore Equatorial Guinea) and Galapagos (deepwater Gulf of Mexico), which came on line in 2011 and 2012, respectively. We moved forward on our major development projects, each of which will yield significant new production in future years; discovered new resources at Big Bend in the deepwater Gulf of Mexico and Carla, offshore Equatorial Guinea; and farmed into new opportunities offshore the Falkland Islands and Sierra Leone. Finally, we enhanced our portfolio with selective divestitures of non-core, onshore U.S. and North Sea properties, and maintained our strong balance sheet.

2012 operational and financial highlights include:

•	Net income over $1.0 billion (including $965 million from continuing operations), as compared with $453 million (including $412 million from continuing operations) for 2011;

•	total sales volumes from continuing operations of 239 MBoe/d, a 12% increase as compared with 2011;

Noble Energy, Inc. 2013 Proxy Statement

•	year-end proved reserves of 1.2 BBoe, a decrease of 2% from year-end 2011;

•	increased DJ Basin total sales volumes to 77 MBoe/d net, with horizontal production contributing 28 MBoe/d net; and

•	Marcellus Shale production grew to 92 MMcfe/d net, as compared with 19 MMcfe/d net in 2011.

For more complete information regarding the Company’s 2012 performance, please see the Company’s Annual Report on Form 10-K.

Director Nominees (page 15)

The following table provides summary information about each director nominee. Each director stands for election annually.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
Jeffrey L. Berenson*	62	2005	President and Chief Executive Officer of Berenson & Company	C, CG	Epoch Holding Corporation
Michael A. Cawley*	65	1995	President and Manager of The Cawley Consulting Group, LLC	A, CG	Noble Corporation
Edward F. Cox*	66	1984	Chair of The New York Republican State Committee	C, CG, E	None
Charles D. Davidson	63	2000	Chairman and Chief Executive Officer of Noble Energy, Inc.	E	None
Thomas J. Edelman*	62	2005	Managing partner of White Deer Energy L.P.	C, CG, E	Emerald Oil, Inc. Postrock Energy Corporation
Eric P. Grubman*	55	2009	Executive Vice President of the National Football League	A, CG	None
Kirby L. Hedrick*	60	2002	Former Executive Vice President of Phillips Petroleum Company	C, CG, E	None
Scott D. Urban*	59	2007	Partner in Edgewater Energy LLC	A, CG, E	Pioneer Energy Services Corporation
William T. Van Kleef*	61	2005	Former Executive Vice President and Chief Operating Officer of Tesoro Corporation	A, CG	Oil States International, Inc.
Molly K. Williamson*	67	2013	Scholar, Middle East Institute	—	None

*Independent Director

A	Audit Committee
C	Compensation, Benefits and Stock Option Committee
CG	Corporate Governance and Nominating Committee
E	Environment, Health and Safety Committee

Noble Energy, Inc. 2013 Proxy Statement

Executive Compensation Highlights (page 26 and beginning on page 34)

Our compensation program is designed to link compensation strongly to performance through financial incentives that are tied to the Company’s operational and financial results. The following illustrates the directional relationship between Company performance, based on several key metrics, and the total direct compensation (including salary, bonus, stock and option awards and non-equity incentive plan compensation) of our Chairman and Chief Executive Officer from 2010 to 2012. These key metrics — production, relative controllable unit costs and discretionary cash flow — were chosen because we believe that they correlate to long-term stockholder value.

Production (MBoe/d)	Controllable Unit Costs (percentage relative to compensation peer group)

Discretionary Cash Flow(1) (Billions)	Chairman and CEO Total Direct Compensation (Millions)

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2007 would have grown to $134.52 on December 31, 2012, with dividends reinvested quarterly, for those who wish to consider total stockholder return when evaluating executive compensation. The chart also compares the total stockholder return on the Company’s common stock to the same investment in the S&P 500 Index and the Company’s compensation peer group over the same period, with dividends reinvested quarterly. As illustrated below, the Company’s common stock outperformed both the S&P 500 and the Company’s compensation peer group median during this period.

(1)	Non-GAAP results. See “Non-GAAP Financial Measures” in Appendix A to this Proxy Statement for reconciliation to GAAP results.

v

Noble Energy, Inc. 2013 Proxy Statement

Comparison of Five-Year Cumulative Total Stockholder Return*

Enhancements to Compensation Program for 2013

We continue to seek ways to enhance our compensation program to ensure that it remains linked to Company performance, and are implementing a number of changes beginning in 2013:

•

Performance criteria are being applied to a portion of the restricted stock awarded under our Long-Term Incentive Plan, with vesting of that portion based on our total stockholder return relative to our compensation peer group for the three year period following the year of the award. (page 47)

•

Relative stockholder return will also be added as a fourth performance measure under our Short-Term Incentive Plan, with the quantitative nondiscretionary component of the plan increasing from 36% to 60% of the total payout calculation and allocated 15% each to production, discretionary cash flow, relative controllable unit costs and relative total stockholder return. (page 46)

•

Our Code of Business Conduct and Ethics has been amended to allow our Compensation Committee or Board to recoup or “clawback” compensation in cases involving restatement of financials or oil and gas reserves, or substantial code violations. (page 10)

•	Adjustments have been made to our compensation peer group to ensure that it continues to be relevant. (beginning on page 41)

Important Date for 2014 Annual Meeting of Stockholders (page 14)

•

Stockholder proposals and nominees for director(s) to be submitted for inclusion in our 2014 Proxy Statement pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”), must be received by us by December 23, 2013.

100 Glenborough Drive Suite 100	PROXY STATEMENT
Houston, Texas 77067-3610	March , 2013

The Board of Directors of Noble Energy, Inc. (the “Board”) is providing you this Proxy Statement to solicit proxies on its behalf to be voted at the 2013 Annual Meeting of Stockholders of Noble Energy, Inc. (the “Company”). The meeting will be held at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380 on April 23, 2013, at 9:30 a.m. local time. The proxies may also be voted at any adjournment or postponement of the meeting.

The mailing address of our principal executive offices is Noble Energy, Inc., 100 Glenborough Drive, Suite 100, Houston, Texas 77067-3610. We are first mailing this Proxy Statement to our stockholders on or about March     , 2013.

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company as of the close of business on March 6, 2013, the record date, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On March 6, 2013 there were 178,773,698 shares of common stock issued and outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 2013.

The Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders, Annual Report to Stockholders for the fiscal year ended December 31, 2012 and Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at https://materials.proxyvote.com/655044.

Noble Energy, Inc. 2013 Proxy Statement

Questions and Answers about the Meeting and Voting

1.	What is a Proxy Statement and what is a proxy?

A Proxy Statement is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the 2013 Annual Meeting of Stockholders. These officers are Charles D. Davidson and Kenneth M. Fisher.

2.	What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Wells Fargo Shareowner Services, you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

3.	What different methods can I use to vote?

By Written Proxy. All stockholders of record can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or a vote instruction form from your bank or broker.

By Telephone or Internet. All stockholders of record can also vote by touchtone telephone from the U. S. using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

In Person. All stockholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 6.

4.	What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan.

If you hold shares of common stock in any Company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will not vote your benefit plan shares.

5.	How do I attend the meeting in person? What do I need to bring?

You need to bring documentation showing that you owned common stock on the record date, March 6, 2013. You also need to bring a photo ID to gain admission. Please note that the use of cameras, recording equipment, cellular telephones, smartphones or other similar equipment or packages will not be allowed in the meeting room. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You may also bring your brokerage statement reflecting your ownership of common stock as of March 6, 2013 with you to the meeting. Please note that you will not be able to vote your shares at the meeting without a legal proxy, as described in the response to question 6.

Noble Energy, Inc. 2013 Proxy Statement

Questions and Answers

6.	How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy. In time, you can follow the procedures described in the response to question 5 to gain admission to the meeting. However, you will not be able to vote your shares at the meeting.

Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

7.	What are my voting choices for each of the proposals to be voted on at the 2013 Annual Meeting of Stockholders?

Proposal	Voting choices and Board recommendations
Item 1: Election of Director Nominees

—         Vote in favor of all nominees;

—        vote in favor of specific nominees;

—        vote against all nominees;

—         vote against specific nominees;

—        abstain from voting with respect to all nominees; or

—        abstain from voting with respect to specific nominees.

The Board recommends a vote FOR all nominees.

Item 2: Ratification of Appointment of Independent Auditor	— Vote in favor of the ratification; — vote against the ratification; or — abstain from voting on the ratification. The Board recommends a vote FOR the ratification.
Item 3: Advisory Proposal to Approve Executive Compensation

—         Vote in favor of the advisory proposal;

—        vote against the advisory proposal; or

—        abstain from voting on the advisory proposal.

The Board recommends a vote FOR the advisory

proposal to approve executive compensation.

Item 4: Approval of Amendment and Restatement of 1992 Stock Option and Restricted Stock Plan (“1992 Plan”)

—         Vote in favor of the amendment and restatement;

—        vote against the amendment and restatement; or

—        abstain from voting on the amendment and restatement.

The Board recommends a vote FOR the amendment

and restatement.

Item 5: Approval of Amendment to Certificate of Incorporation	— Vote in favor of amendment; — vote against the amendment; or — abstain from voting on the amendment. The Board recommends a vote FOR the amendment.
Item 6: Approval of Amendment to By-Laws	— Vote in favor of amendment; — vote against the amendment; or — abstain from voting on the amendment. The Board recommends a vote FOR the amendment.

Noble Energy, Inc. 2013 Proxy Statement

Questions and Answers

Directors in uncontested elections will be elected by a majority of the votes cast by the holders of the shares of our common stock voting in person or by proxy at the meeting. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. The proposals to ratify the appointment of the independent auditor, to approve executive compensation and to approve the amendment and restatement of the 1992 Plan each require approval by holders of a majority of shares of our common stock represented in person or by proxy at the meeting. We also are requiring approval from holders of a majority of shares of our common stock represented at the meeting in person or by proxy for approval of the proposal to amend our By-Laws. The proposal to amend our Certificate of Incorporation requires the approval of the holders of a majority of our outstanding shares of common stock.

As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Compensation Committee, which is responsible for overseeing the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

8.	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

—	FOR the election of all director nominees as set forth in this Proxy Statement;

—	FOR the proposal to ratify the appointment of the independent auditor;
—	FOR the advisory proposal to approve executive compensation;

—	FOR the amendment and restatement of the 1992 Plan;

—	FOR the amendment to the Certificate of Incorporation; and

—	FOR the amendment to the By-Laws.

9.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. The election of directors, advisory proposal to approve executive compensation, amendment and restatement of the 1992 Stock Option

Plan, amendment of the Certificate of Incorporation and amendment of the By-Laws, are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of the independent auditor is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

10.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any matter.

11.	What can I do if I change my mind after I vote my shares?

Stockholders can revoke a proxy prior to the completion of voting at the meeting by:

—	Giving written notice to the Company’s Secretary;
—	delivering a later-dated proxy; or
—	voting in person at the meeting (unless you are a beneficial owner without a legal proxy, as described in the response to question 6).

Noble Energy, Inc. 2013 Proxy Statement

Questions and Answers

12.	Are votes confidential? Who counts the votes?

We will not disclose the votes of specific stockholders to directors, officers and employees except:

—	As necessary to meet applicable legal requirements or to assert or defend claims for or against the Company;
—	in the case of a contested proxy solicitation;

—	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or
—	to allow the independent inspector of election to certify the results of the vote.

We will continue to retain an independent inspector of election to tabulate the proxies and certify the results.

13.	When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting of Stockholders. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

14.	Does the Company have a policy about Directors’ attendance at the Annual Meeting of Stockholders?

All of our directors are expected to attend each annual meeting of our stockholders. Attendance at our annual meeting will be considered by our Governance Committee in assessing each director’s performance. Last year, all of our directors attended our Annual Meeting of Stockholders.

15.	Can I access the Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K on the Internet?

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”) are available at https://materials.proxyvote.com/655044.

16.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Okapi Partners LLC to assist with the solicitation of proxies for an estimated fee of $11,500 plus expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

17.	How can I contact the Company Secretary?

This Proxy Statement directs certain inquiries to the Company Secretary. The Company Secretary may be contacted at the address appearing on page 1 of this Proxy Statement or by calling (281) 872-3100.

18.	How can I communicate with the Board of Directors?

You may contact any member of our Board, any Board committee or any chair of any such committee by mail, electronically or by calling our independent, toll-free compliance line. To communicate by mail with our Board, any individual director, or any group or committee of directors, correspondence should be addressed to our Board or any individual director or group or committee of directors by either name or title. All correspondence should be sent to the Company Secretary at the address shown in this Proxy Statement. To communicate with any of our directors electronically, stockholders should go to our website. Under the heading “About Us — Corporate Governance” you will find a link “Contact the Board” that may be used for writing an electronic

Noble Energy, Inc. 2013 Proxy Statement

Questions and Answers

message to our Board, any individual director, or any group or committee of directors. In addition, stockholders may call our independent, toll-free compliance line listed on our website under the same link.

All stockholder communications properly received will be reviewed by the office of our General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

19.	Where can I find definitions for capitalized terms, abbreviations and acronyms used in this Proxy Statement?

We have attempted to include definitions for capitalized terms, abbreviations and acronyms at the place in this Proxy Statement where they are first used. We have also included a quick reference glossary beginning on page 76.

Noble Energy, Inc. 2013 Proxy Statement

Corporate Governance

Corporate Governance

Our website contains a number of documents helpful to your understanding of our corporate governance practices:

—	Corporate Governance Guidelines, which include information regarding the Board’s mission and director responsibilities, director qualifications and determination of director independence;
—	Certificate of Incorporation;
—	By-Laws;
—	charters for each Board committee; and
—	Code of Business Conduct and Ethics and Code of Ethics for our Chief Financial Officer, and
information about how to report concerns about the Company.

You may also obtain copies of these corporate governance documents by contacting the Company Secretary. Instructions on how to communicate with the Company’s directors are included in response to question 18 in the Questions and Answers section. (page 5)

The Board regularly reviews developments in corporate governance and updates its corporate governance documents and practices as it deems necessary and appropriate.

Board Leadership Structure

Chairman and Chief Executive Officer

Our Board currently combines the role of chairman of the board with the role of chief executive officer (“CEO”), and maintains a separate empowered lead independent director position to strengthen our governance structure. Our Board believes this provides an efficient and effective leadership model for the Company. Combining the two roles fosters clear accountability, effective decision-making and alignment on corporate strategy. We have not experienced any problematic governance or management issues resulting from our combining of the two roles and, in this combined role, Mr. Davidson has provided strategic, operational and technical expertise, vision and a proven ability to lead the Company.

Our Board recognizes that no single leadership structure is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

Board Leadership Structure — Chairman of the Board and CEO: Charles D. Davidson — Lead Independent Director: Michael A. Cawley — Active engagement by all Directors, including 9 independent Directors

Lead Independent Director

Our Lead Independent Director, currently Michael A. Cawley, is elected annually by our Board and has authority described in our Corporate Governance Guidelines that generally includes:

—	Approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

—	consulting with the Chairman to establish, and approve, the agenda and scope of materials for each Board meeting;

—	presiding at all executive sessions of the independent or non-management directors and Board meetings at which the Chairman is not present;

—	serving as a liaison between the Chairman and the independent or non-management directors and coordinating the activities of such directors;

—	coordinating the agenda for, and moderating, sessions of the Board’s independent directors and other non-management directors;

—	facilitating communications among the other members of the Board; and

—	consulting with the chairs of the Board committees and soliciting their participation to avoid diluting their authority or responsibilities.

Noble Energy, Inc. 2013 Proxy Statement

Corporate Governance

Board and Committees

In 2012, our Board held 12 meetings and committees of the Board held 20 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which the director served during 2012.

Our Board has the following four committees, each with a written charter adopted by the Board and available on our website:

—	Audit Committee;
—	Corporate Governance and Nominating Committee (“Governance Committee”);
—	Compensation, Benefits and Stock Option Committee (“Compensation Committee”); and
—	Environment, Health and Safety Committee (“EH&S Committee”).

The following table summarizes the primary purposes of each committee.

Committee	Primary Purpose
Audit

—       Assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors; and

—        prepare a Committee report as required by the SEC to be included in the Company’s annual Proxy Statement.

Governance

—       Take a leadership role in providing a focus on corporate governance to enable and enhance the Company’s short and long-term performance;

—       engage in appropriate identification, selection, retention and development of qualified directors consistent with criteria approved by the Board;

—       develop, and recommend to the Board, a set of corporate governance principles or guidelines applicable to the Company;

—        advise the Board with respect to the Board’s composition, procedures and committees;

—       oversee the evaluation of the Board and management; and

—       oversee the Company’s political activity.

Compensation

—       Review and approve corporate goals and objectives in the areas of salary and bonus compensation, benefits, and equity-based compensation, as these areas relate to the CEO, evaluating the CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board) determine and approve the CEO’s compensation level based on that evaluation;

—       make recommendations to the Board with respect to non-CEO executive officer compensation, incentive compensation plans and equity-based plans that are subject to Board approval;

—       produce an annual report on executive compensation as required by the SEC to be included in or incorporated by reference into the Company’s Proxy Statement or other applicable SEC filings; and

—       under delegation from our Board, determine and approve our compensation philosophy, the compensation of our non-CEO executive officers and equity-based compensation applicable to non-executive officer employees.

EH&S

•      Assist the Board in determining whether the Company has appropriate policies and management systems in place with respect to environment, health and safety and related matters;

•      monitor and review compliance with applicable EH&S laws, rules and regulations; and

•      serve as a forum for the review of Company strategy and initiatives in the area of corporate social responsibility.

Noble Energy, Inc. 2013 Proxy Statement

Corporate Governance

The following table describes the current members of each committee and the number of meetings held during 2012.

Name	Audit(1)	Compensation(2)	Governance(3)	EH&S
Jeffrey L. Berenson*		x	x
Michael A. Cawley*	x		Chair
Edward F. Cox*		x	x	Chair
Charles D. Davidson				x
Thomas J. Edelman*		x	x	x
Eric P. Grubman*	x		x
Kirby L. Hedrick*		Chair	x	x
Scott D. Urban*	x		x	x
William T. Van Kleef*	Chair		x
Number of Meetings	6	6	5	3

*	Independent directors

(1)	All members of our Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules and to be financially literate. Mr. Van Kleef has been determined to be a financial expert.

(2)	All members of our Compensation Committee have been determined to meet the NYSE standards for independence, with each a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

(3)	All members of our Governance Committee have been determined to meet the NYSE standards for independence.

Oversight of Risk Management

Our risk management program is overseen by our Board and its committees, with support from our management and external consultants.

Our Board

—	Includes enterprise risk management as an agenda item for regular Board meetings, with our Chairman consulting with our Lead Independent Director to define the topic and scope of each discussion; and

—

maintains other processes in support of our risk management effort, such as those by which our Board reviews and approves our capital budget and certain capital projects, hedging policy, new country entry, significant acquisitions and divestitures, equity and debt offerings and the delegation of authority to our management.

Our Audit Committee

—	Assists our Board in fulfilling its responsibility to oversee the integrity of our financial statements and our compliance with legal and regulatory requirements;
—	retains, and interacts directly with, our independent auditors of financial statements and oil and gas reserves; and

—	holds periodic reviews with our management to address financial and related disclosures, key legal and regulatory developments and possible enhancements to our Code of Business Conduct and Ethics.

Our Governance Committee

—	Annually reviews developments in the area of corporate governance and our Corporate Governance Guidelines in order to recommend appropriate actions to our Board;

—

reviews director independence, Board membership and committee assignments and makes adjustments in order to ensure that we have the appropriate director expertise to oversee the Company’s evolving business operations; and

—	oversees the Company’s political activity.

Noble Energy, Inc. 2013 Proxy Statement

Corporate Governance

Our EH&S Committee

—

Assists our Board in determining whether we have appropriate policies and management systems in place with respect to EH&S matters and monitoring and reviewing compliance with applicable EH&S laws, rules and regulations;

—	periodically reviews EH&S performance, our annual EH&S audit schedule, key EH&S legal and regulatory developments and trends such as climate change; and

—	reviews and advises the Board on Company initiatives in the area of corporate social responsibility.

Our Compensation Committee

—	Reviews our Proxy Statement Compensation Discussion and Analysis and discusses its disclosures with our management;

—	evaluates our CEO’s performance, considering input from our other independent directors on Company risk management efforts and other criteria;

—

reviews our compensation program in an effort to ensure that it remains aligned with our compensation objectives and to address any potential risks that are reasonably likely to have a material adverse effect on the Company; and

—	monitors executive officer compliance with the Company’s stock ownership guidelines.

Our management

—	Maintains committees responsible for enterprise risk management, compliance and ethics, and disclosures;

—	includes a dedicated Chief Compliance Officer; and

—	regularly reports to the Board or its committees on the Company’s risk management practices.

Our external consultants

—	Audit our financials and oil and gas reserves;

—	help evaluate the adequacy of our risk management program;

—	assist in the implementation of program enhancements; and

—	help us prepare the risk disclosures in our public filings.

Oversight of Risk Management

—       The Board oversees risk management.

—       Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.

—       Company management is charged with managing risk through robust internal processes and controls.

—       External consultants provide independent perspectives on our risk management program and assist in the implementation of enhancements.

Succession planning

A key responsibility of our CEO and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of Company leadership over the long-term. Each year, a review of senior leadership succession is conducted by our Board. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long-term and forms the basis upon which the Company makes ongoing leadership assignments.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees and sets out our policy regarding laws and business conduct, contains other policies relevant to business conduct and sets out a process for reporting violations thereof. On

January 28, 2013, our Board approved an amendment to our code to include a compensation recoupment or “clawback” provision.

We have also adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which are to be reported to our Audit Committee.

Noble Energy, Inc. 2013 Proxy Statement

Corporate Governance

A copy of these codes can be obtained free of charge from our website, or by written request to the attention of the Company Secretary. Amendments to these codes will be promptly posted on our website.

Independence and Related Person Transactions

Director Independence

The standards applied by our Board in affirmatively determining whether a director is “independent” in compliance with the listing standards of the NYSE generally provide that a director is not independent if:

1.	the director is, or has been within the last three years, an employee of the Company, or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) is, or has been within the last three years, an executive officer, of the Company;

2.	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.	(a) the director is a current partner or employee of our internal or external auditor; (b) the director has an immediate family member who is a current partner of that firm; (c) the director has an immediate family member who is a current employee of that firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of that firm and personally worked on our audit during that time;

4.	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

5.	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition to these objective standards, our Board has adopted a general standard, also in compliance with the NYSE listing standards, to the effect that no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company that could interfere with the director’s ability to exercise independent judgment. Our Board exercises appropriate discretion in identifying and evaluating the materiality of any relationships directors may have with us or with parties that conduct business with us.

On February 4, 2013, and again on March 14, 2013, our Board reviewed our directors’ relationships with the Company (and those of their immediate family members), including information related to transactions, relationships or arrangements between the Company and our directors or parties related to our directors. The following table contains a description of relations and arrangements considered by our Board in confirming its determination that these directors are independent.

After reviewing these categories or types of transactions, relationships and arrangements, and after applying the NYSE independence standards described above, our Board affirmatively determined that no material relationship existed that would interfere with the ability of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban or Van Kleef to exercise independent judgment and that each is independent for Board membership purposes. On March 14, 2013, our Board conducted a similar review as to Ms. Williamson, likewise finding her to be independent for Board membership purposes. Our Board has also determined that all members of our Audit Committee, Compensation Committee and Governance Committee are independent under the NYSE independence standards and applicable SEC rules.

Noble Energy, Inc. 2013 Proxy Statement

Corporate Governance

Director	Description of Relationship
Jeffrey L. Berenson	President and CEO of Berenson & Company, as well as a director and chair of the Compensation Committee of Epoch Holding Corporation, a holding company that provides investment management and advisory services. Mr. Berenson is a former director of Patina Oil & Gas Corporation, which we acquired by merger in May 2005.
Michael A. Cawley	Former President, CEO and Trustee of The Samuel Roberts Noble Foundation, Inc. Mr. Cawley received payments totaling approximately $32,913 in 2012 attributable to his interests in certain oil and gas royalties that he purchased from the Company in the 1990s. Mr. Cawley is also a director and member of the Compensation Committee of Noble Corporation, a publicly-traded drilling company with which the Company conducted business in 2012.
Edward F. Cox	Received payments in 2012 totaling approximately $459,915 attributable to his interests in certain oil and gas royalties and interests in two general partnerships that hold royalties and are managed by the Company. Mr. Cox purchased these interests from the Company in the 1980s and 1990s. Mr. Cox also holds the position of chair of the New York Republican State Committee.
Thomas J. Edelman	Director of Berenson & Company, as well as managing partner of White Deer Energy LP, an energy private equity fund that owns oil service companies with which the Company has conducted business. Mr. Edelman is also a director of Emerald Oil, Inc. and Postrock Energy Corporation and is the former Chairman and CEO of Patina, which we acquired by merger in May 2005.
Eric P. Grubman	Executive Vice President of the National Football League.
Kirby L. Hedrick	Former Executive Vice President of Phillips Petroleum Company.
Scott D. Urban	Former Group Vice President, Upstream, for several profit centers at BP. As a partner in Edgewater Energy LLC, an exploration and production consulting and private investment firm, he serves as a lead partner in a private equity company working in the Delaware Basin. Mr. Urban is also a director and chair of the Compensation Committee, and member of the Nominating and Corporate Governance Committee, of Pioneer Energy Services Corporation.
William T. Van Kleef	Director and chair of the Audit Committee of Oil States International, Inc., a publicly-traded company that provides specialty products and services to oil and gas drilling and production companies worldwide and with which the Company conducted business in 2012.

Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our annual Proxy Statement. In addition, our Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

—	The nature of the related person’s interest in the transaction;

—	the material terms of the transaction, including, without limitation, the amount and type of transaction;

—	the importance of the transaction to the related person;

—	the importance of the transaction to the Company;

—	whether the transaction would impair the judgment or ability of a director or executive officer to act in the best interest of the Company; and

—	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; but that director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Noble Energy, Inc. 2013 Proxy Statement

Corporate Governance

Since the beginning of fiscal year 2012, there have been no transactions in excess of $120,000 between the

Company and a related person in which the related person had a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended December 31, 2012.

Ownership of Equity Securities of the Company

Directors and Named Executive Officers

The following table sets forth, as of March 6, 2013, the shares of common stock beneficially owned by each director, each Named Executive Officer listed in the Summary Compensation Table included in this Proxy Statement, and all directors and Named Executive Officers as a group.

	Common Stock Beneficially Owned(1)
Name	Number of Shares (2)(3)	Percent of Class
Director
Jeffrey L. Berenson	55,031	*
Michael A. Cawley	63,648(4)	*
Edward F. Cox	47,707(5)	*
Charles D. Davidson	1,372,274(6)	*
Thomas J. Edelman	2,024,148(7)	1.1%
Eric P. Grubman	27,006	*
Kirby L. Hedrick	81,237	*
Scott D. Urban	37,965	*
William T. Van Kleef	90,207	*
Molly K. Williamson	—	—
Named Executive Officer (excluding any director named above)
Rodney D. Cook	135,954	*
Susan M. Cunningham	303,602	*
Kenneth M. Fisher	153,365	*
David L. Stover	472,525	*
All directors and Named Executive Officers as a group (13 persons)	4,864,669	2.7%

*	Represents less than one percent of outstanding shares of common stock.

(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)	Includes shares not outstanding but subject to options that are currently exercisable (or that will become exercisable on or before May 6, 2013), as follows: Mr. Berenson — 26,726 shares; Mr. Cawley — 43,526 shares; Mr. Cox — 23,526 shares; Mr. Davidson — 877,112 shares; Mr. Edelman — 34,726 shares; Mr. Grubman — 18,650 shares; Mr. Hedrick — 43,526 shares; Mr. Urban — 26,043 shares; Mr. Van Kleef — 34,726 shares; Mr. Cook — 66,476 shares; Ms. Cunningham — 235,160 shares; Mr. Fisher — 87,535 shares; and Mr. Stover — 333,792 shares.

Noble Energy, Inc. 2013 Proxy Statement

Corporate Governance

(3)	Includes restricted stock awards not currently vested, as follows: 916 shares held by each of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban and Van Kleef; Mr. Cook — 27,614 shares; Ms. Cunningham — 27,956 shares; Mr. Davidson — 99,306 shares; Mr. Fisher — 29,678 shares; and Mr. Stover — 55,108 shares.

(4)	Prior to his retirement on January 14, 2012, Mr. Cawley was one of 12 trustees of The Samuel Roberts Noble Foundation, Inc. The Foundation holds of record 947,166 shares of our common stock. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Where there are more than three trustees of a company and a majority vote is required for corporate action, no individual trustee is deemed to have beneficial ownership of securities held by such company. Accordingly, the shares held of record by the Foundation are not reflected in Mr. Cawley’s beneficial ownership of common stock.

(5)	Includes 12,000 shares held by spouse.

(6)	Includes 3,318 shares indirectly held in a qualified 401(k) Plan.

(7)	Includes 787,300 shares held under deferred compensation plans.

Security Ownership of Certain Beneficial Owners

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the issued and outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	26,672,667	(1)	15.0%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	15,236,000	(2)	8.6%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	11,693,316(3)		6.6%

(1)	Based upon its Schedule 13G/A filed with the SEC on February 14, 2013 with respect to its beneficial ownership of our common stock. FMR LLC has sole voting power with respect to 59,465 shares and sole dispositive power with respect to 26,672,667 shares.

(2)	Based upon its Schedule 13G/A filed with the SEC on February 13, 2013 with respect to its beneficial ownership of our common stock. Capital World Investors has sole voting power and sole dispositive power with respect to 15,236,000 shares.

(3)	Based upon its Schedule 13G/A filed with the SEC on February 5, 2013 with respect to its beneficial ownership of our common stock. Blackrock, Inc. has sole voting power and sole dispositive power with respect to 11,693,316 shares.

Stockholder Proposals and Other Matters

Stockholder proposals intended to be brought before the annual meeting of stockholders as an agenda item or to be included in our proxy statement relating to our 2014 annual meeting of stockholders, which is currently scheduled to be held on April 22, 2014, must be received by us at our office in Houston, Texas, addressed to our Secretary, no later than December 24, 2013.

Our Board does not intend to present any other matter at the annual meeting of stockholders and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

Noble Energy, Inc. 2013 Proxy Statement

Election of Directors (Proposal 1)

Election of Directors (Proposal 1)

As of the date of this Proxy Statement, our Board consists of ten directors, nine of whom are independent. The business experience of each nominee as well as the qualifications that led our Board to select each nominee for election to the Board is discussed below. All directors are elected annually to serve until the next annual meeting and until their successors are elected.

Election Process

Our By-Laws provide that the number of directors shall be determined by the Board, which has set the number at ten; and that in an election where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director.

Our Board will nominate candidates for election or re-election who agree to tender, promptly following the annual meeting, irrevocable resignations that will be effective upon (a) the failure to receive the required vote at the next annual meeting and (b) acceptance by the Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Governance Committee will act to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by our Board. The Board will promptly act on the resignation, taking into account the recommendation of the Governance Committee, and publicly disclose its decision and rationale.

Director Nominations

Our Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each Annual Meeting of Stockholders. Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party firm.

Stockholders who wish the Governance Committee to consider their recommendations for nominees for the position of director should submit a recommendation in writing to the Governance Committee, in care of the Company Secretary, at least 120 calendar days before the anniversary date of the immediately previous year’s annual meeting. Stockholder nominees for directors to be submitted for inclusion in our 2014 Proxy Statement must be received by us by December 23, 2013. Our Corporate Governance Guidelines specify the processes for evaluating nominees for director and the requirements for a stockholder recommendation for a director nominee.

Director Qualifications

Our Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public companies, private business companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance our Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company, including, when applicable, to enhance the ability of the committees of our Board to fulfill their duties and to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.

In general, nominees for director should have an understanding of the workings of large business organizations such as the Company and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to

Noble Energy, Inc. 2013 Proxy Statement

Election of Directors (Proposal 1)

devote the time and effort to be an effective and contributing member of our Board. In addition, our Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Our Governance Committee will also seek to have our Board represent a diversity of backgrounds, experience, gender and race.

Our Governance Committee annually reviews its long-term plan for Board composition, giving consideration to the foregoing factors. Based on this review and subsequent discussions, the committee concluded that the Board would benefit by the addition of a director with broad experience in foreign policy, in particular with respect to the Company’s Eastern Mediterranean operations. As a result, on March 14, 2013, Molly K. Williamson was elected to the Board.

2013 Nominees for Director

Upon recommendation of the Governance Committee, the Board has nominated Jeffrey L. Berenson, Michael A. Cawley, Edward F. Cox, Charles D. Davidson, Thomas J. Edelman, Eric P. Grubman, Kirby L. Hedrick, Scott D. Urban, William T. Van Kleef and Molly K. Williamson for election as director. All of the nominees are independent under NYSE corporate governance rules, except Charles D. Davidson.

Each of the director nominees currently serves on the Board and, with the exception of Ms. Williamson, was elected by the stockholders at the 2012 Annual Meeting of Stockholders. If elected, each nominee will hold office until the 2014 Annual Meeting of Stockholders and until his or her successor is elected and qualified.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should be unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

The Board believes that the combination of the various qualifications, skills and experiences of the 2013 director nominees would contribute to an effective and well-functioning Board. The Board and the Governance Committee believe that, individually and as a whole, the Board possesses the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Qualifications of 2013 Nominees for Director

In furtherance of the Director Qualifications discussed above, the following biographies highlight some categories of qualifications, attributes, skills and experience of each director nominee that led the Board to conclude that the director is qualified to serve on our Board.

Our Board recommends a vote FOR the election of each of the director nominees.

Noble Energy, Inc. 2013 Proxy Statement

Director Nominee Biographies

Jeffrey L. Berenson Director since 2005 Age 62 Mr. Berenson is President and Chief Executive Officer of Berenson & Company, a private investment banking firm in New York City that he co-founded	Michael A. Cawley Director since 1995 Age 65 Mr. Cawley has served as President and Manager of The Cawley Consulting Group, LLC since January 14, 2012. He previously served as President and Chief in 1990. From 1978 until co-founding Berenson & Company, he was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. Mr. Berenson was appointed to the Board of Directors of Patina Oil & Gas Corporation (“Patina”) in December 2002 and joined our Board upon completion of our merger with Patina on May 16, 2005. He is also a member of the Board of Directors of Epoch Holding Corporation.

Specific Qualifications, Attributes, Skills and Experience

—       High Level of Financial Literacy — has spent more than 35 years in the investment banking business.

—       Relevant Chief Executive Officer/President Experience — serves as President and CEO of the private investment banking firm that he co-founded in 1990.

—       Extensive Knowledge of Our Industry and Business — has historical knowledge of the Company’s Rocky Mountain assets through his service as a director of Patina and since that time has had broad exposure to the Company’s industry and business through over seven years of service on our Board.

Executive Officer of The Samuel Roberts Noble Foundation, Inc. (“Foundation”) from February 1, 1992 until his retirement on January 14, 2012, after serving as Executive Vice President of the Foundation since January 1, 1991. Prior to 1991, Mr. Cawley was the President of Thompson, Cawley, Veazey & Burns, a professional corporation, attorneys at law. Mr. Cawley also served as a trustee of the Foundation from 1988 until his retirement and is a director of Noble Corporation. He has served on our Board since 1995 and has been our Lead Independent Director since 2001.

Specific Qualifications, Attributes, Skills and Experience

—        Relevant Chief Executive Officer/President Experience — served as President and CEO of the Foundation for nearly 20 years and as President of Thompson, Cawley, Veazey & Burns, a professional corporation, attorneys at law.

—       Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, the Company’s industry and business through over 17 years of service on our Board.

—        Strong Governance Experience — worked as an attorney, and law firm partner, and for over 12 years has served as our Lead Independent director and chair of our Governance Committee.

Noble Energy, Inc. 2013 Proxy Statement

Director Nominee Biographies

Edward F. Cox Director since 1984 Age 66 Mr. Cox is chair of the New York Republican State Committee (“NYRSC”) and was previously for more than five years a partner in the law firm of	Charles D. Davidson Director since 2000 Age 63 Mr. Davidson has served as our Chief Executive Officer since October 2000 and as Chairman of our Board since April 2001. In addition, he served as
Patterson Belknap Webb & Tyler LLP, New York, New York, serving as the chair of the firm’s corporate department and as a member of its management committee. For more than five years he has been chair of the New York League of Conservation Voters Education Fund and, for more than five years prior to his election as NYRSC chair in 2009, was chair of the finance, community college and charter school committees of the Trustees of The State University of New York and of the State University Construction Fund, and was a member of New York’s merit selection constitutional Commission on Judicial Nomination. During the two years leading up to his 2009 election as NYRSC chair, Mr. Cox served as the New York State Chair of Senator John McCain’s presidential campaign. He has served Presidents Nixon, Reagan and H. W. Bush in the international arena, has been a member of the Council on Foreign Relations since 1993 and serves on the boards of the Foreign Policy Association, the Levin Institute (The State University of New York) and the American Ditchley Foundation. He has served on our Board since 1984.

Specific Qualifications, Attributes, Skills and Experience:

—        Broad International Exposure — has served three U.S. presidents in the international arena.

—        Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, the Company’s industry and business through over 28 years of service on our Board.

—       Governmental or Geopolitical Expertise — serves as chair of the NYRSC and has served in a presidential campaign leadership role.

—        Strong Governance Experience — worked as an attorney in private practice, chairing his firm’s corporate department.

our President from October 2000 through April 2009. Prior to October 2000, he served as President and CEO of Vastar Resources, Inc. (“Vastar”) from March 1997 to September 2000 (Chairman from April 2000) and was a Vastar director from March 1994 to September 2000. From September 1993 to March 1997, he served as a Senior Vice President of Vastar. From 1972 to October 1993, he held various positions with ARCO.

Specific Qualifications, Attributes, Skills and Experience:

—        High Level of Financial Literacy — has extensive exposure to the financial aspects of our business through his leadership of large independent oil and gas companies.

—        Relevant Chief Executive Officer/President Experience — has served in President and CEO roles with Vastar and the Company.

—        Broad International Exposure — has led the Company’s exploration and development in the Eastern Mediterranean and West Africa, as well as other international locations.

—        Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and overseen the Company’s business since 2000.

—        Governmental or Geopolitical Expertise — has government relations experience while at ARCO and through ongoing interaction with the U.S. government and host country governments in connection with the Company’s operations.

—       Strong Governance Experience — has served in Chairman of the Board and CEO roles with Vastar and the Company.

Noble Energy, Inc. 2013 Proxy Statement

Director Nominee Biographies

Thomas J. Edelman Director since 2005 Age 62 Mr. Edelman founded Patina and served as its Chairman and CEO from its formation in 1996 through its merger with the Company in 2005. He co-founded	Eric P. Grubman Director since 2009 Age 55 Mr. Grubman has served as Executive Vice President of the National Football League since 2004. He was responsible for Finance and Strategic Transactions

Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and CEO and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981, he was with The First Boston Corporation and from 1975 through 1980 with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman is currently Managing Partner of White Deer Energy LP, an energy private equity fund, and serves on the Board of Directors of Emerald Oil, Inc. and Postrock Energy Corporation. He is also President of Lenox Hill Neighborhood House, a Trustee and Chair of the Investment Committee of The Hotchkiss School, a member of the Board of Directors of Georgetown University and a director of Berenson & Company. He joined our Board upon completion of our merger with Patina on May 16, 2005.

Specific Qualifications, Attributes, Skills and Experience:

—        High Level of Financial Literacy — has extensive experience with investment banking and private equity funds, as well as the financial aspects of our business through leadership of large independent oil and gas companies.

—       Relevant Chief Executive Officer/President Experience — has served as President and CEO of several independent oil and gas companies.

—        Extensive Knowledge of Our Industry and Business — has historical knowledge of the Company’s Rocky Mountain assets through his service as founder, Chairman and CEO of Patina and since that time has had broad exposure to the Company’s industry and business through over seven years of service on our Board.

from 2004 to 2006 and has served as the League’s President of Business Ventures from 2006 to the present. Mr. Grubman served as Co-President of Constellation Energy Group, Inc. from 2000 to 2001 and partner and co-head of the Energy Group at Goldman Sachs from 1996 to 2000. He serves on the Board of Directors of the U.S. Naval Academy Foundation. He joined our Board on January 27, 2009.

Specific Qualifications, Attributes, Skills and Experience:

—        High Level of Financial Literacy — has overseen finance and strategic transactions for the National Football League and previously served as co-head of the Energy Group at Goldman Sachs.

—       Relevant Chief Executive Officer/President Experience — serves as Executive Vice President of the National Football League and previously served as Co-President of Constellation Energy Group, Inc.

—       Extensive Knowledge of Our Industry and Business — has worked with the oil and gas industry while with Constellation Energy Group, Inc. and as partner and co-head of the energy group at Goldman Sachs, and has had broad exposure to the Company’s business through over four years of service on our Board.

Noble Energy, Inc. 2013 Proxy Statement

Director Nominee Biographies

Kirby L. Hedrick Director since 2002 Age 60 Mr. Hedrick served as Executive Vice President over upstream operations for Phillips Petroleum Company from 1997 until his retirement in 2000. In that role,	Scott D. Urban Director since 2007 Age 59 Mr. Urban served in executive management positions at Amoco and its successor, BP, from 1977 to 2005. At the time of his retirement from BP in he was responsible for worldwide exploration and production and midstream gas gathering, processing and marketing, including activities in 22 countries. He had a varied 25-year career with Phillips, including serving as petroleum engineer from 1975 to 1984 on various onshore and offshore projects in the U.S., the North Sea, Indonesia and the west coast of Africa; Manager of Offshore Operations from 1985 to 1987, responsible for all greater Ekofisk offshore operations for Phillips Pct. Co. Norway; Manager, Corporate Planning from 1987 to 1989; Managing Director from 1990 to 1992, Phillips Pot. Co. UK with upstream and downstream responsibilities, including gas marketing; President and Chief Executive Officer at GPM Gas Co. from 1993 to 1994, responsible for Phillips’ gas gathering, processing and marketing in Texas, Oklahoma and New Mexico; and Senior Vice President, Refining, Marketing and Transportation from 1995 to 1997. He joined our Board on August 1, 2002.

Specific Qualifications, Attributes, Skills and Experience:

—       Relevant Chief Executive Officer/President Experience — has served as Executive Vice President of a major international oil and gas company.

—       Broad International Exposure — has led various onshore and offshore projects in the North Sea, Indonesia, the west coast of Africa, Norway and the UK.

—       Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to the Company’s business through over 10 years of service on our Board.

2005, he was Group Vice President, Upstream for several profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. He held various positions at Amoco including, at the time of its merger with BP, Group Vice President, Worldwide Exploration. Mr. Urban is also a partner in Edgewater Energy LLC, an investment consulting firm, and a member of the Board of Directors of Pioneer Energy Services Corporation. He joined our Board on October 23, 2007.

Specific Qualifications, Attributes, Skills and Experience:

—       Relevant Chief Executive Officer/President Experience — has served as Group Vice President of a major international oil and gas company.

—       Broad International Exposure — has led various onshore and offshore projects in Egypt, the Middle East and North Sea, with an emphasis on exploration.

—       Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to the Company’s business through over five years of service on our Board.

Noble Energy, Inc. 2013 Proxy Statement

Director Nominee Biographies

William T. Van Kleef Director since 2005 Age 61 Mr. Van Kleef served in executive management positions at Tesoro Corporation (“Tesoro”) from 1993 to 2005, most recently as Tesoro’s	Molly K. Williamson Director since 2013 Age 67 Ms. Williamson has served in a unique combination of senior executive policy positions in four cabinet departments of the U.S. government. Her postings

Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, he held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef is also a member of the Board of Directors of Oil States International, Inc. He joined our Board on November 11, 2005.

Specific Qualifications, Attributes, Skills and Experience:

—        High Level of Financial Literacy — is a Certified Public Accountant, serving in various financial and accounting positions throughout his career.

—        Relevant Chief Executive Officer/President Experience — has served as Executive Vice President and COO of a large refining and marketing company.

—        Extensive Knowledge of Our Industry and Business — has had broad exposure to the Company’s business and industry through over seven years of service on our Board and extensive experience in downstream operations through his tenure at Tesoro.

included senior foreign policy advisor to the U.S. Secretary of Energy; Deputy Assistant Secretary in the Departments of State, Defense, and Commerce; U.S. interim ambassador to Bahrain; and Chief of Mission and Consul General in Jerusalem during the Madrid peace process which culminated in the Oslo Accords.

She is a scholar with the Middle East Institute, a consultant, frequent lecturer at Johns Hopkins University, and a member of the Boards of Directors of the American Foreign Service Association, American Academy of Diplomacy and International Services Corps. She is a former Foreign Service Officer, having served six U.S. presidents, achieving the rank of Career Minister. She joined our Board on March 14, 2013.

Specific Qualifications, Attributes, Skills and Experience:

—       Broad International Exposure — has extensive experience in foreign policy and international affairs, serving six U.S. presidents.

—       Governmental or Geopolitical Expertise — has a resume of broad government service, with expertise in the geopolitics of the Middle East.

Noble Energy, Inc. 2013 Proxy Statement

Director Compensation

2012 Director Compensation

Our director compensation program consists of two principal elements: (1) annual retainer and committee fees and (2) equity including stock options and restricted stock. Our Governance Committee reviews our director compensation program annually, based on information provided by our independent compensation consultant.

Annual Retainer and Committee Fees

Non-employee directors received the following cash fees for 2012, paid pro rata on a monthly basis:

—	An annual retainer of $75,000;
—	$2,000 for each Board or committee meeting attended;
—	$7,500 as an annual fee for the chairs of the Governance Committee and EH&S Committee;
—	$15,000 as an annual fee for the chairs of the Audit Committee and Compensation Committee; and
—	$20,000 as an annual fee for the Lead Independent Director.

Non-employee directors are also entitled to participate in our Non-Employee Director Fee Deferral Plan by which all or a portion of their director fees may be deferred for future payment by the Company. None elected to do so in 2012. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and director continuing education programs relevant to their service on our Board.

Equity

The 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (the “2005 Plan”) provides for grants of stock options and awards of restricted stock to our non-employee directors.

Options are issued with an exercise price equal to the market price of our common stock on the date of grant and may be exercised beginning one year after the date of grant. The options expire ten years from the date of grant. Restricted stock is restricted for a period of one year from the date of award.

Newly elected non-employee directors receive on the date of initial election to our Board a grant and award with a total value of $250,000 to be allocated one-half to stock options and one half to restricted stock. On December 5, 2011, our Board agreed to set annual equity grants and awards at a total value of $200,000, to be made effective on February 1 and allocated one-half to stock options and one-half to restricted stock.

Accordingly, our Board approved annual grants and awards to each non-employee director of 2,514 stock options and 982 shares of restricted stock effective February 1, 2012 and 2,355 stock options and 916 shares of restricted stock effective February 1, 2013.

Noble Energy, Inc. 2013 Proxy Statement

Director Compensation

Director Compensation Summary

The table below sets forth certain information concerning the compensation earned in 2012 by our non-employee directors who served in 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey L. Berenson	119,000	99,987	80,674	—	—	—	299,661
Michael A. Cawley	146,500	99,987	80,674	—	—	—	327,161
Edward F. Cox	134,500	99,987	80,674	—	—	—	315,161
Thomas J. Edelman	125,000	99,987	80,674	—	—	—	305,661
Eric P. Grubman	119,000	99,987	80,674	—	—	—	299,661
Kirby L. Hedrick	140,000	99,987	80,674	—	—	—	320,661
Scott D. Urban	125,000	99,987	80,674	—	—	—	305,661
William T. Van Kleef	138,750	99,987	80,674	—	—	—	319,411

(1)	Reflects annual retainer and meeting fees paid or earned by our non-employee directors in 2012. Each non-employee director earned the following: an annual retainer of $75,000 and $2,000 for each Board or committee meeting attended. Mr. Cawley received an additional $20,000 for serving as our Lead Independent Director. Messrs. Van Kleef and Hedrick each received an additional $15,000 for serving as Chair of our Audit Committee and our Compensation Committee, respectively. Messrs. Cox and Cawley each received an additional $7,500 for serving as Chair of our EH&S Committee and our Governance Committee, respectively.

(2)	Reflects the aggregate grant date fair value for restricted stock awarded to our non-employee directors in 2012 under our 2005 Plan, computed in accordance with FASB ASC Topic 718. Restricted stock awarded to our non-employee directors in 2012 will vest on the one-year anniversary of the award date. The vesting of the restricted shares will accelerate in the event of a change of control of the Company. Each non-employee director received an award of 982 shares of restricted stock on February 1, 2012 that was unvested as of December 31, 2012.

(3)	Reflects the aggregate grant date fair value for nonqualified stock options granted to our non-employee directors in 2012 under our 2005 Plan, computed in accordance with FASB ASC Topic 718. Options represent the right to purchase shares of common stock at a fixed price per share equal to fair market value on the date of grant. Our 2005 Plan defines “fair market value” as the closing price of our common stock on the NYSE on the date of grant. Options granted to our non-employee directors in 2012 will vest on the one-year anniversary of the grant date. The vesting of the options will accelerate in the event of a change of control of the Company. Vesting of these options is not contingent upon the satisfaction of any performance criteria, although none of the options may be exercised until the first anniversary (absent a change of control of the Company) or after the tenth anniversary of the date of grant. Each non-employee director received 2,514 nonqualified stock options on February 1, 2012 that were unvested as of December 31, 2012. The following directors have option grants outstanding as of December 31, 2012: Mr. Berenson — 26,726; Mr. Cawley — 43,526; Mr. Cox — 23,526; Mr. Edelman — 34,726; Mr. Grubman — 18,650; Mr. Hedrick — 43,526; Mr. Urban — 26,043; and Mr. Van Kleef — 34,726.

Noble Energy, Inc. 2013 Proxy Statement

Ratification of Appointment of Independent Auditor (Proposal 2)

Ratification of Appointment of Independent Auditor (Proposal 2)

The Audit Committee of our Board has appointed the firm of KPMG LLP to serve as our independent auditor for the fiscal year ending December 31, 2013. This firm has audited our accounts since May 2002. Although action by our stockholders on this matter is not required, our Audit Committee believes that it is important to seek stockholder ratification of this appointment in light of the critical role played by our independent auditor in maintaining the integrity of our financial controls and reporting.

One or more representatives of KPMG LLP are expected to be present at our annual meeting and will be able to make a statement if they so desire and respond to appropriate questions.

Our Board recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent auditor.

Matters Relating to the Independent Auditor

Accounting Fees and Services for Fiscal Years 2012 and 2011

	2012	%	2011	%
Audit Fees(1)	$1,998,332	89.0	$2,007,838	73.6
Audit — Related Fees(2)	157,050	7.0	501,120	18.4
Tax Fees(3)	90,490	4.0	219,510	8.0
All Other Fees	—	—	—	—

	$2,245,872	100.0	$2,728,468	100.0

(1)	Services rendered in 2012 and 2011 include auditing our consolidated financial statements included in the Company’s annual report filed on Form 10-K and our internal controls over financial reporting. Services also include quarterly reviews of our interim consolidated financial statements filed on Form 10-Q and audit consultation.

(2)	Fees for 2011 include amounts paid for comfort letters associated with two debt offerings in 2011. The remainder of the fees for 2011 and all of the 2012 fees are fees associated with foreign statutory, domestic retirement and thrift plan audits and other similar audit-related work.

(3)	Includes fees paid for tax consulting through December 31, 2012.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit services to be provided by our independent auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve services of up to $25,000 rendered by our independent auditor. Any pre-approval of services by the Audit Committee Chair is reported to the Audit Committee at its next scheduled meeting.

All audit-related services, tax services and other services for 2012 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

Noble Energy, Inc. 2013 Proxy Statement

Report of the Audit Committee

To the Stockholders of

Noble Energy, Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors and (2) prepare a committee report as required by the SEC to be included in the Company’s annual Proxy Statement. The Audit Committee’s function is more fully described in its charter, which was adopted by the Audit Committee and the Board of Directors on March 4, 2004 and most recently amended on January 24, 2012 in connection with the Audit Committee’s annual review of its charter. A copy of the charter is available on our website and is also available in print to any stockholder who requests it. The Audit Committee held six meetings during 2012, including regular meetings and special meetings addressing the Form 10-K filing, earnings release and other matters.

Throughout 2012 and continuing to-date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as so determined by our Board of Directors. The Board of Directors also determined that Mr. Van Kleef is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.

Review and Discussion

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with KPMG LLP, the Company’s independent auditor, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Additionally, KPMG LLP has provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee discussed the auditors’ independence with management and the auditors.

The Audit Committee also has considered whether KPMG LLP’s rendering of non-audit services to the Company is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of the non-audit services by KPMG LLP has not impaired its independence.

Based on the Audit Committee’s discussions with management and the independent auditor, and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

January 28, 2013

Audit Committee

William T. Van Kleef, Chair

Michael A. Cawley

Eric P. Grubman

Scott D. Urban

Noble Energy, Inc. 2013 Proxy Statement

Advisory Vote to Approve Executive Compensation (Proposal 3)

Advisory Vote to Approve Executive Compensation (Proposal 3)

As we do each year, and as required by Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in our Compensation Discussion and Analysis in this Proxy Statement, we seek to link compensation strongly to performance through financial incentives that are tied to the Company’s operational and financial results. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

We believe the Company had a strong year in 2012. The Company’s total stockholder return was 9%, which was the seventh highest total stockholder return among our 15-company compensation peer group for that period, and our cumulative stockholder return for the past three fiscal years was 47%.

Noble Energy delivered significant growth in 2012. Expansion of our horizontal Niobrara and Marcellus Shale developments resulted in a 24% increase in Wattenberg (DJ Basin, Colorado) production and a fourfold increase in Marcellus Shale (Pennsylvania and West Virginia) production. We realized further production increase from major new developments at Aseng (offshore Equatorial Guinea) and Galapagos (deepwater Gulf of Mexico), which came on line in 2011 and 2012, respectively. We moved forward on our major development projects, each of which will yield significant new production in future years; discovered new resources at Big Bend in the deepwater Gulf of Mexico and Carla, offshore Equatorial Guinea; and farmed into new opportunities offshore the Falkland Islands and Sierra Leone. Finally, we enhanced our portfolio with selective divestitures of non-core, onshore U.S. and North Sea properties, and maintained our strong balance sheet.

2012 operational highlights include:

—	Net income over $1.0 billion (including $965 million from continuing operations), as compared with $453 million (including $412 million from continuing operations) for 2011;
—	total 2012 sales volumes from continuing operations of 239 MBoe/d, a 12% increase as compared with 2011;

—	year-end proved reserves of 1.2 BBoe, a decrease of 2% from year-end 2011;

—	increased DJ Basin total sales volumes to 77 MBoe/d net with horizontal production contributing 28 MBoe/d net; and

—	Marcellus Shale production grew to 92 MMcfe/d net, as compared with 19 MMcfe/d net in 2011.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee of our Board. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at our annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Our Board recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Noble Energy, Inc. 2013 Proxy Statement

Approval of Amendment and Restatement of 1992 Plan (Proposal 4)

Approval of Amendment and Restatement of 1992 Plan (Proposal 4)

At the 2013 annual meeting, our stockholders are being asked to approve an amendment and restatement of the 1992 Plan that will increase the number of shares of common stock authorized for issuance under the plan from 31,000,000 shares to 35,800,000 shares (an increase of 4,800,000 shares). Our Board approved this amendment on January 28, 2013, subject to stockholder approval at our annual meeting.

Background and Purpose

Our Board recommends approval of the amendment and restatement of the 1992 Plan. The proposed increase in the number of shares authorized for issuance under the plan would enable the continued use of the 1992 Plan for stock-based grants and awards consistent with the objectives of our compensation program.

We believe that the success of our compensation program, including the responsible use of equity compensation, is well-evidenced by the performance of our common stock over the last several years.

The use of stock-based grants and awards under the 1992 Plan continues to be an important part of our compensation program. Of the 31,000,000 shares currently authorized for issuance under the plan, 4,281,284 shares remain as of March 6, 2013. We do not believe that this leaves sufficient shares available for more than one additional year of grants and awards. By increasing the number of shares authorized for issuance under the 1992 Plan by 4,800,000, a total of 35,800,000 shares would be available. This increase would give us the flexibility to continue to responsibly address our future equity compensation needs.

As of the record date of March 6, 2013, there were a total of 178,773,698 shares of our common stock issued and outstanding. In addition to the shares remaining available for issuance under the 1992 Plan, there were 450,705 shares available for grant or award under the 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. The Company had a total of 7,087,462 stock options outstanding with a weighted average exercise price of $76.99 and a weighted average remaining term of 6.7 years, and 1,225,846 shares of restricted stock outstanding, as of the record date.

The proposed amendment will not be implemented unless approved by our stockholders. If the proposed amendment is not approved by our stockholders, the 1992 Plan will remain in effect in its present form.

Summary

The following summary describes briefly the principal features of the 1992 Plan and is qualified in its entirety by reference to the full text of the 1992 Plan (as amended to reflect the proposed plan amendment and restatement), which is provided as Appendix B to this Proxy Statement.

General

Our 1992 Plan is an essential component of our compensation program and is designed to attract, retain and motivate high-quality employees by:

—	Providing competitive long-term incentive compensation opportunities;

—	rewarding outstanding achievement by those who can most directly affect our performance and instill a sense of business ownership; and

—	aligning the interests of our employees with those of our stockholders so as to maximize long-term stockholder value creation.

Cash awards may also be granted under the 1992 Plan, although no such awards have been made.

Shares Available for Issuance

The total number of shares of common stock currently available for issuance under the 1992 Plan is 31,000,000. Of those, no more than 7,000,000 shares may be issued after April 26, 2011 pursuant to incentive options. The maximum number of shares of common stock for which options and stock appreciation rights (“SAR”) may be granted, and which may be awarded as restricted stock, to any one person during any calendar year is 400,000.

When determining the number of shares of common stock available for grants and awards made under the 1992 Plan on or after April 26, 2011, each share subject to an option is counted against the plan share limit as one (1) share, and each share of common stock awarded as restricted stock is counted against the plan share limit

Noble Energy, Inc. 2013 Proxy Statement

Approval of Amendment and Restatement of 1992 Plan (Proposal 4)

as 2.39 shares. Prior to April 26, 2011, each share of common stock awarded as restricted stock counted against the plan share limit as one (1) share.

Shares of common stock covered by an option that expires or terminates prior to exercise and shares of restricted stock returned to the Company upon forfeiture are again available for grant or award. Shares of common stock tendered or withheld to satisfy an exercise price or tax withholding obligation for an option, SAR or restricted stock will not again be available for issuance under the 1992 Plan.

Our 1992 Plan contains anti-dilution provisions that apply in the event of a stock dividend or a stock split, combination or exchange of our shares that results from a recapitalization, merger or other restructuring in which the Company is the surviving company. In that event, adjustments will be made in the maximum number of shares subject to the 1992 Plan and the number of shares and option prices under outstanding options.

Administration

Our 1992 Plan is administered by the Compensation Committee, which is and will be composed of independent directors of the Company. Subject to the provisions of the 1992 Plan, the Compensation Committee has the authority to select the participants who will receive the grants and awards, to determine the type and terms of the grants and awards, and to interpret and administer the 1992 Plan. The Compensation Committee may delegate to our CEO the responsibility for the limited non-officer inducement grants to the extent not inconsistent with applicable laws or regulations.

Eligibility

All of our regular salaried executive officers and other employees and those of our affiliates are eligible to participate in the 1992 Plan. As of March 6, 2013, all of our executive officers and approximately 700 other current employees participate in the 1992 Plan.

Market Value

On March 6, 2013, the reported closing price per share of our common stock on the NYSE was $109.92.

Stock Options and SARs

Options granted under the 1992 Plan may be either incentive options or nonqualified options, or a combination. An option is exercisable at such times and upon such terms as the Compensation Committee determines; provided that no option may be exercisable more than ten years after the date of grant. Upon exercise, a participant may pay the option exercise price of a stock option in cash (or equivalents), in shares of Company common stock that he or she already owns, or such other consideration as the Compensation Committee approves.

SARs may be granted as part of an option. SARs generally will be subject to the same terms and exercisable to the same extent as the associated option. SARs are a right to receive a payment, in cash or shares of common stock or a combination (as determined by the Compensation Committee), equal to any excess of the fair market value (on the date of exercise) of a stated number of shares of common stock over the exercise price stated in the award agreement.

Option Price

The option exercise price may not be less than the “fair market value” of a share of common stock on the date of grant. The fair market value is the per share closing price of common stock on the applicable date, and if not a trading date, the closing price for the preceding day on which sales of common stock were made.

Restricted Stock

The Compensation Committee may award shares of common stock subject to specific restrictions to eligible individuals. The Compensation Committee will determine the nature and extent of the restrictions on the shares, the duration of the restrictions, and any circumstance of forfeiture. During the period of restriction, recipients will have the right to receive dividends and the right to vote the shares.

Noble Energy, Inc. 2013 Proxy Statement

Approval of Amendment and Restatement of 1992 Plan (Proposal 4)

The Compensation Committee may waive any outstanding restrictions prior to the end of the restricted period. If the terms and conditions for the removal of the restrictions on the restricted stock are not satisfied, the restricted stock is forfeited and returned to the Company.

Cash Awards

Cash awards may be awarded by the committee to eligible recipients. Any cash award would be in addition to any payments or grants under our short-term incentive plan. A cash award provides for the payment of a cash bonus upon the achievement of stated performance goals. The committee determines the terms, restrictions and limitations that apply to a cash award. The maximum amount that may be paid under all cash awards to any one person under the 1992 Plan during any one calendar year may not exceed $4,000,000.

Performance Awards

The Compensation Committee may grant performance awards to eligible individuals that are contingent upon the achievement of one or more performance measures. Performance awards may be settled in cash or stock, as determined by the committee.

The performance criteria that may be used consist of objective tests based on the following:

—	An amount or level of earnings or cash flow;
—	earnings or cash flow per share;
—	return on equity or assets;
—	return on capital or invested capital and other related financial measures;
—	cash flow or earnings before interest, taxes, depreciation and amortization (“EBITDA”);
—	revenues;
—	income, net income or operating income;
—	expenses or costs or expense levels or cost levels;
—	proceeds of sale or other disposition;
—	share price;
—	total stockholder return;
—	operating profit;
—	profit margin;
—	capital expenditures;
—	net borrowing, debt leverage levels, credit quality or debt ratings;
—	the accomplishment of mergers, acquisitions, dispositions, or similar business transactions;
—	net asset value per share;
—	economic value added;
—	individual business objectives;
—	growth in reserves or production;
—	finding and development costs; and/or
—	safety results.

Each agreement for a performance award will explain (a) the maximum amount that may be earned in the form of cash or shares of common stock, as applicable, (b) the performance goal or goals and level of achievement that will apply to the award, (c) the performance period over which performance is measured, and (d) other terms that the committee may determine that are not inconsistent with the 1992 Plan.

Prior to the payment of any compensation pursuant to a performance award, the Compensation Committee must determine and then certify in writing that the applicable performance goal or goals and other material terms of the award have been satisfied. The committee also has the authority to reduce, but not to increase, the amount payable in cash and the number of shares of common stock to be issued, retained or vested pursuant to a performance award.

Amendment and Duration of the 1992 Plan

The Board may at any time amend, suspend or terminate our 1992 Plan but may not, without the approval of the stockholders of the Company:

—	Increase the maximum number of shares subject to the 1992 Plan;

—	reduce the exercise price per share covered by options below the price specified in the 1992 Plan; or
—

permit the “re-pricing” of options and any SARs that relate to such new options, or permit the cancellation of “underwater” options and any SARs that relate to such options in return for cash or other consideration.

Additionally, the Board may not, without the consent of the recipient, amend or cancel any outstanding award in a manner that adversely affects the recipient in a material way.

Noble Energy, Inc. 2013 Proxy Statement

Approval of Amendment and Restatement of 1992 Plan (Proposal 4)

United States Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences arising from grants and awards under the 1992 Plan. The tax consequences vary depending upon particular circumstances, and the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws. This summary is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding penalties that may be imposed under U.S. federal tax laws.

Nonqualified Options

A participant will not recognize taxable income upon the grant of a non-qualified stock option, but will have taxable income at the time of exercise equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. We are entitled to a tax deduction for the same amount at the same time.

Incentive Options

A participant will not recognize taxable income upon the grant of an incentive stock option and also will not recognize income for federal income tax purposes at the time of exercise, but in some circumstances may be subject to alternative minimum tax as a result of the exercise. If the participant does not dispose of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant or one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under these circumstances, we will not be entitled to any deduction for federal income tax purposes. If the participant fails to hold the shares for that period, the disposition is treated as a disqualifying disposition requiring the participant to recognize taxable income equal to the excess of the fair market value on the exercise date over the exercise price (but in most cases not more than the gain realized on the disposition). Any additional amount realized upon the disposition is taxable as long-term or short-term capital gain. If a disqualifying disposition occurs, we will be entitled to a tax deduction equal to the ordinary income amount the participant recognizes.

SARs

A participant will not recognize taxable income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right the participant must recognize taxable income equal to the amount of cash or the fair market value of the shares received on exercise, and we are entitled to a corresponding tax deduction in the same amount.

Restricted Stock

A participant will not recognize taxable income upon the receipt of an award of restricted stock (unless the participant elects to accelerate the income under Section 83(b) of the Internal Revenue Code). When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares. We will be entitled to a corresponding tax deduction. Dividends on restricted stock accumulated during the restriction period that are paid to the participant at the end of the restricted period will also be compensation income to the participant and will be deductible as compensation expense by us.

Cash Awards

An individual who receives a cash award will recognize ordinary income subject to withholding for federal income tax purposes at the time the cash is received (or, if earlier, the date the cash is made available to the individual). We will be entitled to a deduction for the amount of the cash award at such time.

Performance Awards

A participant will not recognize taxable income upon the grant of a performance award, but will recognize taxable income at the time the award is paid equal to the amount of cash paid or the value of shares delivered, and we will be entitled to a corresponding tax deduction.

Limitations on the Company’s Compensation Deduction

Section 162(m) of the Internal Revenue Code limits the deduction that the Company may take for compensation payable to certain officers of the Company to the extent that compensation paid to any such officer for the year exceeds $1,000,000, but not counting any compensation that is performance-based. The 1992 Plan has been designed so that awards of nonqualified options and incentive options and SARs may qualify as performance- based compensation for this purpose. In addition, awards of restricted stock and cash awards that are designed to

Noble Energy, Inc. 2013 Proxy Statement

Approval of Amendment and Restatement of 1992 Plan (Proposal 4)

satisfy the requirements for performance awards are intended to qualify as performance-based compensation for this purpose.

Section 280G of the Internal Revenue Code limits deductions for compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Accelerated vesting or payment of awards under the 1992 Plan upon a change in ownership or control of the Company could result in excess parachute payments. A disqualified individual receiving an excess parachute payment is subject to a 20 percent excise tax on the amount of the payment.

Our Board recommends that stockholders vote FOR the approval of the proposed amendment and restatement of our 1992 Plan.

Noble Energy, Inc. 2013 Proxy Statement

Approval of Amendment to Certificate of Incorporation (Proposal 5)

Approval of Amendment to Certificate of Incorporation (Proposal 5)

Our Board has approved, and recommends your approval of, an amendment to the Company’s Certificate of Incorporation to add a new Article which would provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (d) any action asserting a claim governed by the internal affairs doctrine, except for any such action in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts or any such action in which a federal court has assumed exclusive jurisdiction of a proceeding.

The Board is aware that certain proxy advisors, and even some institutional holders, take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. As a Company we have maintained strong governance practices, many of which are described in this Proxy Statement, including a highly independent board that is elected annually, a majority vote standard in uncontested director elections, a separate and empowered Lead Independent Director, the absence of a “poison pill” and a comprehensive risk management program. In light of those practices the Board believes that it is more prudent to take preventive measures before the Company and almost all of its stockholders are harmed by the increasing practice of lawsuits being filed in plaintiff’s favorite jurisdictions, not after.

The Board believes that our stockholders will benefit from having intra-company disputes litigated in the Delaware Chancery Courts. Although some plaintiffs might prefer to litigate matters in a forum outside of Delaware because another court may be more convenient or viewed as being more favorable to them (among other reasons), the Board believes that the benefits to the Company and its non-filing stockholders outweigh these concerns. Delaware offers a system of specialized Chancery Courts to deal with corporate law questions, with streamlined procedures and processes that help provide relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of litigation for all parties. These courts have developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes. In addition, adoption of this amendment would reduce the risk that the Company could be involved in duplicative litigation in more than one forum, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware law. This amendment gives the Board the flexibility to consent to an alternative forum in the appropriate instances.

Although exclusive jurisdiction provisions such as is proposed here are becoming increasingly common, and we know of no reason a court in another state would not be willing to enforce its terms, we cannot be sure that such a court would enforce the provision and transfer any covered proceeding to the Delaware courts.

The affirmative vote of the holders of a majority of our outstanding shares of common stock is required for approval of the proposed amendment to our Certificate of Incorporation. Abstentions will have the same effect as votes against approval of the proposed amendment. Shares of our common stock represented by executed but unmarked proxies will be voted for the proposed amendment.

If this amendment is approved by our stockholders, it will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which we intend to do promptly following action by stockholders at the 2013 annual meeting. If this amendment is not approved by our stockholders, the certificate of amendment will not be filed with the Delaware Secretary of State. A copy of the proposed amendment is attached to this Proxy Statement as Appendix C.

Our Board recommends that stockholders vote FOR the approval of the proposed amendment to the Certificate of Incorporation.

Noble Energy, Inc. 2013 Proxy Statement

Approval of Amendment to By-Laws (Proposal 6)

Approval of Amendment to By-Laws (Proposal 6)

Our Board has approved, and recommends your approval of, an amendment to the Company’s By-Laws to (a) clarify that broker non-votes and abstentions count towards a quorum but are not considered a vote for or against a proposal, (b) allow the Board to fix separate record dates for determining stockholders entitled to notice of, and to vote at, meetings, and (c) increase the age after which directors will not be eligible to be nominated for election from 70 to 75 years. A copy of the proposed amendment to our By-Laws is attached to this Proxy Statement as Appendix D.

Although action by our stockholders on this matter is not required, our Board believes that it is important to allow our stockholders the opportunity to vote on the following proposed changes to our By-Laws.

Broker Non-Votes and Abstentions

Under the NYSE rules, brokers are prohibited from exercising discretionary authority to vote on “non-routine” items submitted at stockholder meetings when they have not received instructions from beneficial owners of shares of our common stock. In that instance, the beneficial owner of the shares may instruct the broker on how to vote those shares. However, when no instructions are received from beneficial owners with respect to such items (so-called “broker non-votes”), the shares they hold will have no effect on the vote.

The Company’s By-Laws specifically state that “abstentions” and “broker non-votes” will not be counted as a vote cast either “for” or “against” the election of a director of the Company. However, the By-Laws do not specify how abstentions and broker non-votes will affect the vote on other matters. The proposed revision to Article II, Section 9 of our By-Laws will resolve this ambiguity and specifically state that abstentions and broker non-votes will have no effect on the vote, regardless of the matter being considered.

Dual Record Dates

Companies typically set a single record date for determining stockholders entitled to receive notice of, and to vote at, a meeting. Because the SEC’s proxy rules generally require proxy materials to be distributed to stockholders several weeks in advance of a meeting, stockholders as of the record date may have sold their shares by the time of the meeting, creating a mismatch between voting rights and economic interest. To address this issue, Delaware law (which governs many public companies) was amended in 2009 to permit separate record dates for notice and voting.

The proposed revision to Article VII, Section 5 of our By-Laws would provide the Board the option of selecting both (a) an initial “notice” record date for the purpose of giving notice of the meeting to those stockholders owning shares on the initial date (which would be a date currently considered the “record date”) and then (b) a later “voting” record date (which could be a later date occurring before the date of the meeting) for the purpose of determining which stockholders would actually be entitled to vote at the meeting. Both dates would be identified to our stockholders in the initial notice of the stockholders meeting.

Director Mandatory Retirement Age

Article III, Section 1(b) of our By-Laws currently provides that a director candidate will not be eligible for election to our Board after his or her 70th birthday. Although the Board continues to believe that a mandatory retirement age for directors is appropriate, it recognizes that people are living longer, more productive lives than ever before, and therefore believes that a five-year increase in the maximum age of eligibility, from 70 years to 75 years, is appropriate. The Board believes that this revision will allow highly qualified and capable directors who have been able to develop, over a period of time, increasing insight into the Company and its operations, to provide ever more valuable advice to the Board as a whole.

We are requiring the affirmative vote of the holders of a majority of shares of common stock represented in person or by proxy and entitled to vote for approval of the proposed amendment to our By-Laws. Shares of our common stock represented by executed but unmarked proxies will be voted for the proposed amendment.

Our Board recommends that stockholders vote FOR the approval of the proposed amendment to the Company’s By-Laws.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and program, the compensation decisions our Compensation Committee has made under that program and the factors considered in making those decisions. It focuses on the compensation of our Named Executive Officers for 2012, who were:

Name	Title
Charles D. Davidson	Chairman and Chief Executive Officer
Kenneth M. Fisher	Senior Vice President and Chief Financial Officer
David L. Stover	President and Chief Operating Officer
Rodney D. Cook	Senior Vice President — International
Susan M. Cunningham	Senior Vice President — Exploration

How Pay is Tied to Company Performance

Our goal continues to be to link compensation strongly to performance through financial incentives that are tied to the Company’s operational and financial results. 2012 was another strong year for the Company. The Company’s total stockholder return for 2012 was 9%, which was the seventh highest total stockholder return among our 15-company compensation peer group for that period. Our cumulative stockholder return for the past three fiscal years was 47%.

We delivered significant growth in 2012. Expansion of our horizontal Niobrara and Marcellus Shale developments resulted in a 24% increase in Wattenberg (DJ Basin, Colorado) production and a fourfold increase in Marcellus Shale (Pennsylvania and West Virginia) production. We realized further production increase from major new developments at Aseng (offshore Equatorial Guinea) and Galapagos (deepwater Gulf of Mexico), which came on line in 2011 and 2012, respectively. We moved forward on our major development projects, each of which will yield significant new production in future years; discovered new resources at Big Bend in the deepwater Gulf of Mexico and Carla, offshore Equatorial Guinea; and farmed into new opportunities offshore the Falkland Islands and Sierra Leone. Finally, we enhanced our portfolio with selective divestitures of non-core, onshore U.S. and North Sea properties, and maintained our strong balance sheet.

2012 operational and financial highlights include:

—	Net income over $1.0 billion (including $965 million from continuing operations), as compared with $453 million (including $412 million from continuing operations) for 2011;

—	total sales volumes from continuing operations of 239 MBoe/d, a 12% increase as compared with 2011;

—	year-end proved reserves of 1.2 BBoe, a decrease of 2% from year-end 2011;

—	increased DJ Basin total sales volumes to 77 MBoe/d net, with horizontal production contributing 28 MBoe/d net; and

—	Marcellus Shale production grew to 92 MMcfe/d, net, as compared with 19 MMcfe/d net in 2011.

Our 2012 operational and financial results, along with the individual performance of our executive officers, served as key factors in determining compensation for 2012, including:

—

In 2012 our Compensation Committee decided to increase the base salaries of our Named Executive Officers by an average of 3.7%, taking into account the results of data provided by our compensation consultant and each executive’s scope of responsibilities.

—	Production, relative controllable unit costs and discretionary cash flow were the performance-based measures for the quantitative component of our

Noble Energy, Inc. 2013 Proxy Statement

Compensation Discussion and Analysis

short-term incentive plan. The Company’s performance with respect to each of these metrics, along with other qualitative performance-based measures described below, resulted in the payment of annual cash incentive awards at above-target levels for our Named Executive Officers.

—

Long-term incentive compensation continues to constitute a substantial portion of the compensation for each of our Named Executive Officers, comprised of equity grants of stock options and awards of restricted stock. Grants and awards were made to our Named Executive Officers in 2012, taking into account the Company’s relative three-year performance versus our compensation peer group on measures such as total stockholder return, debt-adjusted per share production growth and reserve replacement.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2012 compensation of our Named Executive Officers and the link between compensation and Company performance.

Enhancements to Compensation Program for 2013

We continue to seek ways to enhance our executive compensation program to ensure that it remains linked to Company performance, and are implementing a number of changes beginning in 2013:

—

Performance criteria are being applied to a portion of the restricted stock awarded under our Long-Term Incentive Plan, with vesting of that portion based on our total stockholder return relative to our compensation peer group for the three year period following the year of the award.

—	Relative total stockholder return will also be added as a fourth performance measure under the Company’s Short-Term Incentive Plan, with the quantitative nondiscretionary component of the plan increasing from 36% to 60% of the total payout calculation and allocated 15% each to production, discretionary cash flow, relative controllable unit costs and relative total stockholder return.

—

Our Code of Business Conduct and Ethics has been amended to allow our Compensation Committee or Board to recoup or “clawback” compensation in cases involving restatement of financials or oil and gas reserves, or substantial code violations.

—	Adjustments have been made to our compensation peer group to ensure that it continues to be relevant.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Discussion and Analysis

Relationship between Company Performance and Chairman and Chief Executive Officer Compensation

Our compensation program is designed to link compensation strongly to performance through financial incentives that are tied to the Company’s operational and financial results. The following illustrates the directional relationship between Company performance, based on several key metrics, and the total direct compensation (including salary, bonus, stock and option awards and non-equity incentive plan compensation) of our Chairman and CEO from 2010 to 2012. These key metrics — production, relative controllable unit costs and discretionary cash flow — were chosen because we believe that they correlate to long-term stockholder value.

Production (MBoe/d)	Controllable Unit Costs (percentage/tier relative to compensation peer group)

Discretionary Cash Flow(1) (Billions)	Chairman and CEO Total Direct Compensation (Millions)

[1]	Non-GAAP results. See “Non-GAAP Financial Measures” in Appendix A to this Proxy Statement for reconciliation to GAAP results.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Discussion and Analysis

Five-Year Total Stockholder Return

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2007 would have grown to $134.52 on December 31, 2012, with dividends invested quarterly, for those who wish to consider total stockholder return when evaluating executive compensation. The chart also compares the total stockholder return on the Company’s common stock to the same investment in the S&P 500 Index and the Company’s compensation peer group over the same period, with dividends reinvested quarterly. As illustrated below, the Company’s common stock outperformed both the S&P 500 and the Company’s compensation peer group during this period.

Comparison of Five-Year Cumulative Total Stockholder Return*

Year Ended December 31,	2007	2008	2009	2010	2011	2012
Noble Energy, Inc.	$100.00	$62.51	$91.55	$111.73	$123.62	$134.52
S&P 500	$100.00	$63.00	$79.67	$91.67	$93.61	$108.59
Old Peer Group	$100.00	$62.91	$93.30	$105.49	$93.57	$93.54
New Peer Group	$100.00	$61.52	$88.30	$100.19	$97.29	$99.08

Noble Energy, Inc. 2013 Proxy Statement

Compensation Discussion and Analysis

Executive Compensation Practices

Below we highlight certain executive compensation practices, both what we do and what we don’t do, to provide a better understanding of our compensation program.

What We Do

☑  Pay for Performance - We tie pay to performance through financial incentives that are tied to the Company’s operational and financial results. A substantial portion of executive pay is not guaranteed. We set clear operational and financial goals for corporate and business unit performance and differentiate based on individual achievement.

☑  Review Tally Sheets - We review tally sheets for our executive officers prior to making annual executive compensation decisions.

☑  Mitigate Undue Risk - We mitigate undue risk associated with compensation, including adopting a clawback provision, setting multiple performance measures and targets and maintaining robust Board and management processes to identify risks. We do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

☑   Reasonable Post-Employment/Change in Control Provisions - We believe we have reasonable post-employment and change in control arrangements that are generally structured to apply to executive officers in the same manner as the broader employee population.

☑  Modest Perquisites - We provide only modest perquisites that have a sound benefit to the Company’s business.

☑   Stock Ownership Guidelines - We have adopted stock ownership guidelines, which all Named Executive Officers exceed.

☑  Regular Review of Share Utilization - We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

☑  Independent Compensation Consulting Firm - Our Board and its committees benefit from the use of an independent compensation consulting firm that provides no other services to the Company.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Discussion and Analysis

What We Don’t Do

☒  No Employment Contracts - We do not have employment contracts for the Chairman and CEO or other Named Executive Officers.

☒   No Inclusion of the Value of Equity Awards in Pension or Severance Calculations

☒  No Personal Aircraft Use

☒  No Separate Change in Control Agreements for Incoming Executive Officers (although Messrs. Davidson and Stover and Ms. Cunningham have pre-existing separate Change in Control Agreements).

☒  No Excise Tax Gross-Ups Upon Change in Control

☒  No Repricing Underwater Stock Options

Noble Energy, Inc. 2013 Proxy Statement

Compensation Discussion and Analysis

Results of 2012 Advisory Vote to Approve Executive Compensation

At the 2012 Annual Meeting of Stockholders, we held our second annual advisory vote on executive compensation. Over 90% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered this to be a favorable outcome and believes it conveyed our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation program. As a result, the Compensation Committee made no material changes in the structure of the program or pay for performance philosophy for 2012. The committee nonetheless continues to seek ways to enhance our executive compensation program to ensure it remains linked to Company performance and has implemented the changes previously noted for 2013. At the 2013 Annual Meeting of Stockholders, we will again hold an annual advisory vote to approve executive compensation (page 26), and the Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Determining Executive Compensation

Our executive compensation program is overseen by our Compensation Committee, with input from our management and outside compensation consultant.

Role of Compensation Committee

Membership

Our Board appoints our Compensation Committee members and Chair, and these appointees continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of our Compensation Committee may be removed, with or without cause, by our Board. Our Governance Committee, after consultation with our Lead Independent Director, makes recommendations to our Board with respect to the appointment of Board members to all of its committees considering, in the case of our Compensation Committee, criteria such as experience in compensation matters, familiarity with our management and other key personnel, understanding of public company compensation issues, time availability necessary to fulfill committee responsibilities and independence and other regulatory requirements. No member of our Compensation Committee participates in any of our employee compensation programs, and our Board has determined that none of our Compensation Committee members has any material business relationship with us.

Independence

We believe that these membership criteria are met by Kirby L. Hedrick, Jeffrey L. Berenson, Edward F. Cox and Thomas J. Edelman, who currently serve on our Compensation Committee and did so throughout 2012. Each has been determined by our Board to meet the NYSE standards for independence, and is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code.

Meetings

Our Compensation Committee’s meeting schedule is set annually and meeting agendas are based on an annual calendar of recurring agenda items approved by the committee. The meeting agendas may include additional items as determined by the committee in its discretion, and the committee may also hold special meetings. Committee meeting agendas are reviewed by our Lead Independent Director and approved by the committee Chair. Our Compensation Committee held 6 meetings during 2012.

Delegation of Authority

In an effort to minimize the need for special meetings of our Compensation Committee to address routine compensation matters involving non-executive-officer employees, the committee has delegated limited authority to our CEO to (a) grant stock options and award restricted stock to new hires for employment inducement purposes, (b) approve cash retention payments, and (3) make adjustments related to change of control severance plan participation resulting from organizational changes affecting employees not participating in the Change of Control Severance Plan for Executives. Actions taken by our CEO under these delegations are required to be reported to our Compensation Committee at its next regularly scheduled meeting and the committee reviews the appropriateness of the delegation on an annual basis.

Role of Management

Our CEO and our Vice President — Human Resources generally attend Compensation Committee meetings and provide input to the committee with respect to executive compensation, key job responsibilities, performance objectives and compensation trends. They also coordinate with the compensation consultant to ensure that committee requests regarding executive compensation matters are addressed. We believe that our CEO and Vice President —

Noble Energy, Inc. 2013 Proxy Statement

Compensation Discussion and Analysis

Human Resources are best qualified to support the committee in these areas given their understanding of our business and personnel, compensation program and competitive environment. In this supporting role they may provide information and recommendations relevant to establishing performance measures, weightings, targets, and similar items that affect compensation. Our CEO is closely involved in assessing the performance of our executive officers and advising our Compensation Committee in that regard, and may request that our Compensation Committee schedule special meetings to address executive compensation matters. Our CEO and our Vice President — Human Resources may also communicate directly with the compensation consultant in this supporting role. Our Compensation Committee is not obligated to accept our management’s recommendations with respect to executive compensation matters, and meets in executive session to discuss such matters outside of the presence of our management. During 2012, the committee held five executive sessions.

Role of Compensation Consultant

Our Compensation Committee may retain, at our expense, independent compensation consultants it deems advisable to assist it in executive compensation matters. The committee meets with the compensation consultants, within and outside the presence of our management, to review findings based on market research regarding executive compensation and considers those findings in determining and making adjustments to our executive compensation program.

Our Compensation Committee continued to retain Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive compensation for 2012. The committee considered a number of traits in making this decision.

Compensation Consultant Traits

—	Effective past performance

—	Provides services only to our Board and its committees

—	Familiar with our executive compensation program and the programs of our compensation peer group

—	Offers a comprehensive range of services associated strictly with executive compensation

—	No conflicts of interest

—	Maintains policies and procedures designed to avoid conflicts of interest

In 2012, the compensation consultant was responsible for reviewing our executive compensation program and providing comparative market data and trends on compensation practices and programs based on an analysis of our peer companies and other factors. Representatives of the compensation consultant participated in all scheduled meetings of the committee, including executive session without management, and provided input on prevailing trends. The compensation consultant also provided consulting services to our Governance Committee in 2012 in reviewing our non-employee director total compensation. A breakdown of fees paid to the compensation consultant for fiscal years 2012 and 2011 is set out below.

	2012	%	2011	%
Executive Compensation Fees(1)	$142,512	85	$137,557	85
Director Compensation Fees(2)	25,149	15	24,275	15
Total	$167,661	100	$161,832	100

(1)	Services rendered in 2012 and 2011 include evaluating executive officer total compensation, including base salary, short- and long-term incentive compensation and post-employment compensation, and addressing compensation peer group comparisons and trends.
(2)	Services rendered in 2012 and 2011 include reviewing non-employee director total compensation, including annual retainer and meeting fees and equity compensation, and addressing compensation peer group comparisons and trends.

Compensation Considerations

Compensation Benchmarking

When making compensation decisions, we also evaluate the compensation of our CEO and other executive officers relative to that paid to similarly-situated executives at companies that we consider to be our peers — this is often referred to as “benchmarking.” We consider benchmarking data in determining executive officer base salary, our short-term incentive plan target bonus percentage factors, equity grant levels and the overall structure of our compensation program.

Our Compensation Committee maintains a compensation peer group of companies, which consists of larger and smaller publicly-traded oil and gas exploration and production companies that have similar operating and financial characteristics to ours. Our Compensation Committee, with the assistance of our CEO and the compensation consultant, reviews the composition of the peer group annually to ensure that companies remain relevant for comparative purposes.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Discussion and Analysis

There are a number of factors considered in determining our compensation peer group:

—	Base of operations (U.S. versus overseas headquarters);

—	similarity of operations;

—	relevant market valuation;

—	stock exchange membership;

—	business profile (including focus on upstream exploration and production activities);

—	production and reserves; and

—	the identity and operations of companies that consider us to be one of their peers.

Taking these factors into account, our Compensation Committee approved the following compensation peer group for 2012:

2012 Compensation Peer Group
— Anadarko Petroleum — Apache Corp. — Cabot Oil and Gas Corp. — Chesapeake Energy Corp. — Continental Resources, Inc. — Devon Energy Corp. — EOG Resources, Inc. — Marathon Oil Corp.	— Murphy Oil Corp. — Newfield Exploration Company — Pioneer Natural Resources Company — Plains Exploration and Production Company — Range Resources Corp. — Southwestern Energy Company

Following a review of the compensation peer group on January 29, 2013, for 2013 our Compensation Committee removed Plains Exploration and Production Company from the peers listed above given its pending acquisition by another company, and added Hess Corporation, a U.S. company listed on the NYSE with a balance of projects similar in size and scope to ours.

Tally Sheets

When making executive compensation decisions, our Compensation Committee analyzes the comparative total compensation of our executive officers. To facilitate this analysis, our CEO and our Vice President — Human Resources work with the compensation consultant to provide the committee with comparative tally sheets for our executive officers that include base salary and short-term incentive plan and long-term incentive plan elements; also providing separate summary information on post-employment compensation trends, benefits and other relevant factors. This information reflects recent publicly available information and other market data. We believe that it provides our Compensation Committee with a sufficient basis to analyze the comparative total compensation of our executive officers. In addition, the committee meets with the compensation consultant for related discussion.

Internal Pay Equity

While comparisons to compensation levels at companies in our compensation peer group are helpful in assessing the overall competitiveness of our executive compensation program, we believe that our program must also be internally consistent and equitable. In its review of total compensation, our Compensation Committee considers the relationship between our CEO’s total compensation and that of our other executive officers. The committee has not adopted a formal policy regarding internal pay equity, but for 2012 concluded that CEO compensation was equitable compared to that of our President and Chief Operating Officer (“COO”) and other Named Executive Officers in recognition of the CEO’s broad responsibility and accountability for the Company’s strategy and operations, compliance and controls, investor and government relations and role as Chairman of our Board. The 2012 total compensation of our COO was likewise found to be equitable compared to that of the next Named Executive Officers in recognition of the COO’s broad responsibility for the Company’s worldwide exploration and production operations, our Compensation Committee’s views on that position relative to the other Named Executive Officer positions and the fact that two of the other Named Executive Officers report directly to the COO. Internal pay equity was also considered by our Compensation Committee with respect to the Company’s Chief Financial Officer (“CFO”) and other Named Executive Officers.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Discussion and Analysis

What We Pay and Why: Elements of Compensation

We have three elements of total direct compensation: base salary, our short-term incentive plan and our long-term incentive plan. The following table summarizes these three components, as well as our post-employment compensation programs.

Component	Base Salary	Short-Term Incentive Plan	Long-Term Incentive Plan	Post-Employment Compensation Programs
Type	— cash	— annual cash bonus	— annual stock option grant and restricted stock award	— qualified and non-qualified plans
Purpose	— attract/retain high quality individuals — deliver baseline cash compensation commensurate with experience and expertise in role	— motivate performance and compensate employees for annual contributions	— attract, retain and motivate high quality individuals through long-term compensation opportunities — align long-term interests of employees and stockholders	— retain high quality individuals — provide financial security for unforeseen personal financial risks — provide tax-efficient means to save for retirement
Structure	— market-based, considering salary range for job grade /responsibilities	— performance-based quantitative and qualitative factors	— equity grants of stock options with 10 year terms and restricted stock vesting over 3 years (performance component in 2013 awards)	— plans and programs with broad eligibility

Base Salary

We pay base salaries to attract and retain high quality individuals and to provide a fixed base of cash compensation. We assign a job grade to each salaried position in the Company, including the Named Executive Officers. The salary range for each job grade is informed by a survey of our compensation peer group and broader industry pay practices for the various jobs within the job grade. These ranges are used as guidelines in determining individual salaries.

Base salaries for the Named Executive Officers are individually determined by the Compensation Committee after consideration of:

—	Breadth, scope and complexity of the role;

—	fairness (employees with similar responsibilities, experience and historical performance are treated comparably);

—	current compensation; and

—	individual performance.

We do not set the base salary of any employee, including any Named Executive Officer, at a certain multiple of the salary of another employee. There are two situations that may warrant a change to base salary: annual adjustments and promotions or changes in role.

Annual Adjustments

All employees’ base salaries are reviewed annually for possible adjustments. Increases in base salary are not automatic or guaranteed. Increases for the Named Executive Officers were approved on October 22, 2012 and effective November 1, 2012 and were as follows:

—	Mr. Davidson received no increase;
—	Mr. Fisher received a 5.2% increase;
—	Mr. Stover received a 3.6% increase;
—	Ms. Cunningham received a 4.0% increase; and
—	Mr. Cook received a 5.5% increase.

The Compensation Committee believes the increases in the base salaries of the Named Executive Officers were appropriate based on the Company’s strong performance and the considerations in determining base salary discussed above.

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Compensation Discussion and Analysis

Promotions or Changes in Role

Base salary may also be increased to recognize additional responsibilities resulting from a change in an employee’s role or a promotion to a new position. Increases are not guaranteed for a promotion or change in role. No such increases were made to Named Executive Officers’ base salaries in 2012.

Short-Term Incentive Plan

Our short-term incentive plan (“STIP”) is a performance-based annual incentive bonus plan that is payable in cash and available to all of our full-time employees, including our Named Executive Officers. It provides a performance-based incentive, beyond base salary, that is designed to motivate performance and compensate employees for the value of their annual contributions. In addition, given its annual nature and quantitative and qualitative components, the STIP has flexibility to respond to changing market conditions.

The target STIP bonus for an employee is the employee’s base salary at year-end multiplied by the percentage factor assigned to the employee’s salary classification. The target bonus percentage factors for our Named Executive Officers for 2012 were as follows:

Mr. Davidson	110%
Mr. Stover	100%
Mr. Fisher	80%
Ms. Cunningham	75%
Mr. Cook	75%

Payout under the plan may range from 0 to 2.5 times the aggregate target bonus pool for all employees. No Named Executive Officer received a STIP bonus in excess of 2.5 times such officer’s target bonus percentage factor for 2012.

In January of each year, our Compensation Committee approves annual STIP quantitative performance-based measures, including their relative weighting and specific targets. The measures, weighting and targets are communicated to our executive officers at that time. The 2012 quantitative measures weighting, targets and results were as follows:

Quantitative Measures (36% of total)

Measure	Weight	Target(1)	Result(1)
Production	14%	254.2 MBoe/d	250.1 MBoe/d
Relative Controllable Unit Costs	14%	50th Percentile of Peers	4th out of 15
Discretionary Cash Flow	8%	$2.794 billion	$2.954 billion(2)

(1)	The targets for 2012 were not adjusted for discontinued operations and other divestitures that occurred during the year. Consequently, results presented have not been adjusted to reflect the sale of our North Sea properties, sales of certain properties in the Permian Basin, the Mid-Continent area and Kansas, or any other divestitures that occurred during 2012.

(2)	Non-GAAP result. The Company defines discretionary cash flow as net cash provided by operating activities before changes in working capital, cash exploration costs, current tax expense of earnings adjustments and certain other adjustments.

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Compensation Discussion and Analysis

Qualitative Measures (64% of total)

The Compensation Committee also considered the Company’s results in the following financial and operational areas:

Measure	Result
Additions to proved oil and natural gas reserves	121.3 MMBoe (net) added
Safety and environmental performance	Company record low incident rate (combined Company and contractor)
Financial controls	Balance sheet maintained, record liquidity of $5.4 billion
Regulatory compliance	Continued enhancement of compliance and ethics program
Progress on major projects	Tamar development (Israel) on target for 2013 start-up; Alen (West Africa), Marcellus Shale wet gas and Niobrara projects accelerated
Divestiture program	Over $1 billion proceeds received
Relative total stockholder return	9%, 7th out of 15 among our compensation peer group

For 2012, the Compensation Committee decided to continue to exclude reserve additions from the STIP quantitative measures and instead consider them as a qualitative measure. This allows the committee to better evaluate the Company’s performance in light of widely variable reserve bookings that could occur as a result of the Company’s sanction of, or failure to sanction, major projects in the deepwater Gulf of Mexico, Israel and West Africa.

Our Compensation Committee approves the target for each quantitative measure after considering prior year financial and operational results, the Board-approved budget, planned projects and capital spending plans for the upcoming year. Our Compensation Committee also considers that the achievement of those targets can be significantly affected by availability of labor and equipment, acquisitions and sales, weather, product demand and pricing, competition, regulatory changes and other industry conditions that cannot be determined with certainty at the time the targets are set. For example, new and proposed regulations regarding hydraulic fracturing could impact future onshore drilling plans. We believe that our targets are set aggressively in light of these variables and require achievement of significant performance.

The targets for the annual STIP quantitative measures may include certain adjustments that are not normally included in publicly reported results. For instance, the production target is reduced from reported production by discounting gas volumes sold at a lower price in Equatorial Guinea. In addition, the effects of any significant acquisitions or divestitures are excluded when considering performance against the production and discretionary cash flow targets.

Payout curves were approved for each quantitative measure at the time targets were set, ranging from a factor of 0 to 2.5, with a 1.0 factor at each target. As shown above, the Company’s 2012 performance exceeded the target for discretionary cash flow, met the target for relative controllable unit costs and was slightly below target for production. Our Compensation Committee reviewed information provided by Company management on actual performance for each measure as applied to the measure’s payout curve to determine the bonus factor for that measure. Each bonus factor was then multiplied by the weighting for its respective measure, with the sum of the three bonus factors, as adjusted for weighting, yielding the STIP quantitative performance-based component. Our Compensation Committee likewise considered the Company’s favorable financial and operational results in areas such as those noted above in determining the qualitative component.

The sum of the quantitative and qualitative components was applied to the Company’s aggregate target bonus pool to determine our total bonus amount to be paid. This amount was then allocated between executive officers and other employees. In the case of executive officers, the committee considered the performance of the CEO as measured against operational and financial goals submitted by the CEO earlier in the year, as well as the CEO’s assessment of the performance of the other executive officers as measured against goals each submitted earlier in the year for his or her business unit or organization, and allocated the pool based on that

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Compensation Discussion and Analysis

assessment of individual performance and each executive officer’s respective target bonus percentage factor. A cash payout under the plan based on the Company’s 2012 performance occurred in February 2013.

The 2013 STIP quantitative performance-based measures, relative weighting and specific targets were approved by our Compensation Committee on January 23, 2013 and communicated to our executive officers. Our Compensation Committee elected to retain the three performance-based measures used in 2012 and add a fourth for relative total stockholder return, each with the same weighting but with different targets. Quantitative performance-based measures for 2013 will include production, relative controllable unit costs, discretionary cash flow and relative total stockholder return, each equally weighted at 15%. Proved reserve additions will continue to be considered by the committee in determining the qualitative component which, for 2013, will represent 40% of the STIP formula.

We believe that the approved targets for 2013 will be appropriately difficult to achieve since they will be affected by many of the same challenges and uncertainties as described above. While those targets are disclosed above in the context of historical 2012 performance, we believe that the disclosure of 2013 targets would result in competitive harm to us and are therefore omitted since (a) we are engaged in a highly competitive business, (b) we may pursue opportunities in areas without first publicly disclosing our intention to do so and (c) disclosure of these targets might enable our competitors to determine our strategic areas of interest and priorities throughout the year. We also do not believe that the disclosure of 2013 targets is material to an understanding of our 2012 executive compensation program as covered by this Proxy Statement.

Long-Term Incentive Plan

Our long-term incentive plan (“LTIP”) was approved by our Compensation Committee and adopted by our Board on January 27, 2004 and is designed to attract, motivate and retain individuals of high quality by:

—	Providing competitive long-term incentive compensation opportunities;

—	rewarding outstanding achievement by those who can most directly affect our performance and instill a sense of business ownership; and

—	aligning the interests of our employees with those of our stockholders so as to maximize long-term stockholder value creation.

Our Compensation Committee may make grants or awards of stock options, restricted stock and performance units under our LTIP. Stock options and restricted stock are granted and awarded under our 1992 Plan.

Approval of Grants

In approving grants, our Compensation Committee assesses the Company’s relative three-year performance versus our compensation peer group on measures such as total stockholder return, debt-adjusted per share production growth and reserve replacement. Other considerations include input from the CEO, market data provided by the compensation consultant, executive officer total compensation and internal pay equity. Grants for the CEO and other executive officers are approved by our Compensation Committee and discussed with our Board, outside the presence of the CEO and the other executive officers.

The regular Board and Compensation Committee meeting schedule for the upcoming year is set in April of the prior year, with regular Board meetings held in January, April, July, October and December. Our Compensation Committee meetings are usually held the day before each Board meeting. The timing of these meetings is not determined by executive officers and is usually in advance of the announcement of earnings. We do not time the release of material non-public information for the purpose of affecting the values of executive compensation. Our Compensation Committee may be aware of approximate earnings results at the time of making equity grant decisions, but it does not adjust the size or timing of grants to reflect possible market reaction.

Generally, annual stock option grants and restricted stock awards are approved at a January meeting of our Compensation Committee. Stock options and restricted stock are granted and awarded annually on February 1 (or the preceding business day if February 1 falls on a Saturday, Sunday or holiday). It is our policy to make grants and awards to executive officers and other employees at the same time. However, specific grants of stock options or awards of restricted stock may be approved at other regular or special meetings to recognize the completion of a significant transaction or project, a change in an employee’s responsibility or a specific achievement, or as an inducement to, or for the retention of, employment. No special grants were made to executive officers in 2012. We communicate grants to executive officers and other employees shortly after the date of approval, in accordance with our customary practices.

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Compensation Discussion and Analysis

Terms of Grants

Stock option grants represent the right to purchase shares of our common stock over a period of up to ten years at fair market value, as defined in the 1992 Plan, on the date of grant and upon such terms and conditions, consistent with the provisions of the plan, as are specified by our Compensation Committee at the time of grant. The 1992 Plan currently defines “fair market value” for grant purposes as (a) the closing sales price of our common stock on the NYSE on the date of grant with respect to grants and awards made on or after April 26, 2011 and (b) as the average of the reported high and low trading price of our common stock on the NYSE on the date of grant as to grants and awards made before April 26, 2011. If there was no reported sale on such grant date, then the fair market value is based on the last preceding date on which any reported sale occurred.

Stock options vest ratably over a three-year period and awards of restricted stock prior to 2013 vest 20% on the first anniversary of the award date, an additional 30% on the second anniversary of the award date and the remaining 50% on the third anniversary of the award date. Beginning with awards in 2013, performance criteria are being applied to the portion of restricted stock that will vest on the third anniversary of the award date, with the number of shares vesting adjusted for the Company’s relative total stockholder return ranking as a percentile versus our compensation peer group for the period beginning January 1 of the year of award and ending December 31 of the third year thereafter.

The performance vesting restricted stock will vest as shown in the chart below:

Company Percentile Rank	Payout%
50th percentile or higher	100%
25th percentile	50%
Below 25th percentile	0%

Holders of the performance-vesting restricted stock will also vest in additional shares of common stock in the event that the Company achieves a positive total shareholder return that is in excess of the 50th percentile. The number of additional shares that vest will range from 0% to 100% of the number of performance-vesting shares of restricted stock originally awarded, based on the following schedule: 50th percentile or less - 0%, 75th percentile - 50%, 90th percentile or above - 100%. For both performance-vesting restricted stock and additional shares, if the percentile level of the Company’s total shareholder return falls between two levels indicated above, the amount vested will be determined on the basis of a straight-line interpolation between the two levels. Dividends (to the extent declared) paid on restricted stock will be equal to the amount paid to other stockholders but will be retained by the Company and will only vest and be paid if and when the restricted stock vests.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for our officers and non-employee directors that are set out in our Corporate Governance Guidelines. We believe that our stock ownership guidelines reinforce the alignment of the long-term interests of our executive officers, non-employee directors and stockholders. We also believe that they help discourage the taking of excessive business risks.

Each officer listed below is expected to own a number of our shares with a value that is a multiple of the officer’s current base salary and each non-employee director is expected to own a number of shares with a value that is a multiple of the director’s annual cash retainer, as follows:

Position	Multiple
Chief Executive Officer	6.0X base salary
President	3.0X base salary
Chief Financial Officer	3.0X base salary
Other Senior Vice President	2.5X base salary
Vice President	2.0X base salary
Non-Employee Director	5.0X annual cash retainer

Holding Requirement

Individuals not meeting these guidelines within a prescribed timeframe will be required to retain fifty percent (50%) of any net shares they subsequently acquire upon the vesting of restricted stock and/or the exercise of stock options until the required ownership multiple is met.

On December 5, 2012, our Compensation Committee and Governance Committee reviewed the holdings of our officers and non-employee directors, finding that all of our executive officers and non-employee directors were in compliance with the guidelines. This continues to be the case as of the date of this Proxy Statement.

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Compensation Discussion and Analysis

2012 Compensation of CEO

Our Compensation Committee, with input from our other independent directors, evaluates Mr. Davidson’s performance on an annual basis. This evaluation provides the basis for the determination of Mr. Davidson’s compensation. In addition to the operational and financial results previously discussed and as reported in our Form 10-K for the year ended December 31, 2012, other significant operational highlights for the Company during 2012 under Mr. Davidson’s leadership include:

—	Completion of the Noa and Pinnacles wells, offshore Israel, to mitigate the impact of Mari-B production decline;
—	significant increase in exploration drill-worthy inventory;
—	maintenance of the Company’s investment grade credit rating; and
—	issuance of the Company’s first ever Sustainability Report.

Mr. Davidson’s base salary as of January 1, 2012 was $1,125,000. Based on the results of our compensation consultant’s review of 2012 executive compensation, our Compensation Committee made no adjustment to Mr. Davidson’s base salary.

Mr. Davidson received a total STIP payment of $2,165,625 in February 2013, based on our Compensation Committee’s review of overall performance of the Company for 2012, as well as Mr. Davidson’s performance as measured against operational and financial goals for 2012 that he submitted earlier in the year. Mr. Davidson’s STIP payment for 2012 performance increased by 16.7% compared to 2011.

Mr. Davidson received grants and awards under our 1992 Plan of 94,268 stock options and 36,830 shares of restricted stock on February 1, 2012, based in part on market data from the compensation consultant, and considering our relative performance versus our compensation peer group, and Mr. Davidson’s leadership performance.

We believe that Mr. Davidson’s compensation level is consistent with the objectives of our compensation program, provides an appropriate mix of fixed and variable compensation, rewards leadership performance by Mr. Davidson that produced some key results by the Company in 2012 and provides motivation for the future achievement of short- and long-term goals necessary to stockholder value creation. We also believe that it is internally consistent and equitable compared to our other executive officers in recognition of Mr. Davidson’s broad responsibility and accountability for the Company’s strategy and operations, compliance and controls, investor relations and role as Chairman of our Board.

2012 Compensation of Other Named Executive Officers

In determining the compensation of Messrs. Fisher, Stover and Cook and Ms. Cunningham for 2012, our Compensation Committee considered their respective roles, responsibilities and reporting within the Company; their respective contributions to the overall performance of the Company; the performance of their respective business units or organizations; comparisons to our compensation peer group; and internal pay equity.

Based on the results of the compensation consultant’s review of 2012 executive compensation, each of our other Named Executive Officers received an increase in base salary as our Compensation Committee determined that an increase was appropriate based on the median for their respective positions relative to our compensation peer group giving consideration to the scope of their respective responsibilities. Effective November 1, 2012, Mr. Fisher’s base salary was increased to $570,000, Mr. Stover’s base salary was increased to $710,000, Ms. Cunningham’s base salary was increased to $520,000, and Mr. Cook’s base salary was increased to $480,000.

After reviewing the overall performance of the Company for 2012 and the contributions to that performance of each non-CEO Named Executive Officer and his or her respective business unit or organization, our Compensation Committee approved the following STIP payments: Mr. Fisher — $789,919; Mr. Stover — $1,242,500; Ms. Cunningham — $675,588; and Mr. Cook — $623,620. We believe that these STIP payments are appropriate in light of the Company’s performance in 2012 and reflect the relative contributions of these executive officers, including Mr. Fisher’s leadership within the Company’s financial organization; Mr. Stover’s role in the growth of our domestic and international businesses; Ms. Cunningham’s role in our continued success in developing our exploration program; and Mr. Cook’s role in the progress made in our international development projects.

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Compensation Discussion and Analysis

On January 28, 2013, our Compensation Committee approved the following stock option grants and restricted stock awards under our 1992 Plan to our non-CEO Named Executive Officers:

Named Executive Officers	Stock Options	Shares of Restricted Stock
Kenneth M. Fisher	25,901	15,111
David L. Stover	47,092	27,474
Susan M. Cunningham	21,780	12,705
Rodney D. Cook	21,191	12,363

In determining the level of these grants and awards, our Compensation Committee considered market data provided by our compensation consultant regarding our compensation program and appropriate long-term incentive grant levels in light of compensation peer group practices and our relative performance versus that group.

Post-Employment Compensation

Our post-employment compensation is provided under qualified and nonqualified defined benefit plans, qualified and nonqualified defined contribution plans, and either individual change of control agreements or, alternatively, a change of control plan. Through its various components, our post-employment compensation facilitates our efforts to retain individuals of high quality and support a long-standing internal culture of loyalty and dedication to our interests.

Qualified Defined Benefit Plan

Our qualified defined benefit plan (“Retirement Plan”) provides employees originally hired before May 1, 2006, which includes all of our Named Executive Officers except Mr. Fisher, with retirement income benefits commencing upon retirement after attaining the normal retirement age of 65 or upon early or deferred vested retirement after attaining age 55 and completing 5 years of vesting service. Early retirement reductions apply if retirement benefits are commenced prior to age 65. The amount of an employee’s monthly Retirement Plan benefit will depend upon the employee’s final average monthly compensation, age and the number of his or her years of credited service (which is limited to a maximum of 30 years). Monthly Retirement Plan benefits commencing upon retirement after attaining the normal retirement age of 65 are calculated using the greater of the following two formulas:

Formula 1	Formula 2
1.25% x final average monthly compensation x years of credited service (up to 30) + 0.50% x final average monthly compensation that exceeds Social Security covered compensation x years of credited service (up to 30)	2% x final average monthly compensation x years of credited service (up to 20)

Final average monthly compensation generally means the employee’s average monthly compensation from the Company for the 60 consecutive months prior to retirement that results in the highest average monthly compensation for the employee. The compensation taken into account for Retirement Plan purposes includes the employee’s salary and STIP payment. The annual amount of compensation that can be taken into account for Retirement Plan purposes is limited by the Internal Revenue Code. This annual compensation limit is $250,000 for 2012 and $255,000 for 2013. The maximum annual benefit that may be paid to an employee under our Retirement Plan is also limited by the Internal Revenue Code. This maximum annual benefit beginning at age 65 is $200,000 for 2012 and $205,000 for 2013.

Our Compensation Committee reviewed our Retirement Plan in 2006 and concluded that an enhanced defined contribution plan would be better aligned with our

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Compensation Discussion and Analysis

compensation program objectives because it would offer employees more investment choices, be portable and be more cost-effective to the Company. Accordingly, beginning on May 1, 2006, our Retirement Plan was closed to new participants and new employees became eligible to instead receive an enhanced Company contribution in the qualified defined contribution plan described below. Employees originally hired before May 1, 2006, which include all of our Named Executive Officers except Mr. Fisher, continue to accrue benefits under the Retirement Plan.

We amended our Retirement Plan effective January 1, 2008 to allow existing plan participants to elect to receive a lump sum distribution upon separation from service. Lump sums are calculated using Internal Revenue Service mandated rates.

Nonqualified Defined Benefit Plan

Our nonqualified defined benefit plan (“Restoration Plan”) is an unfunded plan that provides the benefits under the Retirement Plan’s benefit formula that cannot be provided by the Retirement Plan because of the annual compensation and annual benefit limitations applicable to the Retirement Plan under the Internal Revenue Code. The amount of an employee’s monthly Restoration Plan benefit will depend upon the employee’s final average monthly compensation, age and the number of his or her years of credited service (which is limited to a maximum of 30 years). Existing plan participants were allowed to make a one-time election prior to January 1, 2008 to receive plan benefits in a lump sum payment upon separation from service, as permitted by the transition relief provisions of Internal Revenue Code Section 409A. Restoration Plan benefits are calculated using the same methodology utilized for our Retirement Plan. Employees originally hired before May 1, 2006, which include all of our Named Executive

Officers except Mr. Fisher, continue to accrue benefits under the Restoration Plan.

Qualified Defined Contribution Plan

Our qualified defined contribution plan (“Thrift Plan”) allows employees to make pre-tax contributions to the plan out of their basic compensation. For the purposes of the Thrift Plan, basic compensation generally means cash compensation, including overtime but excluding incentive payments, bonuses, allowances and other extraordinary remuneration. The amount of an employee’s basic compensation taken into account under the Thrift Plan cannot exceed the Internal Revenue Code limit, which is $250,000 for 2012 and $255,000 for 2013. The annual contribution made by an employee to the Thrift Plan cannot exceed 50% of his or her basic compensation and is limited to a maximum contribution amount specified under the Internal Revenue Code (which is $17,000 for 2012 and $17,500 for 2013, plus a catch-up contribution in each of those years of $5,500 for employees who are at least 50 years of age).

An employee’s pre-tax contributions (other than catch-up contributions) made to the Thrift Plan are matched by the Company on a dollar-for-dollar basis up to 6% of the employee’s basic compensation. In addition, beginning in 2006, the Company makes the following age-weighted contribution to the Thrift Plan for each participant whose initial employment date with the Company is on or after May 1, 2006 (which does not include any of our Named Executive Officers except Mr. Fisher) and who is employed by or on authorized leave of absence from the Company on the last day of the calendar year (or whose retirement, permanent disability or death occurred during such year while employed by or on authorized leave of absence from the Company):

Age of Participant	Contribution Percentage for Portion of Basic Compensation Below the FICA Taxable Wage Base	Contribution Percentage for Portion of Basic Compensation Above the FICA Taxable Wage Base
Under 35	4%	8%
At least 35 but under 48	7%	10%
At least 48	9%	12%

The contributions made to our Thrift Plan by or for a participant are credited to accounts maintained for such participant under the plan. The amounts credited to a participant’s accounts are invested at the direction of the participant in various investment fund options available under the Thrift Plan, including investment in shares of our common stock. The amounts credited to a participant’s accounts that are attributable to his or her

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Compensation Discussion and Analysis

pre-tax contributions are immediately 100% vested. Amounts attributable to the Company’s matching contributions become 34% vested upon the completion of one year of service, 67% vested upon the completion of two years of service, and 100% vested upon the completion of three years of service. The amounts attributable to the Company’s age-weighted contributions become vested after three years of service. The amounts credited to a participant’s accounts become distributable upon the participant’s termination of employment with the Company, and certain amounts are available for loans, hardship distributions and in-service withdrawals.

Nonqualified Deferred Compensation Plan

Our nonqualified deferred compensation plan (“Deferred Compensation Plan”) allows executive officers, and certain other employees, to save for retirement in a tax-effective way at minimal cost to us. Under the Deferred Compensation Plan, participants are allowed to defer portions of their salary and bonus and to receive certain matching and age-weighted contributions that would have been made to our Thrift Plan if the Thrift Plan had not been subject to Internal Revenue Code compensation and contribution limitations. Under this unfunded program, amounts deferred by the participant are credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury Notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal.

Change of Control Arrangements

We have adopted change of control arrangements for our executive officers and certain other employees. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control of the Company. Based on information provided by our compensation consultant, we believe that these arrangements are common practice and align our executive officer interests with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interest of stockholders without undue concern over whether the transactions may jeopardize their continued employment.

A change of control will be deemed to have occurred under our change of control arrangements if any of the following events occurs:

—	Individuals who constituted our Board on January 1, 2008 (or such other date as may be specified in individual change of control agreements) (“Incumbent Board”) cease to constitute at least 51% of the Board, provided that any individual whose election was approved by a vote of at least a majority of the directors of the Incumbent Board will be considered a member of the Incumbent Board;

—

our stockholders approve a reorganization, merger or consolidation whereby the persons who were stockholders immediately prior to the reorganization, merger or consolidation do not immediately thereafter own at least 51% of the voting shares of the new entity;

—	our stockholders approve a liquidation or dissolution of the Company or a sale of all or substantially all of our assets to a non-related party; or

—	a new person or entity becomes the owner of at least 25% of our outstanding common stock or voting power in the Company.

We believe that these changes of control events are an accurate depiction of circumstances that could reasonably be expected to result in a material change in the leadership and direction of the Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs.

All of our change of control arrangements include provisions regarding severance benefits that our executive officers and certain other employees may be entitled to receive if they are terminated within two years following a change of control of the Company. Under these arrangements, if a Named Executive Officer is terminated for any reason (other than for cause, disability or death) within two years after a change of control, we will then pay or provide the following to that Named Executive Officer:

—	All unpaid salary and expenses;

—	a lump sum equal to a multiple of his or her annual cash compensation (made up of annual salary and bonus) ranging from 2.5 times to 2.99 times;

—	an amount equal to his or her pro-rata target bonus for the then-current year;

—

life, disability, medical and dental insurance benefits, upon his or her written request, ranging among Named Executive Officers from 30 to 36 months or such shorter period until the executive obtains substantially equivalent coverage from a subsequent employer;

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Compensation Discussion and Analysis

—	the vesting of his or her stock options and restricted stock; and

—	reimbursement for reasonable fees up to $15,000 for out-placement employment services.

If we terminate the Named Executive Officer for cause, no benefit is payable to, or with respect to, that Named Executive Officer under our change of control arrangements. A termination for cause may only be made by the affirmative vote of a majority of the members of our Board.

Our change of control arrangements include a plan or, in the alternative, individual change of control agreements. Specifically, on October 24, 2006, our Board approved a Change of Control Severance Plan for Executives (“Executive Change of Control Plan”), which became effective on that date. The plan covers our executive officers and certain key employees, provided that they are not already party to pre-existing change of control agreements with us. All of our Named Executive Officers, except Messrs. Fisher and Cook, are parties to pre-existing change of control agreements and therefore may not participate in the plan at this time. Messrs. Fisher and Cook currently participate in our Executive Change of Control Plan.

Our change of control arrangements previously provided for a tax gross-up payment to the Named Executive Officer that would fully offset the effect of (a) any excise tax imposed by Section 4999 of the Internal Revenue Code upon the benefits payable under such arrangements (or under any other Company plan, arrangement or agreement), and (b) any federal, state or local income tax or additional Section 4999 excise tax that is attributable to the tax gross-up payment. Effective February 1, 2011, the tax gross-up provision was eliminated from all of our individual change of control agreements and our Executive Change of Control Plan.

Severance Benefit Plan

Our Severance Benefit Plan (“Severance Benefit Plan”) is an unfunded plan that provides for severance benefits to eligible employees, including our executive officers, in certain instances based upon years of completed service. The severance benefits are comprised of:

•	A cash payment of two weeks of base salary pay for every year of completed service, with a minimum of 12 weeks of pay and a maximum of 52 weeks of pay;
—	a pro-rated STIP payment based on the number of months of employment during the calendar year of termination;

—	six months of reduced-rate contributions under our medical and dental plans; and

—	twelve weeks of coverage under our employee assistance plan.

Perquisites

We do not consider perquisites to be a material component of executive compensation. In 2012, certain of our executive officers received modest personal benefits, such as club membership dues reimbursement, comprehensive physical examinations and a tablet computer.

Other Compensation Matters

Health and Welfare Programs

We offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term disability (“LTD”) and short-term disability insurance, life and accidental death and dismemberment (“AD&D”) insurance, health and dependent care, flexible spending accounts, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

Indemnification Agreements

We have entered into an indemnification agreement with each of our non-employee directors and our executive officers. These agreements provide for us to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. We also cover such persons under a directors’ and officers’ liability insurance policy that we choose, at our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable law and are in addition to any other rights the individual may have under our Certificate of Incorporation, By-Laws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executive officers and non-employee directors.

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Compensation Discussion and Analysis

Tax and Accounting Considerations

Under Section 409A of the Internal Revenue Code, amounts deferred for an executive officer under a nonqualified deferred compensation plan may be included in gross income when vested and subject to a 20% or more additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions.

Section 162(m) of the Internal Revenue Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other Named Executive Officers, unless that compensation is “performance-based compensation” within the meaning of Section 162(m) and the regulations promulgated thereunder. We believe that all of the stock options granted under the 1992 Plan qualify as performance-based compensation and therefore are not subject to the deduction limitation of Section 162(m). However, the salary and STIP payouts paid to our executive officers, the time-vested restricted stock awards, and certain payments provided for under our change of control arrangements with the Named Executive Officers are not exempt from this deduction limit.

Section 280G of the Internal Revenue Code limits our ability to deduct amounts paid to certain disqualified individuals, including our executive officers, that are treated as excess parachute payments. Excess parachute payments are also subject to an excise tax payable by the recipient of such payment. Parachute payments are payments that are contingent upon a change in the ownership or effective control of the Company or in the ownership of a substantial portion of our assets, and they become excess parachute payments with respect to a disqualified individual in the event that the total amount of the parachute payments made to such individual exceeds a certain threshold amount. Examples of the types of payments that could give rise to parachute payments are the accelerated vesting of stock options and restricted stock upon a change of control and severance payments made upon a termination of employment in connection with a change of control.

Although we consider tax deductibility in the design and administration of our executive compensation plans and program, we believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Internal Revenue Code.

Rules under generally accepted accounting principles determine the manner in which we account in our consolidated financial statements for grants of equity-based compensation to our employees. Our accounting policies for equity-based compensation are further discussed in Note 14 to our consolidated financial statements, included in our 2012 Annual Report on Form 10-K.

Noble Energy, Inc. 2013 Proxy Statement

REPORT OF THE COMPENSATION, BENEFITS

AND STOCK OPTION COMMITTEE

ON EXECUTIVE COMPENSATION

The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation, Benefits and Stock Option Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed this disclosure with management. Based on this review and discussions with management, the Compensation, Benefits and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

March 14, 2013.	Compensation, Benefits and

Stock Option Committee

Kirby L. Hedrick, Chair

Jeffrey L. Berenson

Edward F. Cox

Thomas J. Edelman

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our Named Executive Officers during 2010, 2011 and 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)(6)	Total ($)
Charles D. Davidson	2012	1,125,000	—	3,750,031	3,025,060	2,165,625	2,102,110	78,703	12,246,529
Chairman and Chief	2011	1,069,719	—	3,500,030	2,864,040	1,856,250	2,123,823	78,059	11,491,921
Executive Officer	2010	1,012,644	—	3,249,970	2,650,346	1,855,000	1,494,043	70,539	10,332,542

Kenneth M. Fisher(7)	2012	552,817	—	1,149,955	927,690	789,919	997	111,896	3,533,274
Senior Vice President and	2011	528,738	—	999,970	818,327	763,440	518	104,417	3,215,410
Chief Financial Officer	2010	495,192	500,000	826,516	674,014	790,000	—	83,771	3,369,493

David L. Stover	2012	679,930	—	2,250,018	1,815,042	1,242,500	866,440	51,615	6,905,545
President and Chief	2011	632,476	—	1,799,964	1,472,953	1,081,363	886,629	54,428	5,927,813
Operating Officer	2010	593,461	—	1,716,032	1,399,375	1,200,000	527,382	24,023	5,460,274

Susan M. Cunningham	2012	502,817	—	1,324,984	1,068,854	675,588	624,323	250,501	4,447,067
Senior Vice President —	2011	478,738	—	875,030	715,972	614,093	622,657	19,586	3,326,076
Exploration	2010	437,769	—	825,014	672,786	675,000	386,614	16,847	3,014,030

Rodney D. Cook	2012	458,522	—	1,324,984	1,068,854	623,620	1,107,771	25,052	4,608,803
Senior Vice President —	2011	429,486	—	875,030	715,972	564,370	1,173,636	25,173	3,783,667
International	2010	384,490	—	639,091	521,173	700,000	747,129	23,670	3,015,553

(1)	Certain of our Named Executive Officers deferred a portion of their base salaries under our Deferred Compensation Plan:

Name	Year	Percentage of Salary Deferred	Amount Deferred ($)

Charles D. Davidson	2012	45%	506,250
	2011	45%	481,374
	2010	45%	455,690

Kenneth M. Fisher	2012	4%	22,113
	2011	3%	15,862
	2010	0%	—

David L. Stover	2012	6%	40,796
	2011	5%	31,264
	2010	0%	—

Rodney D. Cook	2012	0%	—
	2011	0%	—
	2010	0%	—
(2)	Reflects the aggregate grant date fair value of restricted stock awarded under our 1992 Plan, which was computed in accordance with FASB ASC Topic 718. Shares awarded will vest according to the following schedule: 20% on the first anniversary of the award date; an additional 30% on the second anniversary of the award date; and the remaining 50% on the third anniversary of the award date. The vesting of these shares is not contingent upon the satisfaction of any performance goals. See the Grants of Plan-Based Awards table for information on restricted stock awarded in 2012.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

(3)	Reflects the aggregate grant date fair value of nonqualified stock options granted under our 1992 Plan. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant. Vesting of these options is not contingent upon the satisfaction of any performance goals, although none of the options may be exercised before the first anniversary (absent a change of control of the Company) or after the tenth anniversary of the date of grant. See the Grants of Plan-Based Awards table for information on stock options granted in 2012.

(4)	Reflects payments under our STIP based on the achievement of certain performance goals during the year indicated. STIP awards earned during the year indicated were paid or deferred in February of the following year, as follows:

Name	Year	STIP Payout ($)
Charles D. Davidson	2012	2,165,625
	2011	1,856,250
	2010	1,855,000
Kenneth M. Fisher	2012	789,919
	2011	763,440
	2010	790,000
David L. Stover	2012	1,242,500
	2011	1,081,363
	2010	1,200,000
Susan M. Cunningham	2012	675,588
	2011	614,093
	2010	675,000
Rodney D. Cook	2012	623,620
	2011	564,370
	2010	700,000

(5)	Reflects during the year indicated: (a) the aggregate increase in actuarial present value of the Named Executive Officer’s benefits under our Retirement Plan and Restoration Plan; and (b) the above-market Deferred Compensation Plan earnings, as follows:

Name	Year	Increase in Retirement and Restoration Plans($)(a)	Deferred Compensation Above-Market Earnings($)(b)
Charles D. Davidson	2012	1,893,070	209,040
	2011	1,855,729	268,094
	2010	1,324,713	169,330
Kenneth M. Fisher	2012	—	997
	2011	—	518
	2010	—	—
David L. Stover	2012	848,025	18,415
	2011	863,759	22,870
	2010	513,313	14,069
Susan M. Cunningham	2012	624,323	—
	2011	622,657	—
	2010	386,614	—
Rodney D. Cook	2012	1,102,420	5,351
	2011	1,167,383	6,253
	2010	743,818	3,311

(a)	Beginning of year values for calculating the aggregate increase in actuarial present value reflect a 4.25% discount rate for the Retirement Plan and Restoration Plan; end of year values reflect a 3.75% discount rate for both plans. Present values are based on the same actuarial assumptions and measurement dates used to determine the pension benefit obligations disclosed in Note 14 to our consolidated financial statements included in our 2012 Annual Report on Form 10-K, except that for purposes of the present value calculations participants are assumed to work until age 65 and commence their benefits at that time.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

(b)	Above-market earnings in 2012 are based on the difference between the plan crediting rate of 5.06% and 120% of the annual long-term Applicable Federal Rate as of September 2011 (4.30%); earnings in 2011 are based on the difference between the plan crediting rate of 5.54% and 120% of the annual long-term Applicable Federal Rate as of September 2010 (4.41%); earnings in 2010 are based on the difference between the plan crediting rate of 6.11% and 120% of the annual long-term Applicable Federal Rate as of September 2009 (5.27%).

(6)	All other compensation includes:

Name	Year	Thrift Plan Matching Contributions ($)	Deferred Compensation Plan Matching Contributions ($)	Club Memberships ($)	Insurance Premiums ($)	Holiday Bonus ($)	Physical Examinations ($)	Profit Sharing Plan Contributions ($)(a)	Temporary Expatriate Assignment Compensation ($)(b)
Charles D. Davidson	2012	15,000	52,500	9,174	1,872	157	—	—	—
	2011	14,700	49,483	9,110	1,872	157	2,150	—	—
	2010	14,700	46,059	7,391	2,232	157	—	—	—
Kenneth M. Fisher	2012	15,000	18,169	11,178	1,872	157	2,485	63,035	—
	2011	14,700	17,024	9,832	1,872	157	—	60,245	—
	2010	14,700	—	10,463	2,232	157	—	56,219	—
David L. Stover	2012	15,000	25,796	8,790	1,872	157	—	—	—
	2011	14,700	23,249	8,728	1,872	157	5,135	—	—
	2010	14,700	—	6,934	2,232	157	—	—	—
Susan M. Cunningham	2012	15,000	—	—	1,872	157	—	—	232,885
	2011	14,700	—	—	1,794	157	2,935	—	—
	2010	14,700	—	—	1,990	157	—	—	—
Rodney D. Cook	2012	15,000	—	8,176	1,719	157	—	—	—
	2011	14,700	—	8,119	1,610	157	—	—	—
	2010	14,700	—	7,065	1,748	157	—	—	—

Also included in the value of other compensation in 2012 is $587 for the value of a tablet computer furnished to Ms. Cunningham.

(a)	Mr. Fisher received Profit Sharing Plan contributions for 2012, 2011 and 2010 as of the last day of each calendar year. A portion of Mr. Fisher’s 2012 Profit Sharing contribution ($18,000) was deposited into Mr. Fisher’s Profit Sharing Plan contribution account in our Thrift Plan. The remaining portion of Mr. Fisher’s 2012 Profit Sharing Plan contribution ($45,035) was credited to Mr. Fisher’s account in our nonqualified Deferred Compensation Plan. A portion of Mr. Fisher’s 2011 Profit Sharing contribution ($17,800) was deposited into Mr. Fisher’s Profit Sharing Plan contribution account in our Thrift Plan. The remaining portion of Mr. Fisher’s 2011 Profit Sharing Plan contribution ($42,445) was credited to Mr. Fisher’s account in our nonqualified Deferred Compensation Plan. A portion of Mr. Fisher’s 2010 Profit Sharing contribution ($17,800) was deposited into Mr. Fisher’s Profit Sharing Plan contribution account in our Thrift Plan. The remaining portion of Mr. Fisher’s 2010 Profit Sharing Plan contribution ($38,419) was credited to Mr. Fisher’s account in our nonqualified Deferred Compensation Plan.

(b)	In 2012, Ms. Cunningham began a temporary expatriate assignment in Israel. As part of the Company’s expatriate assignment policy, the amounts in this column include the following compensation uplifts: expatriate assignment premium in the amount of $31,615, expatriate hardship pay in the amount of $42,154 and an expatriate location premium in the amount of $21,077. In addition, this amount also includes imputed income in the amount of $133,318 which represents federal income and FICA taxes paid on behalf of Ms. Cunningham as part of the Company’s expatriate assignment tax equalization policy. Finally, this amount includes a short-term relocation allowance payment of $3,000 which was grossed up for federal income and FICA taxes in the amount of $1,721.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

As reflected in the table above, the salary received by each of our Named Executive Officers as a percentage of their respective total compensation during the year indicated was as follows:

Name	Year	Percentage of Total Compensation
Charles D. Davidson	2012	9.2%
	2011	9.3%
	2010	9.8%
Kenneth M. Fisher	2012	15.7%
	2011	16.4%
	2010	14.7%
David L. Stover	2012	9.9%
	2011	10.7%
	2010	10.9%
Susan M. Cunningham	2012	11.3%
	2011	14.4%
	2010	14.5%
Rodney D. Cook	2012	10.0%
	2011	11.4%
	2010	12.8%

(7)	Mr. Fisher was appointed Senior Vice President and CFO of the Company effective November 16, 2009 and received two cash payments in the amount of $500,000 each pursuant to the terms of his compensation arrangement with the Company. The first payment was made on December 16, 2009 and the second payment was made on May 21, 2010.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2012.

Name	Approval Date(1)	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Units Granted	Thres- hold ($)	Target ($)	Max ($)	Thres- hold (#)	Target (#)	Max (#)
Charles D. Davidson	01/24/12	02/01/12	—	—	—	—	—	—	—	36,830	94,268	101.82	6,775,091
Kenneth M. Fisher	01/24/12	02/01/12	—	—	—	—	—	—	—	11,294	28,909	101.82	2,077,645
David L. Stover	01/24/12	02/01/12	—	—	—	—	—	—	—	22,098	56,561	101.82	4,065,060
Susan M. Cunningham	01/24/12	02/01/12	—	—	—	—	—	—	—	13,013	33,308	101.82	2,393,838
Rodney D. Cook	01/24/12	02/01/12	—	—	—	—	—	—	—	13,013	33,308	101.82	2,393,838

(1)	All grants were approved by our Compensation Committee, and were effective and priced on the date of grant.

(2)	Represents the shares of restricted stock awarded under our 1992 Plan in 2012. The shares will vest according to the following schedule: 20% of the award will vest on the first anniversary of the award date; an additional 30% of the award will vest on the second anniversary of the award date; and the remaining 50% of the award will vest on the third anniversary of the award date. Dividends declared on shares of restricted stock are accrued during the three-year restricted period and will be paid upon vesting of restricted shares.

(3)	Represents grants of nonqualified stock options under our 1992 Plan in 2012. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant.

(4)	Exercise price at “fair market value” was defined in our 1992 Plan, as amended and restated effective April 26, 2011, as the closing price of our common stock on the NYSE on the date of grant. The closing price of our common stock on February 1, 2012 was $101.82.

(5)	Reflects aggregate grant date fair value of restricted stock awarded and nonqualified stock options granted to our Named Executive Officers on February 1, 2012 computed in accordance with FASB ASC Topic 718. Grant date fair value of stock options reported above is as follows: Mr. Davidson — $3,025,060; Mr. Fisher — $927,690; Mr. Stover — $1,815,042; Ms. Cunningham — $1,068,854; and Mr. Cook — $1,068,854. Award date fair value of restricted stock reported above is as follows: Mr. Davidson — $3,750,031; Mr. Fisher — $1,149,955; Mr. Stover — $2,250,018; Ms. Cunningham — $1,324,984; and Mr. Cook — $1,324,984.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to restricted stock and stock options held by our Named Executive Officers as of December 31, 2012.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles D. Davidson	86,580				22.2325	2/1/2014	21,641	(4)	2,201,755
	58,852				29.8700	2/1/2015	30,972	(5)	3,151,091
	21,550				32.7925	5/16/2015	36,830	(6)	3,747,084
	12,000				41.4650	8/1/2015
	77,957				45.9400	2/1/2016
	164,118				53.4150	2/1/2017
	125,200				72.9400	2/1/2018
	130,490				50.2050	1/30/2019
	70,507	35,253	(1)		75.0900	2/01/2020
	31,591	63,182	(2)		90.4050	2/01/2021
		94,268	(3)		101.8200	2/01/2022
Kenneth M. Fisher	32,949				67.4600	11/16/2019	5,504	(4)	559,977
	17,931	8,965	(1)		75.0900	2/01/2020	8,849	(5)	900,297
	9,027	18,052	(2)		90.4050	2/01/2021	11,294	(6)	1,149,052
		28,909	(3)		101.8200	2/01/2022
David L. Stover	15,580				29.8700	2/1/2015	11,427	(4)	1,162,583
	8,000				41.4650	8/1/2015	15,928	(5)	1,620,515
	15,980				45.9400	2/1/2016	22,098	(6)	2,248,251
	48,610				53.4150	2/1/2017
	59,749				72.9400	2/1/2018
	72,710				50.2050	1/30/2019
	15,974				50.8000	3/18/2019
	37,227	18,614	(1)		75.0900	2/01/2020
	16,247	32,494	(2)		90.4050	2/01/2021
		56,561	(3)		101.8200	2/01/2022
Susan M. Cunningham	16,800				17.6825	2/1/2013	5,494	(4)	558,960
	17,094				22.2325	2/1/2014	7,744	(5)	787,875
	15,580				29.8700	2/1/2015	13,013	(6)	1,323,943
	8,000				41.4650	8/1/2015
	15,980				45.9400	2/1/2016
	34,455				53.4150	2/1/2017
	29,622				72.9400	2/1/2018
	34,059				50.2050	1/30/2019
	26,624				50.8000	3/18/2019
	17,898	8,949	(1)		75.0900	2/01/2020
	7,898	15,794	(2)		90.4050	2/01/2021
		33,308	(3)		101.8200	2/01/2022
Rodney D. Cook	18,780				72.9400	2/1/2018	4,256	(4)	433,005
	13,865	6,932	(1)		75.0900	2/01/2020	7,744	(5)	787,875
	7,898	15,794	(2)		90.4050	2/01/2021	13,013	(6)	1,323,493
		33,308	(3)		101.8200	2/01/2022

(1)	Stock options vested February 1, 2013.

(2)	50% of stock options vested February 1, 2013; and 50% of stock options vest February 1, 2014.

(3)	33 1/3% of stock options vested February 1, 2013; 33 1/3% of stock options vest February 1, 2014; and 33 1/3% of stock options vest February 1, 2015.

(4)	Restricted stock vested February 1, 2013.

(5)	37.5% of restricted stock vested February 1, 2013; and 62.5% of restricted stock vests February 1, 2014.
(6)	20% of restricted stock vested February 1, 2013; 30% of restricted stock vests February 1, 2014; and 50% of restricted stock vests February 1, 2015.

(7)	Market value based on December 31, 2012 closing price of $101.74.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

Stock Option Exercises and Stock Vesting

The following table sets forth certain information with respect to vesting of restricted stock and the exercise of stock options held by our Named Executive Officers during fiscal year 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Stock Awards Value Realized on Vesting ($)(1)
Charles D. Davidson	150,000	12,654,805	45,081	4,537,175
Kenneth M. Fisher	—	—	23,302	2,201,281
David L. Stover	21,821	1,776,172	27,362	2,751,113
Susan M. Cunningham	47,200	3,829,945	16,510	1,657,701
Rodney D. Cook	68,061	3,550,074	12,076	1,213,870
(1)	Shares of restricted stock awarded our Named Executive Officers on January 30, 2009, March 18, 2009, November 16, 2009, February 1, 2010 and February 1, 2011 vested on January 30, 2012, March 18, 2012, November 16, 2012 and February 1, 2012, respectively. Income was recognized on vesting based on the average of the high and low trading price of our common stock on those dates ($100.13 on January 30, 2012, $99.865 on March 18, 2012, $92.365 on November 16, 2012 and $101.25 on February 1, 2012). Dividends that accrued on the shares of restricted stock that vested on those dates during the restricted period were paid in 2012 as follows: Mr. Davidson — $80,483; Mr. Fisher — $50,013; Mr. Stover — $50,739; Ms. Cunningham — $32,020; and Mr. Cook — $22,475.

Pension Benefits

The amounts reported in the table below reflect the present value of accumulated benefits as of December 31, 2012 for the Named Executive Officers under our Retirement Plan and Restoration Plan. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Charles D. Davidson	Retirement Plan	12	783,601	—
	Restoration Plan	12	8,961,695	—
David L. Stover	Retirement Plan	10	487,337	—
	Restoration Plan	10	2,686,816	—
Susan M. Cunningham	Retirement Plan	12	614,968	—
	Restoration Plan	12	2,031,832	—
Rodney D. Cook	Retirement Plan	32	1,161,084	—
	Restoration Plan	32	3,567,000	—
(1)	The above Named Executive Officers are fully vested in their retirement benefits. Each is eligible for immediate commencement and can elect an unlimited lump sum option for his or her Retirement Plan benefit. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and specified the timing for receipt of benefits. Each of the above Named Executive Officers elected to receive a lump sum from the Restoration Plan. Mr. Davidson and Ms. Cunningham elected to receive their Restoration Plan benefits upon separation of service and Messrs.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

Stover and Cook elected to receive their Restoration Plan benefits at the later of age 55 or separation of service. The following amounts would be payable to our Named Executive Officers from our Retirement Plan and Restoration Plan effective January 1, 2013:

Name	Age at 12/31/2012	Retirement Plan Monthly Annuity ($)	Retirement Plan Lump Sum ($)	Restoration Plan Lump Sum ($)
Charles D. Davidson	62.83	4,880	874,476	10,027,926
David L. Stover	55.17	2,811	577,005	3,259,369
Susan M. Cunningham	57.00	3,669	731,459	2,462,188
Rodney D. Cook	55.58	8,229	1,678,088	4,476,413
(2)	Represents the actuarial present value of the accumulated pension benefits as of December 31, 2012 under our Retirement Plan and Restoration Plan. Present values are based on the same actuarial assumptions and measurement dates used to calculate our benefit obligations disclosed in Note 14 to our consolidated financial statements included in our 2012 Annual Report on Form 10-K.

Nonqualified Deferred Compensation Table

The following table sets forth certain information with respect to contributions made to our Deferred Compensation Plan by our Named Executive Officers during fiscal year 2012.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)		Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(5)
Charles D. Davidson	2,362,500	52,500	(2)	1,366,984	—	28,272,076
Kenneth M. Fisher	22,113	63,204	(3)	6,578	—	208,240
David L. Stover	257,068	25,796	(2)	120,479	—	2,516,679
Susan M. Cunningham	—		—	—	—	—
Rodney D. Cook	112,874		—	35,037	—	723,545
(1)	Mr. Davidson deferred 100% ($1,856,250) of the STIP payment he earned in 2011 (otherwise paid in 2012) and 45% ($506,250) of base salary in 2012. Mr. Fisher deferred 4% ($22,113) of base salary in 2012. Mr. Stover deferred 20% ($216,273) of the STIP payment he earned in 2011 (otherwise paid in 2012) and 6% ($40,796) of base salary in 2012. Mr. Cook deferred 20% ($112,874) of the STIP payment he earned in 2011 (otherwise paid in 2012).

(2)	Represents matching contributions of 100% of the first 6% of base salary deferred, to the extent not matched in our Thrift Plan.

(3)	Represents matching contributions of 100% of the first 6% of base salary deferred, to the extent not matched in our Thrift Plan ($18,169) and the portion of Mr. Fisher’s 2012 Profit Sharing Plan contribution that could not be made to our Thrift Plan as a result of Internal Revenue Code limitations ($45,035).

(4)	Interest is paid at the greater of either 125% of the 120-month rolling average of the 10-year Treasury Note, or the 120-month rolling average of the Prime Rate. Interest paid in 2012 is based on Prime Rate average of 5.06%, compounded monthly.

(5)	All Named Executive Officers are 100% vested in these balances.

The matching contributions and a portion of the interest earnings credited to the Deferred Compensation Plan accounts of our Named Executive Officers are reflected in the “All Other Compensation” and the “Change in Pension Value” columns of the Summary Compensation Table above, respectively.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

Potential Payments and Benefits Upon Termination of Employment

The tables below estimate the amount of compensation payable to each of our Named Executive Officers upon voluntary and involuntary termination of employment, termination following a change of control and in the event of disability or death, in each case effective as of December 31, 2012. The actual amount of compensation payable to each of our Named Executive Officers can only be determined at the time of his or her separation from the Company. For purposes of this discussion with respect to the payment of compensation that is deferred compensation subject to Section 409A of the Internal Revenue Code, an individual’s termination of employment should be interpreted to mean the date as of which the individual has a “separation from service” for the purposes of Section 409A.

Payments Made Upon Termination

Upon termination of employment for reasons other than disability, death or in connection with a change of control, each Named Executive Officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	Amounts credited under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested under our Retirement Plan and Restoration Plan.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified above, the Named Executive Officer:

•

Will have until the earlier of (1) the fifth anniversary of his or her retirement date or (2) the expiration of the remainder of the outstanding ten-year option term, to exercise all stock options that are vested as of his or her retirement date;

•

may elect to continue to participate in our medical and dental plans at subsidized retiree rates until he or she reaches age 65 (continued coverage for medical and dental benefits for the Named Executive Officer’s dependents may also be elected at subsidized retiree rates); and

•	may continue to receive life insurance coverage until the attainment of age 65 at reduced premium rates.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer or his or her named beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control

We have entered into change of control arrangements with each of our Named Executive Officers. If a Named Executive Officer’s employment is terminated within two years after a change of control of the Company, he or she may be entitled to receive certain severance benefits pursuant to the terms of his or her change of control arrangement. These benefits are described above more fully in this Proxy Statement under the heading “Change of Control Arrangements.”

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

Charles D. Davidson

The following table shows the potential payments to Mr. Davidson, Chairman and CEO, in the event of his termination of employment as of December 31, 2012.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012($)		Involuntary Termination on 12/31/2012($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2012 ($)		Disability on 12/31/2012($)		Death on 12/31/2012 ($)
Compensation:

Severance	—		—	(6)	9,221,035	(7)	—		—

STIP Payments	—	(1)	—	(1)	1,237,500	(7)	—	(1)	1,237,500	(1)

Stock Options	—		—		1,655,660	(8)	—		—

Restricted Stock	—	(2)	—	(2)	9,099,931	(9)	9,099,931	(2)	9,099,931	(2)
Benefits and Perquisites:

Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)

Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)

Health & Welfare Benefits	—		—		8,547	(10)	—		—

Disability Income	—		—		—		—	(12)	—

Life Insurance Benefits	—		—		—		—		1,000,000	(13)

Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)

Employment Services	—		—		15,000	(11)	—		—

TOTAL	—		—		21,237,673		9,099,931		11,337,431
(1)	Mr. Davidson would not be entitled to a STIP payment for 2012 in the event of his termination of employment on December 31, 2012, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2013, in order to receive payment.

(2)	All unvested shares of restricted stock will be forfeited as a result of Mr. Davidson’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2010 award — 21,641 shares; 2011 award — 30,972 shares; and 2012 award — 36,830 shares. Value is based on the closing price of our common stock on December 31, 2012 ($101.74).

(3)	Mr. Davidson would not be entitled to any additional benefit under our Retirement Plan or Restoration Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(4)	Mr. Davidson would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(5)	Mr. Davidson is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Davidson used all of his vacation during 2012 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2012. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Davidson’s salary.

(6)	Mr. Davidson is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Davidson is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (110%) for a total payment of $1,756,731.

(7)	We entered into a Change of Control Agreement with Mr. Davidson that provides for severance benefits in the event that Mr. Davidson’s employment terminates within two years after a change of control of the Company. Under Mr. Davidson’s Change of Control Agreement, if Mr. Davidson is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.99 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Davidson is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

(8)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2012 ($101.74) on all unvested stock options held by Mr. Davidson as of December 31, 2012.

(9)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Davidson on December 31, 2012 based on the closing price of our common stock on December 31, 2012 ($101.74).

(10)	Mr. Davidson’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 36 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(11)	Mr. Davidson’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)	Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Davidson may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Davidson also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Davidson has accumulated as of December 31, 2012 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2012 ($)(1)		Involuntary Termination on 12/31/2012 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2012 ($)		Disability on 12/31/2012 ($)(1)		Death on 12/31/2012 ($)
Vested Benefits as of December 31, 2012:
Stock Options(2)	38,171,232		38,171,232		38,171,232		38,171,232		38,171,232
Retirement Plans .	10,902,402	(3)	10,902,402	(3)	10,902,402	(3)	8,394,898	(4)	5,808,093	(5)
Health & Welfare Benefits(6)	1,328		1,328		1,328		1,328		—
Deferred Compensation Plan(7)	28,272,076		28,272,076		28,272,076		28,272,076		28,272,076
Total Vested Benefits	77,347,038		77,347,038		77,347,038		74,839,534		72,251,401
Benefits and Payments Upon Separation:	—		—		21,237,673		9,099,931		11,337,431
Total “Walk-Away” Value	77,347,038		77,347,038		99,584,711		83,939,465		83,588,832
(1)	Mr. Davidson was eligible for early retirement as of December 31, 2012. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2012 ($101.74) on all stock options vested and exercisable as of December 31, 2012.

(3)	Reflects the total lump sum payable to Mr. Davidson under our Retirement Plan and Restoration Plan as of January 1, 2013. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2012 termination date, Mr. Davidson’s monthly age 65 benefit from our Retirement Plan would be $5,352. If Mr. Davidson commences his retirement benefit immediately following termination of employment on December 31, 2012, his monthly Retirement Plan benefit, reduced for early commencement, would be $4,880. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Davidson elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Mr. Davidson from our Restoration Plan based on a December 31, 2012 termination date is $10,027,926. Refer to “Pension Benefits” above for further disclosure of Mr. Davidson’s vested Retirement Plan benefits.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

(4)	In the event of Mr. Davidson’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Davidson’s age 65 benefits based on a disability date of December 31, 2012. The calculation is based on Mr. Davidson’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Davidson’s monthly benefit from our Retirement Plan and Restoration Plan would be $72,305. In the event that Mr. Davidson elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 2. Refer to “Pension Benefits” above for further disclosure of Mr. Davidson’s vested Retirement Plan benefits.

(5)	In the event of Mr. Davidson’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of his death on December 31, 2012 is $5,808,093. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years and 4.60% after 20 years as required by IRC Section 417(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Mr. Davidson’s vested Retirement Plan benefits.

(6)	Reflects the present value of expected future dental benefits that will be paid by the Company in connection with Mr. Davidson’s participation in the dental plan as a retiree. Mr. Davidson does not currently participate in the medical plan; we have assumed he would not elect to participate in the medical plan as a retiree following termination of employment. Assumptions used for this calculation are the same assumptions used in determining the current pension obligation disclosed in Note 14 to our consolidated financial statements in the Form 10-K for the year ended December 31, 2012.

(7)	Refer to “Nonqualified Deferred Compensation Table” above for further disclosure of Mr. Davidson’s vested nonqualified deferred compensation benefits.

Kenneth M. Fisher

The following table shows the potential payments to Mr. Fisher, Senior Vice President and CFO, in the event of his termination of employment as of December 31, 2012.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012($)		Involuntary Termination on 12/31/2012($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2012 ($)		Disability on 12/31/2012($)		Death on 12/31/2012($)
Compensation:
Severance	—		—	(7)	3,377,799	(8)	—		—
STIP Payments	—	(1)	—	(1)	456,000	(8)	—	(1)	456,000	(1)
Stock Options	—		—		443,537	(9)	—		—
Restricted Stock	—	(2)	—	(2)	2,609,326	(10)	2,609,326	(2)	2,609,326	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—	(5)	—	(5)	49,418	(11)	—	(5)	—
Disability Income	—		—		—		—	(13)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(14)
Accrued Vacation Pay	—	(6)	—	(6)	—	(6)	—	(6)	—	(6)
Employment Services	—		—		15,000	(12)	—		—
TOTAL	—		—		6,951,080		2,609,326		4,065,326
(1)	Mr. Fisher would not be entitled to a STIP payment for 2012 in the event of his termination of employment on December 31, 2012, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2013, in order to receive payment.

(2)	All unvested shares of restricted stock will be forfeited as a result of Mr. Fisher’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2010 award — 5,504 shares; 2011 award — 8,849 shares; and 2012 award — 11,294 shares. Value is based on the closing price of our common stock on December 31, 2012 ($101.74).

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

(3)	Mr. Fisher would not be entitled to any additional benefit under our Profit Sharing Plan in the event of his termination of employment other than the vested amount included in the table following Note 14.

(4)	Mr. Fisher would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 14.

(5)	Mr. Fisher would not be eligible to participate in our retiree medical and dental plans in the event of his termination of employment on December 31, 2012.

(6)	Mr. Fisher is entitled to five weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Fisher used all of his vacation during 2012 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2012. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Fisher’s salary.

(7)	Mr. Fisher is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Fisher is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (80%) for a total payment of $587,538.

(8)	Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Fisher’s employment terminates within two years after a change of control of the Company. Under the plan, if Mr. Fisher is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Fisher is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(9)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2012 ($101.74) on all unvested stock options held by Mr. Fisher as of December 31, 2012.

(10)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Fisher on December 31, 2012 based on the closing price of our common stock on December 31, 2012 ($101.74).

(11)	Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and vision benefits for a period of 30 months following a change of control with Mr. Fisher continuing to pay the active premium for the 30 month period. The value reflected is the present value of the total estimated cost to us to provide these benefits.

(12)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(13)	Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(14)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

In addition to the payments Mr. Fisher may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. The table below shows the vested benefits that Mr. Fisher has accumulated as of December 31, 2012 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2012 ($)	Involuntary Termination on 12/31/2012 ($)	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2012 ($)	Disability on 12/31/2012 ($)	Death on 12/31/2012 ($)
Vested Benefits as of December 31, 2012:
Stock Options(1)	1,709,674	1,709,674	1,709,674	1,709,674	1,709,674
Retirement Plans .	65,143	65,143	65,143	65,143	65,143
Health & Welfare Benefits	—	—	—	—	—
Deferred Compensation Plan(2)	208,240	208,240	208,240	208,240	208,240
Total Vested Benefits	1,983,057	1,983,057	1,983,057	1,983,057	1,983,057
Benefits and Payments Upon Separation:	—	—	6,951,080	2,609,326	4,065,326
Total “Walk-Away” Value	—	—	8,934,137	4,592,383	6,048,383
(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2012 ($101.74) on all stock options vested and exercisable as of December 31, 2012.

(2)	Refer to “Nonqualified Deferred Compensation Table” above for further disclosure of Mr. Fisher’s vested nonqualified deferred compensation benefits.

David L. Stover

The following table shows the potential payments to Mr. Stover, President and COO, in the event of his termination of employment as of December 31, 2012.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012 ($)		Involuntary Termination on 12/31/2012 ($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2012 ($)		Disability on 12/31/2012 ($)		Death on 12/31/2012 ($)
Compensation:
Severance	—		—	(6)	4,711,553	(7)	—		—
STIP Payments	—	(1)	—	(1)	710,000	(7)	—	(1)	710,000	(1)
Stock Options	—		—		864,383	(8)	—		—
Restricted Stock	—	(2)	—	(2)	5,031,348	(9)	5,031,348	(2)	5,031,348	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		23,915	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(6)	—	(5)	—	(5)
Employment Services	—		—		15,000	(12)	—		—
TOTAL	—		—		11,356,199		5,031,348		6,741,348

(1)	Mr. Stover would not be entitled to a STIP payment for 2012 in the event of his termination of employment on December 31, 2012, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2013, in order to receive payment.

(2)	All unvested shares of restricted stock will be forfeited as a result of Mr. Stover’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2010 award — 11,427 shares; 2011 award — 15,928 shares; and 2012 award — 22,098 shares. Value is based on the closing price of our common stock on December 31, 2012 ($101.74).

(3)	Mr. Stover would not be entitled to any additional benefit under our Retirement Plan or Restoration Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

(4)	Mr. Stover would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

(5)	Mr. Stover is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Stover used all of his vacation during 2012 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2012. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Stover’s salary.

(6)	Mr. Stover is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Stover is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (100%) for a total payment of $983,077.

(7)	We entered into a Change of Control Agreement with Mr. Stover that provides for severance benefits in the event that Mr. Stover’s employment terminates within two years after a change of control of the Company. Under Mr. Stover’s Change of Control Agreement, if Mr. Stover is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Stover is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(8)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2012 ($101.74) on all unvested stock options held by Mr. Stover as of December 31, 2012.

(9)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Stover on December 31, 2012 based on the closing price of our common stock on December 31, 2012 ($101.74).

(10)	Mr. Stover’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Mr. Stover is also entitled to continue his medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as disclosed the table below.

(11)	Mr. Stover’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(12)	Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.

(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

In addition to the payments Mr. Stover may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Stover also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Stover has accumulated as of December 31, 2012 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2012 ($)(1)		Involuntary Termination on 12/31/2012 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2012 ($)		Disability on 12/31/2012($)(1)		Death on 12/31/2012($)
Vested Benefits as of December 31, 2012:
Stock Options(2)	12,300,553		12,300,553		12,300,553		12,300,553		12,300,553
Retirement Plans .	3,836,374	(3)	3,836,374	(3)	3,836,374	(3)	4,558,434	(4)	1,849,734	(5)
Health & Welfare Benefits (6)	123,925		123,925		123,925		123,925		—
Deferred Compensation Plan(7)	2,516,679		2,516,679		2,516,679		2,516,679		2,516,679
Total Vested Benefits	18,777,531		18,777,531		18,777,531		19,499,591		16,666,966
Benefits and Payments Upon Separation:	—		—		11,356,199		5,031,348		6,741,348
Total “Walk-Away” Value	18,777,531		18,777,531		30,133,730		24,530,939		23,408,314
(1)	Mr. Stover was eligible for early retirement as of December 31, 2012. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2012 ($101.74) on all stock options vested and exercisable as of December 31, 2012.

(3)	Reflects the total lump sum payable to Mr. Stover under our Retirement Plan and Restoration Plan as of January 1, 2013. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2012 termination date, Mr. Stover’s monthly age 65 benefit from our Retirement Plan would be $4,780. If Mr. Stover commences his retirement benefit immediately following termination of employment on December 31, 2012, his monthly Retirement Plan benefit, reduced for early commencement, would be $2,811. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Stover elected to receive a lump sum from the Restoration Plan at the later of attainment of age 55 or separation of service. Mr. Stover’s Restoration Plan lump sum amount as of December 31, 2012 is $3,259,369. Refer to “Pension Benefits” above for further disclosure of Mr. Stover’s vested Retirement Plan benefits.

(4)	In the event of Mr. Stover’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Stover’s age 65 benefits based on a disability date of December 31, 2012. The calculation is based on Mr. Stover’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Stover’s monthly benefit from our Retirement Plan and Restoration Plan would be $52,063. Refer to “Pension Benefits” above for further disclosure of Mr. Stover’s vested Retirement Plan benefits.

(5)	In the event of Mr. Stover’s death while an active employee, his named beneficiary is entitled to a death benefit under the Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Stover’s death on December 31, 2012 is $1,849,734. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years, and 4.60% after 20 years as required by IRC Section 417(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Mr. Stover’s vested Retirement Plan benefits.

(6)	Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Mr. Stover’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions used in determining the current pension obligation disclosed in Note 14 to our consolidated financial statements in the Form 10-K for the year ended December 31, 2012.

(7)	Refer to “Nonqualified Deferred Compensation Table” above for further disclosure of Mr. Stover’s vested nonqualified deferred compensation benefits.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

Susan M. Cunningham

The following table shows the potential payments to Ms. Cunningham, Senior Vice President — Exploration, in the event of her termination of employment as of December 31, 2012.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012($)		Involuntary Termination on 12/31/2012($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2012 ($)		Disability on 12/31/2012 ($)		Death on 12/31/2012 ($)
Compensation:
Severance	—		—	(6)	2,937,234	(7)	—		—
STIP Payments	—	(1)	—	(1)	390,000	(7)	—	(1)	390,000	(1)
Stock Options	—		—		417,516	(8)	—		—
Restricted Stock	—	(2)	—	(2)	2,670,777	(9)	2,670,777	(2)	2,670,777	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		27,265	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Employment Services	—		—		15,000	(11)	—		—
TOTAL	—		—		6,457,792		2,670,777		4,060,777
(1)	Ms. Cunningham would not be entitled to a STIP payment for 2012 in the event of her termination of employment on December 31, 2012, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2013, in order to receive payment.
(2)	All unvested shares of restricted stock will be forfeited as a result of Ms. Cunningham’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2010 awards — 5,494 shares; 2011 award — 7,744 shares; and 2012 award – 13,013 shares. Value is based on the closing price of our common stock on December 31, 2012 ($101.74).
(3)	Ms. Cunningham would not be entitled to any additional benefit under our Retirement Plan or Restoration Plan in the event of her termination of employment other than the vested amount included in the table following Note 13.
(4)	Ms. Cunningham would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of her termination of employment other than the vested amount included in the table following Note 13.
(5)	Ms. Cunningham is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Ms. Cunningham used all of her vacation during 2012 and would therefore not be entitled to payment for any unused vacation in the event of her termination on December 31, 2012. In the event of termination during the year, all amounts of unused vacation would be paid based on Ms. Cunningham’s salary.
(6)	Ms. Cunningham is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Ms. Cunningham is entitled to a severance payment under the plan, she would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on her STIP target percentage (75%) for a total payment of $610,000.
(7)	We entered into a Change of Control Agreement with Ms. Cunningham that provides for severance benefits in the event that Ms. Cunningham’s employment terminates within two years after a change of control of the Company. Under Ms. Cunningham’s Change of Control Agreement, if Ms. Cunningham is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), she is entitled to receive a lump sum severance payment equal to 2.5 times her annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Ms. Cunningham is also entitled to a prorated STIP payment based on her termination date in the year of the change of control.
(8)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2012 ($101.74) on all unvested stock options held by Ms. Cunningham as of December 31, 2012.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

(9)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Ms. Cunningham on December 31, 2012 based on the closing price of our common stock on December 31, 2012 ($101.74).
(10)	Ms. Cunningham’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Ms. Cunningham is also entitled to continue her medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as disclosed in the table below.
(11)	Ms. Cunningham’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.
(12)	Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.
(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Ms. Cunningham may receive upon the termination of her employment, she will continue to hold stock options that were vested immediately prior to her termination. Ms. Cunningham also will be entitled to receive the vested balance of her contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Ms. Cunningham has accumulated as of December 31, 2012 and the benefits she will receive as a result of her termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2012 ($)(1)		Involuntary Termination on 12/31/2012 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2012 ($)		Disability on 12/31/2012 ($)(1)		Death on 12/31/2012 ($)
Vested Benefits as of December 31, 2012:
Stock Options(2)	11,461,000		11,461,000		11,461,000		11,461,000		11,461,000
Retirement Plans .	3,193,647	(3)	3,193,647	(3)	3,193,647	(3)	3,538,490	(4)	1,494,062	(5)
Health & Welfare Benefits(6)	85,062		85,062		85,062		85,062		—
Deferred Compensation Plan	—		—		—		—		—
Total Vested Benefits	1,739,709		14,739,709		14,739,709		11,461,000		12,955,062
Benefits and Payments Upon Separation:	—		—		6,457,792		2,670,777		4,060,777
Total “Walk-Away” Value	14,739,709		14,39,709		21,197,501		1,131,777		17,015,839
(1)	Ms. Cunningham was eligible for early retirement as of December 31, 2012. Upon her termination of employment she will be entitled to retiree benefits under all of our benefit plans.
(2)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2012 ($101.74) on all stock options vested and exercisable as of December 31, 2012.
(3)	Reflects the total lump sum payable to Ms. Cunningham under our Retirement Plan and Restoration Plan as of January 1, 2013. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2012 termination date, Ms. Cunningham’s monthly age 65 benefit from our Retirement Plan would be $5,842. If Ms. Cunningham commences her retirement benefit immediately following termination of employment on December 31, 2012, her monthly Retirement Plan benefit, reduced for early commencement, would be $3,669. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Ms. Cunningham elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Ms. Cunningham from our Restoration Plan based on a December 31, 2012 termination date is $2,462,188. Refer to “Pension Benefits,” above for further disclosure of Ms. Cunningham’s vested Retirement Plan benefits.
(4)	In the event of Ms. Cunningham’s termination of employment due to permanent and total disability, her age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if she had continued to work until age 65. The value reflected represents the actuarial present value of Ms. Cunningham’s age 65 benefits based on a disability date of December 31, 2012. The calculation is based on Ms. Cunningham’s final average compensation as of her date of disability. Upon commencement of her benefits at age 65, Ms. Cunningham’s monthly benefit from our Retirement Plan and Restoration Plan would be $34,419. In the event that Ms. Cunningham elects to immediately commence her retirement benefits, the amounts payable will be as described in Note 2 above. Refer to “Pension Benefits” above for further disclosure of Ms. Cunningham’s vested Retirement Plan benefits.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

(5)	In the event of Ms. Cunningham’s death while an active employee, her named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of her death on December 31, 2012 is $1,494,062. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years and 4.60% after 20 years as required by the IRC Section 417(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Ms. Cunningham’s vested Retirement Plan benefits.
(6)	Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Ms. Cunningham’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions used in determining the current pension obligation disclosed in Note 14 to our consolidated financial statements in the Form 10-K for the year ended December 31, 2012.

Rodney D. Cook

The following table shows the potential payments to Mr. Cook, Senior Vice President — International, in the event of his termination of employment as of December 31, 2012.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012($)		Involuntary Termination on 12/31/2012($)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2012 ($)		Disability on 12/31/2012($)		Death on 12/31/2012 ($)
Compensation:
Severance	—		—	(6)	2,773,325	(7)	—		—
STIP Payments	—	(1)	—	(1)	360,000	(7)	—	(1)	360,000	(1)
Stock Options	—		—		363,763	(8)	—		—
Restricted Stock	—	(2)	—	(2)	2,544,823	(9)	2,544,823	(2)	2,544,823	(2)
Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—		—		21,806	(10)	—		—
Disability Income	—		—		—		—	(12)	—
Life Insurance Benefits	—		—		—		—		960,000	(13)
Accrued Vacation Pay	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Employment Services	—		—		15,000	(11)	—		—
TOTAL	—		—		6,078,717		2,544,823		3,864,823
(1)	Mr. Cook would not be entitled to a STIP payment for 2012 in the event of his termination of employment on December 31, 2012, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2013, in order to receive payment.
(2)	All unvested shares of restricted stock will be forfeited as a result of Mr. Cook’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2010 awards — 4,256 shares; 2011 award — 7,744 shares; and 2012 award — 13,013 shares. Value is based on the closing price of our common stock on December 31, 2012 ($101.74).
(3)	Mr. Cook would not be entitled to any additional benefit under our Retirement Plan or Restoration Plans in the event of his termination of employment other than the vested amount included in the table following Note 13.
(4)	Mr. Cook would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 13.
(5)	Mr. Cook is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Cook used all of his vacation during 2012 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2012. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Cook’s salary.
(6)	Mr. Cook is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Cook is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on his STIP target percentage (75%) for a total payment of $840,000.

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

(7)	Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Cook’s employment terminates within two years after a change of control of the Company. Under the plan, if Mr. Cook is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid for the three years prior to the change of control. Mr. Cook is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.
(8)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2012 ($101.74) on all unvested stock options held by Mr. Cook as of December 31, 2012.
(9)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Cook on December 31, 2012 based on the closing price of our common stock on December 31, 2012 ($101.74).
(10)	Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and vision benefits for a period of 30 months following a change of control with Mr. Cook continuing to pay the active premium for the 30 month period. The value reflected is the total estimated cost to us to provide these benefits. Mr. Cook is also entitled to continue his medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as disclosed in the table below.
(11)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.
(12)	Our LTD benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month.
(13)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Cook may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Cook also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Cook has accumulated as of December 31, 2012 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

	Voluntary Termination on 12/31/2012($)(1)		Involuntary Termination on 12/31/2012 ($)(1)		Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2012 ($)		Disability on 12/31/2012 ($)(1)		Death on 12/31/2012 ($)
Vested Benefits as of December 31, 2012:
Stock Options(2)	999,890		999,890		999,890		999,890		999,890
Retirement Plans .	6,154,501	(3)	6,154,501	(3)	6,154,501	(3)	3,425,427	(4)	2,983,514	(5)
Health & Welfare Benefits(6)	112,918		112,918		112,918		112,918		—
Deferred Compensation Plan(7)	723,545		723,545		723,545		723,545		723,545
Total Vested Benefits	7,990,854		7,990,854		7,990,854		5,261,780		4,706,949
Benefits and Payments Upon Separation:	—		—		6,078,717		2,544,823		3,864,823
Total “Walk-Away” Value	7,990,854		7,990,854		1,069,571		7,806,603		8,571,772
(1)	Mr. Cook was eligible for early retirement as of December 31, 2012. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.
(2)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2012 ($101.74) on all stock options vested and exercisable as of December 31, 2012.
(3)	Reflects the total lump sum payable to Mr. Cook under our Retirement Plan and Restoration Plan as of January 1, 2013. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2012 termination date, Mr. Cook’s monthly age 65 benefit from our Retirement Plan would be $18,687. If Mr. Cook commences his retirement benefits immediately following termination on December 31, 2012, his monthly Retirement Plan benefit, reduced for early commencement, would be $8,229. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Cook elected to receive a lump sum

Noble Energy, Inc. 2013 Proxy Statement

Compensation Tables

payment from the Restoration Plan at the later of attainment of age 55 or separation of service. Mr. Cook’s Restoration Plan lump sum amount as of December 31, 2012 is $4,476,413. Refer to “Pension Benefits” above for further disclosure of Mr. Cook’s vested Retirement Plan benefits.
(4)	In the event of Mr. Cook’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Cook’s age 65 benefits based on a disability date of December 31, 2012. The calculation is based on Mr. Cook’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Cook’s monthly benefit from our Retirement Plan and Restoration Plan would be $38,529. In the event that Mr. Cook elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 2. Refer to “Pension Benefits” above for further disclosure of Mr. Cook’s vested Retirement Plan benefits
(5)	In the event of Mr. Cook’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Cook’s death on December 31, 2012 is $2,983,514. This lump sum payment was calculated based on the 2013 Applicable Mortality Table published by the IRS in Notice 2008-85 and the November 2012 segment rates of 0.97% for the first five years, 3.50% for the next 15 years, and 4.60% after 20 years, as required by IRC Section 471(e). The accrued death benefit was reduced for early commencement. Refer to “Pension Benefits” above for further disclosure of Mr. Cook’s vested Retirement Plan benefits
(6)	Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Mr. Cook’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions used in determining the current pension obligation disclosed in Note 14 to our consolidated financial statements in the Form 10-K for the year ended December 31, 2012.
(7)	Refer to “Nonqualified Deferred Compensation Table” above for further disclosure of Mr. Cook’s vested nonqualified deferred compensation benefits.

Noble Energy, Inc. 2013 Proxy Statement

Glossary

Glossary

Terms, abbreviations and acronyms, as used in this Proxy Statement:

1992 Plan	1992 Stock Option and Restricted Stock Plan
2005 Plan	2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc.
AD&D	Accidental Death and Dismemberment
BBoe	Billion barrels oil equivalent
Board	Board of Directors of Noble Energy, Inc.
BOE	Barrels oil equivalent. Natural gas is converted on the basis of six Mcf of gas per one barrel of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a barrel of oil equivalent for natural gas is significantly less than the price for a barrel of oil.
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Company (or “we” or “us”)	Noble Energy, Inc.
Compensation Committee	Compensation, Benefits and Stock Option Committee
COO	Chief Operating Officer
EBITDA	Earnings before interest, taxes, depreciation and amortization
EH&S Committee	Environment, Health and Safety Committee
Exchange Act	Securities and Exchange Act of 1934, as amended
Executive Change of Control Plan	Change of Control Severance Plan for Executives
Fair Market Value	The closing price of our common stock on the NYSE on the date of grant or, in the case of the option price, the date on which sales of common stock were made.
Form 10-K	Annual Report on Form 10-K
Foundation	The Samuel Roberts Noble Foundation, Inc.
GAAP	Accounting principles generally accepted in the United States
Governance Committee	Corporate Governance and Nominating Committee
Internal Revenue Code	Internal Revenue Code of 1986, as amended
LTD	Long-Term Disability
LTIP	Long-Term Incentive Plan
MBoe/d	Thousand barrels oil equivalent per day
Mcf	Thousand cubic feet
Meridian	Meridian Compensation Partners, LLC
MMBoe	Million barrels oil equivalent
MMcfe	Million cubic feet equivalent
MMcfe/d	Million cubic feet equivalent per day
Named Executive Officers	Noble Energy’s CEO, CFO and the three most highly compensated executive officers other than the CEO and CFO which, for 2012, were Charles D. Davidson, Kenneth M. Fisher, David L. Stover, Susan M. Cunningham and Rodney D. Cook
NYSE	New York Stock Exchange

Noble Energy, Inc. 2013 Proxy Statement

Glossary

NYRSC	New York Republican State Committee
Patina	Patina Oil & Gas Corporation
Record Date	March 6, 2013
SAR	Stock Appreciation Right
SEC	United States Securities and Exchange Commission
Severance Benefit Plan	An unfunded plan that provides for severance benefits to eligible employees
STIP	Short-Term Incentive Plan
Total Shareholder Return	Determined on the basis of the total investment performance that would have resulted at the end of the performance period from investing $100 in the common stock of the Company, using a beginning stock price and an ending stock price equal to the average closing price for the month of December immediately preceding the beginning of the performance period and the month of December immediately preceding the end of the performance period, respectively, and with all dividends reinvested
U.S.	United States
Website	Noble Energy, Inc. website found at www.nobleenergyinc.com

Noble Energy, Inc. 2013 Proxy Statement

Appendix A

Non-GAAP Financial Measure

This Proxy Statement includes discretionary cash flow, which is an important financial measure for the Company but is not a financial measure defined by accounting principles generally accepted in the United States (“GAAP”). The Company’s management believes it is a useful tool for evaluating overall financial performance. In particular, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. This measure should be reviewed in conjunction with the relevant GAAP financial measure. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

The table below reconciles discretionary cash flow from continuing operations to net cash provided by operating activities for the Company for the year ended December 31, 2012.

Noble Energy, Inc.

Discretionary Cash Flow and Reconciliation to Operating Cash Flow

(in millions, unaudited)

Year Ended December 31, 2012
Discretionary Cash Flow from Continuing Operations	$2,894
Reconciliation to Operating Cash Flows
Net changes in working capital	134
Cash exploration costs	(193)
Current tax expense of earnings adjustments	—
Impact of discontinued operations	82
Other adjustments	16
Net Cash Provided by Operating Activities	$2,933

Noble Energy, Inc. 2013 Proxy Statement

Appendix B

NOBLE ENERGY, INC.

1992 STOCK OPTION AND RESTRICTED STOCK PLAN

(As Amended and Restated Effective April 23, 2013)

Section 1. Purpose

The purpose of this Plan is to assist Noble Energy, Inc., a Delaware corporation, in attracting and retaining, as officers and key employees of the Company and its Affiliates, persons of training, experience and ability and to furnish additional incentive to such persons by encouraging them to become owners of Shares of the Company’s capital stock, by granting to such persons Incentive Options, Nonqualified Options, Restricted Stock, or any combination of the foregoing.

Section 2. Definitions

Unless the context otherwise requires, the following words as used herein shall have the following meanings:

(a)        “Affiliate” means any corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, starting with the Company and ending with the corporation or other entity that has a controlling interest in the corporation or other entity for which the Employee provides direct services. For purposes of this Affiliate definition, the term “controlling interest” has the same meaning as provided in Treasury Regulation section 1.414(c)-2(b)(2)(i), except that the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation section 1.414(c)-2(b)(2)(i).

(b)        “Agreement” means the written agreement (i) between the Company and the Optionee evidencing the Option and any SARs that relate to such Option granted by the Company and the understanding of the parties with respect thereto or (ii) between the Company and a recipient of a Restricted Stock award, a Cash Award or a Performance Award evidencing the restrictions, terms and conditions applicable to such award and the understanding of the parties with respect thereto. In the event of any inconsistency between the Plan and an Agreement, the Plan shall govern.

(c)        “Board” means the Board of Directors of the Company as the same may be constituted from time to time.

(d)        “Cash Award” means an award for the payment of a cash bonus that has been awarded pursuant to Section 16 of the Plan.

(e)        “Code” means the Internal Revenue Code of 1986, as amended.

(f)        “Committee” means the Committee provided for in Section 3 of the Plan as the same may be constituted from time to time.

(g)        “Company” means Noble Energy, Inc., a Delaware corporation.

(h)        “Corporate Transaction” shall have the meaning as defined in Section 8 of the Plan.

(i)        “Disability” means the termination of an employee’s employment with the Company or an Affiliate because of a medically determinable physical or mental impairment (i) that prevents the employee from performing his or her employment duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than twelve months as determined by the Committee, or (ii) for which the employee is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company or an Affiliate.

(j)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Noble Energy, Inc. 2013 Proxy Statement

Appendix B

(k)        “Fair Market Value” means, except as provided in the next sentence with respect to grants and awards made prior to April 26, 2011, the closing sales price per Share on the New York Stock Exchange on the date in question (or if there was no reported sale on the New York Stock Exchange on such date, then on the last preceding day on which any reported sale occurred on the New York Stock Exchange). With respect to an Option or SAR that relates to such Option that was granted prior to April 26, 2011, or Shares of Restricted Stock that were awarded prior to April 26, 2011, the following shall apply: “Fair Market Value” means the fair market value per Share as determined by the Committee in good faith; provided, however, that if a Share is listed or admitted to trading on a securities exchange registered under the Exchange Act, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal securities exchange on which such Share is listed or admitted to trading, or if a Share is not listed or admitted to trading on any such exchange but is listed as a national market security on the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or any similar system then in use, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on such system, or if a Share is not listed or admitted to trading on any such exchange and is not listed as a national market security on NASDAQ but is quoted on NASDAQ or any similar system then in use, the Fair Market Value per Share shall be the average of the closing high bid and low asked quotations on such system for such Share on the date in question; and, provided further, that for purposes of valuing Shares to be made subject to Incentive Options, the Fair Market Value per Share shall be determined without regard to any restriction other than one which, by its terms, will never lapse.

(l)        “Incentive Option” means an Option that is intended to satisfy the requirements of Section 422(b) of the Code.

(m)        “Nonqualified Option” means an Option that does not qualify as a statutory stock option under Section 422 or 423 of the Code.

(n)        “Non-Employee Director” means a director of the Company who satisfies the definition thereof under Rule 16b-3 promulgated under the Exchange Act.

(o)        “Option” means an option to purchase one or more Shares granted under and pursuant to the Plan. Such Option may be either an Incentive Option or a Nonqualified Option.

(p)        “Optionee” means a person who has been granted an Option and who has executed an Agreement with the Company.

(q)        “Outside Director” means a director of the Company who is an outside director within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

(r)        “Performance Award” means any Restricted Stock award or Cash Award that has been designated at the time of award as a Performance Award in accordance with the provisions of Section 15 of the Plan.

(s)        “Plan” means this Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan, as amended from time to time.

(t)        “Restricted Stock” means Shares issued or transferred pursuant to Section 14 of the Plan.

(u)        “Retirement” means a termination of employment with the Company or an Affiliate either (i) on a voluntary basis by a person who (A) is at least 55 years of age with five years of credited service with the Company or one or more Affiliates or (B) has at least 20 years of credited service with the Company or one or more Affiliates, immediately prior to such termination of employment or (ii) otherwise with the written consent of the Committee in its sole discretion.

(v)        “SARs” means stock appreciation rights granted pursuant to Section 7 of the Plan.

Appendix B

(w)        “Securities Act” means the Securities Act of 1933, as amended.

(x)        “Share” means a share of the Company’s present common stock, par value $0.01 per share, and any share or shares of capital stock or other securities of the Company hereafter issued or issuable in respect of or in substitution or exchange for each such present share. Such Shares may be unissued or reacquired Shares, as the Board, in its sole and absolute discretion, shall from time to time determine.

Section 3. Administration

The Plan shall be administered by, and the decisions concerning the Plan shall be made solely by, a Committee of two or more directors of the Company, all of whom are both Non-Employee Directors and Outside Directors. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee. In making grants or awards, the Committee shall take into consideration the contribution the person has made or may make to the success of the Company or its Affiliates and such other considerations as the Board may from time to time specify.

Except to the extent already appointed by the Board, the Committee shall elect one of its members as its chairman, and shall hold its meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum. All decisions and determinations of the Committee shall be made by the majority vote or decision of the members present at any meeting at which a quorum is present; provided, however, that any decision or determination reduced to writing and signed by all members of the Committee shall be as fully effective as if it had been made by a majority vote or decision at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the express provisions of the Plan, the bylaws or certificate of incorporation of the Company or any resolutions of the Board.

All questions of interpretation or application of the Plan, or of a grant of an Option and any SARs that relate to such Option or of a Restricted Stock award, Cash Award or Performance Award, including questions of interpretation or application of an Agreement, shall be subject to the determination of the Committee, which determination shall be final and binding upon all parties.

Subject to the express provisions of the Plan, the Committee shall have the authority, in its sole and absolute discretion:

(a)        to adopt, amend or rescind administrative and interpretive rules and regulations relating to the Plan;

(b)        to construe the Plan;

(c)        to make all other determinations necessary or advisable for administering the Plan;

(d)        to determine the terms and provisions of the respective Agreements (which need not be identical), including provisions defining or otherwise relating to (i) the term and the period or periods and extent of exercisability of Options, (ii) the extent to which transfer restrictions shall apply to Shares issued upon exercise of Options or any SARs that relate to such Options, (iii) the effect of termination of employment upon the exercisability of Options, and (iv) the effect of approved leaves of absence upon the exercisability of Options;

(e)        to accelerate, regardless of whether the Agreement so provides, (i) the time of exercisability of any Option and SAR that relates to such Option, (ii) the time of the lapsing of restrictions on any Restricted Stock award that is not a Performance Award, or (iii) the time of the lapsing of restrictions on or for the vesting or payment of any Cash Award that is not a Performance Award (provided that such acceleration does not subject the benefits payable under such Cash Award to the tax imposed by Section 409A of the Code);

(f)        subject to Section 13 of the Plan, to amend any Agreement provided that such amendment does not (i) adversely affect the Optionee or awardee under such Agreement in a material way without the consent of such

Appendix B

Optionee or awardee, or (ii) cause any benefit provided or payable under such Agreement that is intended to comply with or be exempt from Section 409A of the Code, or intended to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e), to fail to comply with or be exempt from Section 409A of the Code or to fail to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e), respectively;

(g)        to construe the respective Agreements; and

(h)        to exercise the powers conferred on the Committee under the Plan.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this Section 3 shall be final and conclusive.

Section 4. Shares Subject to the Plan

(a)        The total number of Shares available for grants or awards made under the Plan shall not exceed a maximum of 35,800,000 Shares in the aggregate (the “Plan Share Limit”). The total number of Shares that may be issued on or after April 26, 2011, pursuant to Incentive Options shall not exceed a maximum of 7,000,000 Shares in the aggregate. The total number of Shares for which Options and SARs may be granted, and which may be awarded as Restricted Stock, to any one person during any calendar year shall not exceed a maximum of 400,000 Shares in the aggregate. Each such maximum number of Shares shall be increased or decreased as provided in Section 17 of the Plan.

(b)        At any time and from time to time after the Plan takes effect, the Committee, pursuant to the provisions herein set forth, may grant Options and any SARs that relate to such Options and award Restricted Stock until the maximum number of Shares shall be exhausted or the Plan shall be sooner terminated.

(c)        For the purpose of determining the number of Shares available for grants or awards made under the Plan:

(i)        with respect to grants or awards made under the Plan prior to April 26, 2011, each Share subject to an Option (whether with or without a related SAR), and each Share awarded as Restricted Stock, shall count against the Plan Share Limit as one (1) Share,

(ii)         with respect to grants or awards made under the Plan on or after April 26, 2011, each Share subject to an Option (whether with or without a related SAR) shall count against the Plan Share Limit as one (1) Share, and each Share awarded as Restricted Stock shall count against the Plan Share Limit as 2.39 Shares,

(iii)        Shares subject to Options (whether with or without related SARs) that expire or are terminated or forfeited prior to exercise, and Shares awarded as Restricted Stock that are forfeited, shall remain available for grants or awards made under the Plan and shall be added back to the number of Shares available for such grants or awards on the same numerical basis as previously counted against the Plan Share Limit, and

(iv)        Shares tendered or withheld to satisfy an exercise price or tax withholding obligation pertaining to an Option, SAR or Restricted Stock shall not be available for grants or awards made under the Plan and shall not be added to the number of Shares available for such grants or awards.

Section 5.  Eligibility

The persons who shall be eligible to receive grants of Options and any SARs that relate to such Options, and to receive Restricted Stock awards, Cash Awards or Performance Awards, shall be regular salaried officers or other employees of the Company or one or more of its Affiliates.

Appendix B

Section 6.  Grant of Options

(a)        From time to time while the Plan is in effect, the Committee may, in its sole and absolute discretion, select from among the persons eligible to receive a grant of Options under the Plan (including persons who have already received such grants of Options) such one or more of them as in the opinion of the Committee should be granted Options. The Committee shall thereupon, likewise in its sole and absolute discretion, determine the number of Shares to be allotted for option to each person so selected.

(b)        Each person so selected shall be granted an Option to purchase the number of Shares so allotted to him, upon such terms and conditions, consistent with the provisions of the Plan, as the Committee may specify. Each such person shall have a reasonable period of time, to be fixed by the Committee, within which to accept or reject the granted Option. Failure to accept within the period so fixed may be treated as a rejection.

(c)        Each person who accepts an Option offered to him shall enter into an Agreement with the Company, in such form as the Committee may prescribe, setting forth the terms and conditions of the Option. Each Option Agreement shall contain such provisions (including, without limitation, restrictions or the removal of restrictions upon the exercise of the Option and any SARs that relate to such Option and the transfer of Shares thereby acquired) as the Committee shall deem advisable. In the event a person is granted both one or more Incentive Options and one or more Nonqualified Options, such grants shall be evidenced by separate Agreements, one for each Incentive Option grant and one for each Nonqualified Option grant. Unless a subsequent effective date of grant is specified by the Committee, the date on which the Committee approves the grant of an Option to a person, including the specification of the number of Shares to be subject to the Option, shall constitute the date on which the Option covered by such Agreement is granted. Such person shall be notified of his or her grant as soon as practicable following the Committee’s approval of such grant, but in no event shall an Optionee gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Option and the actual signing of the Agreement by the Company and the Optionee.

(d)        At the time an Option is granted, the Committee may, in its sole and absolute discretion, designate such Option as an Incentive Option intended to qualify under Section 422(b) of the Code; provided, however, that Incentive Options may be granted only to employees of the Company or a “parent corporation” or a “subsidiary corporation” of the Company (which terms, for the purposes of this Section and any Incentive Option granted under the Plan, shall have the meanings set forth in Section 424(e) and (f) of the Code, respectively), and that Incentive Options may not be granted more than 10 years after March 17, 2011, the date the prior Plan restatement was adopted by the Board. Each Agreement relating to an Incentive Option shall contain such limitations and restrictions upon the exercise of the Incentive Option as shall be necessary for the Incentive Option to which such Agreement relates to constitute an incentive stock option, as defined in Section 422(b) of the Code. Any provision of the Plan to the contrary notwithstanding:

(i)        no Incentive Option shall be granted to any person who, at the time such Incentive Option is granted, owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or of its parent or subsidiary corporation (within the meaning of Section 422(b)(6) of the Code) unless the option price under such Incentive Option is at least 110 percent of the Fair Market Value of the Shares subject to the Incentive Option at the date of its grant and such Incentive Option is not exercisable after the expiration of five years from the date of its grant; and

(ii)        to the extent that the aggregate Fair Market Value (determined as of the date the Incentive Option is granted) of the Shares subject to an Incentive Option granted to an Optionee and the aggregate Fair Market Value (determined as of the date the option is granted) of the shares of the Company and its parent and subsidiary corporations (or a predecessor corporation of the Company or any such parent or subsidiary corporation) subject to any other incentive stock option (within the meaning of Section 422(b) of the Code) of the Company and its parent and subsidiary corporations (or a predecessor corporation of the Company or any such parent or subsidiary corporation) granted to such Optionee, that may become exercisable for the first time during any calendar year, exceeds $100,000, such excess portion of the Option shall be treated as a Nonqualified Option.

Appendix B

(e)        Each Agreement that includes SARs in addition to an Option shall comply with the provisions of Section 7 of the Plan.

Section 7.  Grant of SARs

The Committee may from time to time grant SARs in conjunction with all or any portion of any Option either (i) at the time of the initial Option grant (not including any subsequent modification that may be treated as a new grant of an Incentive Option for purposes of Section 424(h) of the Code) or (ii) with respect to Nonqualified Options, at any time after the initial Option grant while the Nonqualified Option is still outstanding. SARs shall not be granted other than in conjunction with an Option granted hereunder.

SARs granted hereunder shall comply with the following conditions and also with the terms of the Agreement governing the Option in conjunction with which they are granted:

(a)        The SAR shall expire no later than the expiration of the underlying Option.

(b)        Upon the exercise of an SAR, the Optionee shall be entitled to receive payment equal to the excess of the aggregate Fair Market Value of the Shares with respect to which the SAR is then being exercised (determined as of the date of such exercise) over the aggregate purchase price of such Shares as provided in the related Option. Payment may be made in Shares, valued at their Fair Market Value on the date of exercise, or in cash, or partly in Shares and partly in cash, as determined by the Committee in its sole and absolute discretion.

(c)        SARs shall be exercisable (i) only at such time or times and only to the extent that the Option to which they relate shall be exercisable, (ii) only when the Fair Market Value of the Shares subject to the related Option exceeds the purchase price of the Shares as provided in the related Option, and (iii) only upon surrender of the related Option or any portion thereof with respect to the Shares for which the SARs are then being exercised.

(d) Upon exercise of an SAR, a corresponding number of Shares subject to option under the related Option shall be canceled. Such canceled Shares shall be charged against the Shares reserved for the Plan, as provided in Section 4 of the Plan, as if the Option had been exercised to such extent and shall not be available for future Option grants or Restricted Stock awards hereunder.

Section 8.  Option Price

The option price for each Share covered by an Option shall not be less than the greater of (a) the par value of such Share or (b) the Fair Market Value of such Share at the time such Option is granted. Notwithstanding the preceding sentence, if the Company or an Affiliate agrees to substitute a new Option under the Plan for an old option, or to assume an old option, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation (any of such events being referred to herein as a “Corporate Transaction”), the option price of the Shares covered by each such new Option or assumed Option may be other than the Fair Market Value of the Shares at the time the Option is granted as determined by reference to a formula, established at the time of the Corporate Transaction, which will give effect to such substitution or assumption; provided, however, in no event shall:

(a)        the excess of the aggregate Fair Market Value of the Shares subject to the Option immediately after the substitution or assumption over the aggregate option price of such Shares be more than the excess of the aggregate Fair Market Value of all Shares subject to the option immediately prior to the substitution or assumption over the aggregate option price of such Shares;

(b)        in the case of an Incentive Option, the new Option or the assumption of the old option give the Optionee additional benefits that he would not have under the old option; or

(c)        the ratio of the option price to the Fair Market Value of the stock subject to the Option immediately after the substitution or assumption be more favorable to the Optionee than the ratio of the option price to the Fair Market Value of the stock subject to the old option immediately prior to such substitution or assumption, on a Share by Share basis.

Appendix B

Notwithstanding the above, the provisions of this Section 8 with respect to the option price in the event of a Corporate Transaction shall, in the case of an Incentive Option, be subject to the requirements of Section 424(a) of the Code and the Treasury regulations and other applicable guidance promulgated thereunder, and in the case of a Nonqualified Option, be subject to the requirements for stock rights exempt from the application of Section 409A of the Code. In the event of a conflict between the terms of this Section 8 and the above cited statutes, regulations and rulings, or in the event of an omission in this Section 8 of a provision required by said laws, the latter shall control in all respects and are hereby incorporated herein by reference as if set out at length.

Section 9.  Option Period and Terms of Exercise

(a)        Each Option shall be exercisable during such period of time as the Committee may specify, but in no event for longer than 10 years from the date when the Option is granted; provided, however, that, unless provided otherwise in an Agreement:

(i)        All rights to exercise an Option and any SARs that relate to such Option shall, subject to the provisions of subsection (c) of this Section 9, terminate one year after the date the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason other than death, Disability or Retirement, except that, in the event of the termination of employment of the Optionee on account of (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or its Affiliates, the Option and any SARs that relate to such Option shall thereafter be null and void for all purposes. Employment shall not be deemed to have ceased by reason of the transfer of employment, without interruption of service, between or among the Company and any of its Affiliates.

(ii)        If the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, by reason of his death, Disability or Retirement, all rights to exercise such Option and any SARs that relate to such Option shall, subject to the provisions of subsection (c) of this Section 9, terminate five years thereafter.

(b)        If an Option is granted with a term shorter than 10 years, the Committee may extend the term of the Option and any SARs that relate to such Option, but for not more than 10 years from the date when the Option was originally granted.

(c)        In no event may an Option or any SARs that relate to such Option be exercised after the expiration of the term thereof.

Section 10.  Transferability of Options and SARs

Except as provided in this Section 10, no Option or any SARs that relate to an Option shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Optionee by anyone other than the Optionee. A Nonqualified Option granted to an Optionee, and any SARs that relate to such Nonqualified Option, may be transferred by such Optionee to a permitted transferee (as defined below), provided that (i) there is no consideration for such transfer (other than receipt by the Optionee of interests in an entity that is a permitted transferee); (ii) the Optionee (or such Optionee’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Nonqualified Option or SARs; (iii) the Optionee shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the permitted transferee and the relationship of the permitted transferee to the Optionee; and (iv) such transfer shall be effected pursuant to transfer documents in a form approved by the Committee. A permitted transferee may not further assign or transfer any such transferred Nonqualified Option or any SARs that relate to such Nonqualified Option otherwise than by will or the laws of descent and distribution. Following the transfer of an Nonqualified Option and any SARs that relate to such Nonqualified Option to a permitted transferee, such Nonqualified Option and SARs shall continue to be subject to the same terms and conditions that applied to them prior to their transfer by the Optionee, except that they shall be exercisable by the permitted transferee to whom such transfer was made rather than by the transferring Optionee. For the purposes of the Plan, the term “permitted transferee” means, with respect to an Optionee, (I) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law,

Appendix B

son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Optionee, including adoptive relationships, (II) any person sharing the Optionee’s household (other than a tenant or an employee), (III) a trust in which the Optionee and/or persons described in clauses (I) and (II) above have more than fifty percent of the beneficial interest, (IV) a foundation in which the Optionee and/or persons described in clauses (I) and (II) above control the management of assets, and (V) any other entity in which the Optionee and/or persons described in clauses (I) and (II) above own more than fifty percent of the voting interests.

Section 11.  Exercise of Options and SARs

(a)        In the event of an Optionee’s death, any then exercisable portion of an Option that has been granted to such Optionee, and any SARs that relate to such Option, may be exercised, within the period ending with the earlier of the fifth anniversary of the date of the Optionee’s death or the date of the termination of such Option, by the duly authorized representative of the deceased Optionee’s estate or the permitted transferee to whom such Option and SARs have been transferred.

(b)        At any time, and from time to time, during the period when any Option and any SARs that relate to such Option, or a portion thereof, are exercisable, such Option or SARs, or portion thereof, may be exercised in whole or in part; provided, however, that in an Agreement the Committee may require any Option or SAR that is partially exercised to be so exercised with respect to at least a stated minimum number of Shares.

(c)        Each exercise of an Option, or a portion thereof, shall be evidenced by a notice in writing to the Company accompanied by payment in full of the option price of the Shares then being purchased. Payment in full shall mean payment of the full amount due: (i) in cash, (ii) by certified check or cashier’s check, (iii) with Shares owned by the exercising Optionee or permitted transferee having a Fair Market Value at least equal to the aggregate option price payable in connection with such exercise, or (iv) by any combination of clauses (i) through (iii). If the exercising Optionee or permitted transferee chooses to remit Shares in payment of all or any portion of the option price, then (for purposes of payment of the option price) those Shares shall be deemed to have a cash value equal to their aggregate Fair Market Value determined as of the date the exercising Optionee or permitted transferee exercises such Option.

Notwithstanding anything contained herein to the contrary, at the request of an exercising Optionee or permitted transferee and to the extent permitted by applicable law, the Committee shall approve arrangements with a brokerage firm or firms under which any such brokerage firm shall, on behalf of the exercising Optionee or permitted transferee, make payment in full to the Company of the option price of the Shares then being purchased, and the Company, pursuant to an irrevocable notice in writing from the exercising Optionee or permitted transferee, shall make prompt delivery of one or more certificates for the appropriate number of Shares to such brokerage firm. Payment in full for purposes of the immediately preceding sentence shall mean payment of the full amount due, either in cash or by certified check or cashier’s check.

(d)        Each exercise of SARs, or a portion thereof, shall be evidenced by a notice in writing to the Company.

(e)        Each Optionee must take whatever affirmative actions are required, in the opinion of the Committee, to enable the Company or appropriate Affiliate to satisfy its Federal income tax and FICA and any applicable state and local withholding obligations incurred as a result of such Optionee’s (or his or her permitted transferee’s) exercise of an Option granted to such Optionee or any SARs that relate to such Option. Upon the exercise of an Option or SARs requiring tax withholding, an exercising Optionee or permitted transferee may (i) direct the Company to withhold from the Shares to be issued to the exercising Optionee or permitted transferee the number of Shares (based upon the aggregate Fair Market Value of the Shares at the date of exercise) necessary to satisfy the Company’s obligation to withhold taxes, (ii) deliver to the Company sufficient Shares (based upon the aggregate Fair Market Value of the Shares at the date of exercise) to satisfy the Company’s tax withholding obligations, (iii) deliver sufficient cash to the Company to satisfy the Company’s tax withholding obligations, or (iv) any combination of clauses (i) through (iii). In the event the Committee subsequently determines that the aggregate Fair Market Value (as determined above) of any Shares withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Optionee to whom the Option and SARs in question were granted shall pay (or cause the permitted transferee to whom such Option and SARs were transferred to pay) to the Company, immediately upon the Committee’s request, the amount of that deficiency.

Appendix B

(f)        No Shares shall be issued upon exercise of an Option until full payment therefor has been made, and an exercising Optionee or permitted transferee shall have none of the rights of a shareholder until Shares are issued to him.

(g)        Nothing herein or in any Agreement shall require the Company to issue any Shares upon exercise of an Option or SAR if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, or any other applicable statute or regulation, as then in effect. Upon the exercise of an Option or SAR (as a result of which the exercising Optionee or permitted transferee receives Shares), or portion thereof, the exercising Optionee or permitted transferee shall give to the Company satisfactory evidence that he is acquiring such Shares for the purposes of investment only and not with a view to their distribution; provided, however, if or to the extent that the Shares delivered to the exercising Optionee or permitted transferee shall be included in a registration statement filed by the Company under the Securities Act, such investment representation shall be abrogated.

(h)        An Optionee shall immediately notify the Company in writing of any disqualifying disposition (within the meaning of Section 421(b) of the Code) of Shares received upon the exercise of an Incentive Option.

Section 12.  Delivery of Stock Certificates

As promptly as may be practicable after an Option or SAR (as a result of the exercise of which the exercising Optionee or permitted transferee is entitled to receive Shares), or a portion thereof, has been exercised as hereinabove provided, the Company shall make delivery of the appropriate number of Shares. In the event that an Optionee exercises both (i) an Incentive Option or SARs that relate to such Option (as a result of which the Optionee receives Shares), or a portion thereof, and (ii) a Nonqualified Option or SARs that relate to such Option (as a result of which the Optionee receives Shares), or a portion thereof, separately identifiable Shares shall be issued in certificate or book-entry form for the Shares subject to the Incentive Option and for the Shares subject to the Nonqualified Option.

Section 13.  Modification of Options and SARs

Subject to the terms and conditions of and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options and any SARs that relate to such Options granted under the Plan. The Committee shall not have authority to accept the surrender or cancellation of any Options and any SARs that relate to such Options outstanding hereunder (to the extent not theretofore exercised) and grant new Options and any SARs that relate to such new Options hereunder in substitution therefor (to the extent not theretofore exercised) at an Option Price that is less than the Option Price of the Options surrendered or canceled. Nor shall the Committee have authority to accept the surrender or cancellation of any Option and any SARs that relate to such Option outstanding hereunder (to the extent not theretofore exercised) at a time at which the Fair Market Value of the Shares subject to the Option is less than the option price, in return for any cash or other consideration. Notwithstanding the foregoing provisions of this Section 13, no modification of an outstanding Option and any SARs that relate to such Option granted hereunder shall, without the consent of the Optionee, adversely affect the holder thereof in a material way, except as may be necessary, with respect to Incentive Options, to satisfy the requirements of Section 422(b) of the Code, or with respect to Nonqualified Options to satisfy the requirements for stock rights exempt from Section 409A of the Code.

Section 14.  Restricted Stock

(a)        The Committee may from time to time, in its sole and absolute discretion, award Shares of Restricted Stock to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive awards of Restricted Stock. Any award of Restricted Stock shall be made from Shares subject hereto as provided in Section 4 of the Plan.

(b)        A Share of Restricted Stock shall be subject to such restrictions, terms and conditions, including forfeitures, if any, as may be determined by the Committee, which may include, without limitation, the rendition of services to the Company or its Affiliates for a specified time or the achievement of specific goals, and to the further restriction that no such Share may be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the terms and conditions set by the Committee at the time of the award of the

Appendix B

Restricted Stock have been satisfied. A Restricted Stock award may be a Performance Award or an award that is not a Performance Award. Each recipient of an award of Restricted Stock shall enter into an Agreement with the Company, in such form as the Committee shall prescribe, setting forth the restrictions, terms and conditions of such award.

If a person is awarded Shares of Restricted Stock, whether or not escrowed as provided below, the person shall be the record owner of such Shares and shall have all the rights of a shareholder with respect to such Shares (except to the extent that the escrow agreement, if any, or the Agreement specifically provides otherwise), including the right to vote and the right to receive dividends or other distributions made or paid with respect to such Shares. Any certificate or certificates representing Shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan and may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of in any manner except as set forth in the terms of the agreement embodying the award of such shares dated                     ,                     .

In order to enforce the restrictions, terms and conditions that may be applicable to a person’s Shares of Restricted Stock, the Committee may require the person, upon the receipt of a certificate or certificates representing such Shares or the issuance of such Shares in book-entry form, or at any time thereafter, to deposit such certificate or certificates, together with stock powers and other instruments of transfer, appropriately endorsed in blank, with the Company or an escrow agent designated by the Company under an escrow agreement, or to enter into an escrow agreement pertaining to Shares issued in book-entry form, in such form as by the Committee shall prescribe.

After the satisfaction of the restrictions, terms and conditions set by the Committee at the time of an award of Restricted Stock to a person, the Share certificate legend set forth above and any similar evidence of a transfer restriction applicable to a Share issued in book-entry form shall be removed with respect to the number of Shares that are no longer subject to such restrictions, terms and conditions.

The Committee shall have the authority (and the Agreement evidencing an award of Restricted Stock may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of such restrictions with respect to any or all of the Shares of Restricted Stock awarded to a person hereunder on such terms and conditions as the Committee may deem appropriate, provided that such cancellation does not cause any Shares of Restricted Stock that were awarded as a Performance Award to fail to be qualified performance-based compensation within the meaning of Treasury Regulation Section 1.162-27(e).

(c)        Unless otherwise provided by the Committee in the Agreement pertaining to an award of Restricted Stock, if the a person to whom such Restricted Stock has been awarded ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason, prior to the satisfaction of any terms and conditions of an award, any Restricted Stock remaining subject to restrictions shall thereupon be forfeited by the person and transferred to, and reacquired by, the Company or an Affiliate at no cost to the Company or the Affiliate; provided, however, if the cessation is due to the person’s death, Disability or Retirement, the Committee may, in its sole and absolute discretion, deem that the terms and conditions have been met for all or part of such remaining portion (except such discretionary authority shall not extend to any Shares of Restricted Stock that were awarded as a Performance Award if such discretion would cause the award to fail to be qualified performance-based compensation within the meaning of Treasury Regulation Section 1.162-27(e)). In the event of such forfeiture, the person, or in the event of his death, his personal representative, shall forthwith deliver to the Secretary of the Company the certificates for the Shares of Restricted Stock remaining subject to such restrictions, accompanied by such instruments of transfer, if any, as may reasonably be required by the Secretary of the Company.

(d)        In case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), to the extent the Committee determines that such is necessary to reflect such corporate action, the

Appendix B

Committee shall take such further actions, if any, as it determines to be appropriate to provide that Restricted Stock shall take the form of the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof receivable upon such consolidation or merger.

Section 15.  Performance Awards

(a)        The Options and SARs granted pursuant to the Plan are granted under terms that are designed to provide for the payment of qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e). In addition, at the time of awarding any Restricted Stock award or Cash Award the Committee may, in its sole and absolute discretion, and subject to the limitations on Shares and amounts applicable thereto, designate such award to be a Performance Award that is intended to satisfy the requirements for the payment of qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e) (such requirements the “162(m) Requirements”). The compensation payable under Performance Awards shall be provided or paid solely on account of the attainment of one or more pre-established, objective performance goals during a specified performance period that shall not be shorter than one year, and shall comply with the 162(m) Requirements.

(b)        Each Agreement embodying a Performance Award shall set forth (i) the maximum amount that may be earned thereunder in the form of cash or Shares, as applicable, (ii) the performance goal or goals and level of achievement applicable to such Performance Award, (iii) the performance period over which performance is to be measured, and (iv) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan or the 162(m) Requirements.

(c)        The performance goal or goals for a Performance Award shall be established in writing by the Committee based on one or more performance goals as set forth in this Section 15 not later than 90 days after commencement of the performance period with respect to such award, provided that the outcome of the performance in respect of the goal or goals remains substantially uncertain as of such time. At the time of the award of a Performance Award, and to the extent permitted under Section 162(m) of the Code and the Treasury regulations and other guidance promulgated thereunder, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.

(d)        The performance goal or goals to be used for the purposes of Performance Awards may be described in terms of objectives that are related to the particular eligible employee to whom the award is being made, or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which such person is employed or with respect to which such person performs services, and may consist of one or more or any combination of the following criteria: (a) an amount or level of earnings or cash flow, (b) earnings or cash flow per share (whether on a pre-tax, after-tax, operational or other basis), (c) return on equity or assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow or EBITDA, (f) revenues, (g) income, net income or operating income, (h) expenses or costs or expense levels or cost levels (absolute or per unit), (i) proceeds of sale or other disposition, (j) share price, (k) total shareholder return, (l) operating profit, (m) profit margin, (n) capital expenditures, (o) net borrowing, debt leverage levels, credit quality or debt ratings, (p) the accomplishment of mergers, acquisitions, dispositions, or similar business transactions, (q) net asset value per share, (r) economic value added, (s) individual business objectives, (t) growth in reserves or production, (u) finding and development costs, and/or (v) safety results. The performance goals based on these performance measures may be made relative to the performance of peers or other business entities.

(e)        Prior to the payment of any compensation pursuant to a Performance Award, the Committee shall certify in writing that the applicable performance goal or goals and other material terms of the Award have been satisfied. The Committee in its sole and absolute discretion shall have the authority to reduce, but not to increase, the amount payable in cash and the number of Shares to be issued, retained or vested pursuant to a Performance Award.

Section 16.  Cash Awards

The Committee may, in its sole and absolute discretion, award Cash Awards to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive Cash Awards. A Cash Award shall provide

Appendix B

for the payment of a cash bonus upon the achievement of specified performance goals. A Cash Award may be a Performance Award or an award that is not a Performance Award. The Committee shall specify the terms, conditions, restrictions and limitations that apply to a Cash Award (which need not be identical among the persons to whom such awards are made). Any provision of this Plan to the contrary notwithstanding, the maximum amount that may be paid under all Cash Awards awarded to any one person pursuant to this Plan during any one calendar year shall not exceed $4,000,000. The Committee’s authority and discretion to grant Cash Awards pursuant to this Plan is not intended to and does not replace, modify, limit or otherwise affect the ability of the Company and its Affiliates to pay or make grants of compensation under other programs and arrangements of the Company and its Affiliates, including without limitation the Company’s annual short-term incentive plans.

Section 17.  Changes in Company’s Shares and Certain Corporate Transactions

If at any time while the Plan is in effect there shall be any increase or decrease in the number of issued and outstanding Shares of the Company effected without receipt of consideration therefor by the Company, through the declaration of a stock dividend or through any recapitalization or merger or otherwise in which the Company is the surviving corporation, resulting in a stock split-up, combination or exchange of Shares of the Company, then and in each such event:

(a)        An appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned or awarded as Restricted Stock under the Plan, to the end that the same proportion of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned and awarded;

(b)        Appropriate adjustment shall be made in the number of Shares and the option price per Share thereof then subject to purchase pursuant to each Option previously granted and then outstanding, to the end that the same proportion of the Company’s issued and outstanding Shares in each such instance shall remain subject to purchase at the same aggregate option price; and

(c)        In the case of Incentive Options, any such adjustments shall in all respects satisfy the requirements of Section 424(a) of the Code and the Treasury regulations and other guidance promulgated thereunder. In the case of Nonqualified Options, any such adjustments shall in all respects satisfy the requirements applicable to stock rights that are exempt from the application of Section 409A of the Code.

Except as is otherwise expressly provided herein, the issue by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or option price of Shares then subject to outstanding Options granted under the Plan. Furthermore, the presence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities or preferred stock that would rank above the Shares subject to outstanding Options granted under the Plan; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise. All adjustments made pursuant to this Section 17 or any other provision of this Plan shall be made in a manner that satisfies the requirements for such adjustments under Sections 409A and 424 of the Code, as applicable, and the Treasury regulations and other guidance promulgated thereunder.

Section 18.  Effective Date

The Plan was originally adopted by the Board on January 28, 1992, and has been amended by the Board and approved by the shareholders of the Company at various times thereafter. The amendment and restatement of the Plan was approved by the Board on January 28, 2013. This amendment and restatement of the Plan will become effective as of April 23, 2013, if it is approved by the shareholders of the Company by at least a majority of votes cast (including abstentions to the extent abstentions are counted as voting under applicable State law) at a duly held meeting of the shareholders of the Company to be held on April 23, 2013 at which a quorum representing a majority of outstanding

Appendix B

Shares entitled to vote is, either in person or by proxy, present and voting on the Plan. If this amendment and restatement of the Plan is not so approved at such meeting, then the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan as in effect immediately prior to such meeting shall remain in effect.

Section 19.  Amendment, Suspension or Termination

The Board may at any time amend, suspend or terminate the Plan; provided, however, that after the shareholders have approved and ratified the Plan in accordance with Section 18 of the Plan, the Board may not, without approval of the shareholders of the Company, amend the Plan so as to (a) increase the maximum number of Shares subject thereto, as specified in Sections 4(a) and 17 of the Plan, (b) reduce the option price for Shares covered by Options granted hereunder below the price specified in Section 8 of the Plan, or (c) permit the “re-pricing” of Options and any SARs that relate to such new Options, or permit the cancellation of “underwater” Options and any SARs that relate to such Options in return for cash or other consideration, in contravention of Section 13 of the Plan; and provided further, that the Board may not, without the consent of the holder thereof, amend or cancel any outstanding Agreement in a manner that adversely affects the holder thereof in a material way.

Section 20.  Requirements of Law

Notwithstanding anything contained herein or in any Agreement to the contrary, the Company shall not be required to sell or issue Shares under any Option or SAR if the issuance thereof would constitute a violation by the Optionee or the Company of any provision of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance of Shares upon exercise of an Option or SAR, the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable to assure compliance with any such law or regulation.

Section 21.  General

(a)        The proceeds received by the Company from the sale of Shares pursuant to Options shall be used for general corporate purposes.

(b)        Nothing contained in the Plan or in any Agreement shall confer upon any Optionee or recipient of Restricted Stock the right to continue in the employ of the Company or any Affiliate, or interfere in any way with the rights of the Company or any Affiliate to terminate his employment at any time, with or without cause.

(c)        Neither the members of the Board nor any member of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan or any Option and any SARs that relate to such Option granted hereunder or any Restricted Stock, Cash Award or Performance Award awarded hereunder; and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expenses (including counsel fees) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability or similar insurance coverage that may be in effect from time to time.

(d)        Any payment of cash or any issuance or transfer of Shares to an exercising Optionee or permitted transferee, or to his legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require an exercising Optionee or permitted transferee, legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

(e)        Neither the Committee, the Board nor the Company guarantees the Shares from loss or depreciation.

(f)        All expenses incident to the administration, termination or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company or its Affiliates.

(g)        Records of the Company and its Affiliates regarding a person’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

Appendix B

(h)        Any action required of the Company shall be by resolution of its Board or by a person authorized to act by resolution of the Board. Any action required of the Committee shall be by resolution of the Committee or by a person authorized to act by resolution of the Committee.

(i)        If any provision of the Plan or any Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such Agreement, as the case may be, but such provision shall be fully severable and the Plan or such Agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

(j)        Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company, an Optionee or a recipient of Restricted Stock may change, at any time and from time to time, by written notice to the other, the address that it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Company and each Optionee and recipient of Restricted Stock shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the Shares to which such notice relates.

(k)        Any person entitled to notice hereunder may waive such notice.

(l)        The Plan shall be binding upon the Optionee or the recipient of Restricted Stock or a Cash Award, his or her heirs, legatees, distributees, legal representatives and permitted transferees, upon the Company, its successors and assigns, and upon the Committee, and its successors.

(m)        The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.

(n)        All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by Federal law.

(o)        Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

(p)        The compensation payable by the Company to or with respect to an Optionee or awardee pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Section 409A of the Code, and the Plan and Agreements shall be administered and construed to the fullest extent possible to reflect and implement such intent; provided, however, that any provision of this Plan or an Agreement to the contrary notwithstanding, the Committee, the Company and its Affiliates and their respective directors, officers, employees and agents do not guarantee any particular tax treatment with respect to the compensation payable pursuant to the Plan or an Agreement, and shall not be responsible or liable for any such treatment.

(q)        Except as provided in Section 10, no right or interest of an Optionee or an awardee under any Restricted Stock award, Cash Award or Performance Award may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except, with respect to awards other than Incentive Options, pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law), and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Optionee or awardee.

(r)        Any provision of this Plan to the contrary notwithstanding, any provision in this Plan setting forth a requirement for delivery of a written notice, agreement, consent, acknowledgement, or other documentation in writing, including a written signature, may be satisfied by electronic delivery of such notice, agreement, consent, acknowledgment, or other documentation, in a manner that the Committee has prescribed or that is otherwise acceptable to the Committee, provided that evidence of the intended recipient’s receipt of the electronic delivery is available to the Committee and that such delivery is not prohibited by applicable laws and regulations.

Appendix B

Section 22.  UK Sub-Plan

Any provision of this Plan to the contrary notwithstanding, the Committee may grant to the employees of the Company or one of its Affiliates whose compensation from the Company or such Affiliate is subject to taxation under the laws of the United Kingdom Options which (i) will terminate one year after the Optionee’s death, (ii) cannot be transferred to a permitted transferee pursuant to the provisions of Section 10, (iii) cannot be exercised using a means of payment other than cash or a certified check or cashier’s check, and (iv) will not be adjusted pursuant to Section 17 without the approval of the Board of Inland Revenue of the United Kingdom.

IN WITNESS WHEREOF, this amendment and restatement of the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan has been executed by the Company on this             day of April, 2013, to be effective as provided in Section 18 above.

NOBLE ENERGY, INC.

By:
Charles D. Davidson
Chairman and Chief Executive Officer

Appendix C

FORM

OF

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NOBLE ENERGY, INC.

Pursuant to Section 242 of the General Corporate Law of the State of Delaware,

Noble Energy, Inc. (hereinafter called the “Corporation”) does hereby certify as follows:

FIRST: That the Corporation’s Certificate of Incorporation is hereby amended by adding a new Article THIRTEENTH as follows:

“THIRTEENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.”

The foregoing amendment was duly adopted in accordance with Sections 211, 222 and 242 of the General Corporate Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this     day of                     , 2013.

NOBLE ENERGY, INC.

By:
Name:
Title:

Appendix D

AMENDMENT TO THE BY-LAWS

OF NOBLE ENERGY, INC.

The Board of Directors of Noble Energy, Inc. has unanimously approved and recommends your approval of the following amendment to the Company’s By-Laws to (a) clarify that broker non-votes and abstentions count towards a quorum but are not considered a vote for or against a proposal, (b) allow the Board to fix separate record dates for determining stockholders entitled to notice of, and to vote at, meetings, and (c) increase the age after which directors will not be eligible to be nominated for election from 70 to 75 years.

Relating to Broker Non-Votes and Abstentions:

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 9.        When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting (other than the election of directors), unless the question is one upon which, by express provision of the statutes or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. For avoidance of doubt, “abstentions” and “broker nonvotes” are considered for purposes of establishing a quorum but are not considered as votes cast either “for” or “against” any question brought before such meeting. A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Article III, Section 1(h) of these By-laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. For purposes of this Article II, Section 9 of these By-laws, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election). Where a separate vote by a class or classes is required, the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.

D-1

Appendix D

Relating to Dual Record Dates:

ARTICLE VII

FIXING RECORD DATE

Section 5(a). In order that the Corporation may determine the stockholders entitled to notice of ~~or to vote at~~ any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of a meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of the stockholders entitled to vote at the adjourned meeting.

Relating to Director Mandatory Retirement Age:

ARTICLE III

DIRECTORS

Section 1.

(b).        A person shall be eligible to be elected a regular Director until the annual meeting next succeeding such person’s ~~70th~~ 75th birthday.

D-2

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: COMPANY # TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. The Board of Directors Recommends a Vote “FOR” Items 1 (all nominees), 2, 3, 4, 5 and 6. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Jeffrey L. Berenson Michael A. Cawley Edward F. Cox Charles D. Davidson Thomas J. Edelman FOR AGAINST ABSTAIN Eric P. Grubman Kirby L. Hedrick Please fold here – Do not separate Scott D. Urban William T. Van Kleef Molly K. Williamson To ratify the appointment of KPMG LLP as the Company’s independent auditor. To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers. To approve an amendment and restatement of the Company’s 1992 Stock Option and Restricted Stock Plan to increase the number of shares authorized for issuance under the plan from 31,000,000 to 35,800,000 To approve an amendment to the Company’s Certificate of Incorporation to establish Delaware as the exclusive forum for resolving derivative and certain other disputes. To approve an amendment to the Company’s By-Laws to (a) clarify that broker non-votes and abstentions count toward a quorum but are not considered a vote for or against a proposal, (b) allow the Board of Directors to fix separate record dates for determining stockholders entitled to notice of, and to vote at, meetings, and (c) increase the age after which directors will not be eligible to be nominated for election from 70 to 75 years. For For For For For Against Against Against Against Against Abstain Abstain Abstain Abstain Abstain 7. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 (ALL NOMINEES), 2, 3, 4, 5 AND 6. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NOBLE ENERGY, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 23, 2013 9:30 a.m. Central Time The Woodlands Waterway Marriott Hotel & Convention Center 1601 Lake Robbins Drive The Woodlands, Texas 77380 Noble Energy, Inc. 100 Glenborough Drive, Suite 100 Houston, Texas 77067-3610 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 23, 2013. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 (all nominees), 2, 3, 4, 5 and 6. By signing the proxy, you revoke all prior proxies and appoint Charles D. Davidson and Kenneth M. Fisher, and each of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment or postponement thereof. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET www.eproxy.com/nbl Use the Internet to vote your proxy until 12:00 noon (CT) on April 22, 2013. PHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 noon (CT) on April 22, 2013. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.